Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

AMAG PHARMACEUTICALS, INC.

CBR ACQUISITION HOLDINGS CORP.

and

GI CHILL ACQUISITION LLC

June 14, 2018

This Stock Purchase Agreement (the “Agreement”) contains representations, warranties and covenants that were made only for purposes of the Agreement and as of specific dates; were solely for the benefit of the parties to the Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders of AMAG Pharmaceuticals, Inc. (“AMAG”) and other investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of AMAG, CBR Acquisition Holdings Corp. or GI Chill Acquisition LLC, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in AMAG’s public disclosures.

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLER		42
5.01	Organization and Entity Power	42
5.02	Authorization	42
5.03	Title to Purchased Shares	42
5.04	No Violation	42
5.05	Consents	42
5.06	Litigation	43
5.07	Brokerage	43

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		43
6.01	Organization and Organizational Power	43
6.02	Authorization	43
6.03	No Violation	43
6.04	Governmental Consents	44
6.05	Litigation	44
6.06	Brokerage	44
6.07	Investment Representation	44
6.08	Financing	44
6.09	Solvency	45

ARTICLE VII COVENANTS OF THE COMPANY		46
7.01	Conduct of the Business	46
7.02	Access to Books and Records	50
7.03	Regulatory Filings	51
7.04	Conditions; Consents and Notices	51
7.05	Exclusive Dealing	52
7.06	Cooperation with Debt Financing Sources	53
7.07	Financial Statements	55
7.08	Resignation of Directors and Officers	55
7.09	Termination of Related Person Obligations; Separation Actions	55
7.10	Seller Audit Cooperation	58
7.11	San Francisco Lease Letter of Credit	58
7.12	Seller Indenture Obligations	58

ARTICLE VIII COVENANTS OF THE PURCHASER		59
8.01	Access to Books and Records	59
8.02	Director and Officer Liability and Indemnification	59
8.03	Employment and Benefit Arrangements	60
8.04	Regulatory Filings	62
8.05	Conditions	63
8.06	Contact with Employees, Customers and Suppliers	64
8.07	Purchaser Audit Cooperation	65
8.08	Financing	65
8.09	2018 LTCIP Amounts	67

ARTICLE IX TERMINATION		67
9.01	Termination	67
9.02	Effect of Termination	69

9.03	Reverse Termination Fee	69

ARTICLE X ADDITIONAL COVENANTS		72
10.01	Provision Respecting Legal Representation	72
10.02	Tax Matters	74
10.03	Solicitation and Other Matters Regarding Specified Employees	79

ARTICLE XI SURVIVAL; INDEMNIFICATION		83
11.01	Survival of Representations and Warranties and Covenants	83
11.02	Indemnification; Limits on Indemnification	83
11.03	Claims Notice	87
11.04	Recovery of Losses	88
11.05	Exclusive Remedy	89
11.06	Mitigation	89
11.07	Purchase Price Adjustment	89
11.08	No Circular Recovery	89

ARTICLE XII DEFINITIONS		89
12.01	Definitions	89
12.02	Other Definitional Provisions	102
12.03	Index of Defined Terms	102

ARTICLE XIII MISCELLANEOUS		105
13.01	Representations, Warranties, Covenants and Agreements	105
13.02	Press Releases and Communications	106
13.03	Expenses	107
13.04	Notices	107
13.05	Assignment	108
13.06	Severability	108
13.07	References	108
13.08	Construction	109
13.09	Amendment and Waiver	109
13.10	Complete Agreement	110
13.11	Third-Party Beneficiaries	110
13.12	Purchaser Deliveries	110
13.13	Delivery by Electronic Transmission	110
13.14	Counterparts	110
13.15	Governing Law	111
13.16	Jurisdiction	111
13.17	Waiver of Trial by Jury	112
13.18	Non-Recourse	112
13.19	Specific Performance	113
13.20	Time is of the Essence	114
13.21	Further Assurances	114

INDEX OF EXHIBITS

Exhibit A – Calculation Methodology

Exhibit B – Form of Escrow Agreement

Exhibit C – Form of Non-Competition Agreement

Exhibit D – Form of Employment Agreement Amendment

Exhibit E – Form of Guarantee

Exhibit F – Form of Release

Exhibit G – Form of Equity Commitment Letter

Exhibit H-1 – R&W Insurance Policy (Euclid)

Exhibit H-2 – R&W Insurance Policy (Vale)

INDEX OF SCHEDULES

Affiliated Transactions Schedule

Authorization Schedule

Brokerage Schedule

Capitalization Schedule

Closing Indebtedness Schedule

Compliance with Laws Schedule

Conduct of Business Schedule

Contracts Schedule

Consent Schedule

Developments Schedule

Employment Agreement Amendment Schedule

Employee Benefits Schedule

Environmental Schedule

Financial Statements Schedule

Insurance Schedule

Intellectual Property Schedule

Labor Matters Schedule

Leased Real Property Schedule

Liens Schedule

Listed Company Used Seller Agreements Schedule

Listed Mutual Agreement Schedule

Litigation Schedule

Name and Locations Schedule

Non-Competition Agreement Schedule

Organization Schedule

Owned Real Property Schedule

Permitted Acquisitions Schedule

Permitted Liens Schedule

Pre-Closing Services Schedule

Real Property Schedule

Required Consents Schedule

Registrations Schedule

Seller Brokerage Schedule

Specified Employee Schedule

Standard Warranties Schedule

Subsidiaries Schedule

Supplier Schedule

Tax Matters Schedule

Title Policy Pro Forma Schedule

Transferred Seller Employee Schedule

Schedule 6.06 – Purchaser Brokerage

Schedule 8.09 – 2018 LTCIP Amount

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 14, 2018, is made by and among CBR Acquisition Holdings Corp., a Delaware corporation (the “Company”), GI Chill Acquisition LLC, a Delaware limited liability company (the “Purchaser”), and AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Seller”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII.

WHEREAS, the Seller is the owner of 1,000 shares of common stock, $0.01 par value per share, of the Company (the “Shares”);

WHEREAS, the Shares represent all of the issued and outstanding equity securities (and rights to acquire equity securities) of the Company;

WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Shares (the “Purchased Shares”) on the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Purchaser to enter into this Agreement, the Person listed on the Non-Competition Agreement Schedule is entering into a non-competition, non-solicitation, non-hire and confidentiality agreement with Purchaser in the form attached hereto as Exhibit C (the “Non-Competition Agreement”), which such Non-Competition Agreement shall become effective upon the Closing.

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Purchaser to enter into this Agreement, the Person listed on the Employment Agreement Amendment Schedule is entering into an employment agreement amendment with the Company in the form attached hereto as Exhibit D (the “Employment Agreement Amendment”), which such Employment Agreement Amendment shall become effective upon the Closing.

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Seller to enter into this Agreement, GI Partners Fund V LP, a Delaware limited partnership, GI Partners Fund V-A LP, a Delaware limited partnership, and GI Partners Executive Fund V LP, a Delaware limited partnership (collectively, the “Guarantors”) are entering into a guarantee with Seller in the form attached hereto as Exhibit E (the “Guarantee”).

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Purchaser to enter into this Agreement, the Seller and the Company are entering into the Transition Services Agreement with Purchaser, which such Transition Services Agreement shall become effective upon the Closing.

WHEREAS, concurrently with the execution and delivery of this Agreement as a condition and inducement to the willingness of Seller to enter into this Agreement, Purchaser has bound and delivered the R&W Insurance Policy.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

1.01                        Sale and Purchase of Purchased Shares.  Upon the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell, assign, transfer and deliver to the Purchaser at the Closing, and the Purchaser agrees that it shall purchase and accept delivery from the Seller of, all of the Purchased Shares, which shall constitute all of the outstanding equity securities (and rights to acquire equity securities) of the Company, free and clear of all Liens other than applicable federal and state securities law restrictions.

1.02                        Consideration.  As consideration for the Purchased Shares, the Purchaser shall (a) deliver to the Seller, in the manner and as adjusted as described herein, an amount equal to the Closing Cash Consideration and (b) deliver to the Escrow Agent, in the manner described herein, an amount equal to the Escrow Deposit.

1.03                        Closing Calculations.  Not less than three (3) Business Days prior to the anticipated Closing Date, the Company shall deliver to the Purchaser a schedule (the “Estimated Statement”) setting forth its good faith estimates of (i) Cash (“Estimated Cash”), (ii) Indebtedness (“Estimated Indebtedness”), (iii) Transaction Expenses (“Estimated Transaction Expenses”), and (iv) Net Working Capital (the “Estimated Net Working Capital Amount”), together with a schedule calculating in reasonable detail such amounts (and, for the avoidance of doubt, including an updated version of Schedule 8.09 updated to be as of the Closing). The Estimated Closing Statement shall also include each of (A) the Payoff Letters, (B) the Closing Indebtedness Schedule, (C) the invoices from the respective payees representing Transaction Expenses with respect to items described in clause (ii) of the definition of Transaction Expenses, and (D) the Transaction Expenses Schedule.

1.04                        Final Closing Balance Sheet Calculation.  As promptly as possible, but in any event within ninety (90) days after the Closing Date, the Purchaser will deliver to the Seller a statement showing the calculation of Cash, Indebtedness, Transaction Expenses and Net Working Capital (the “Preliminary Statement”).  The calculations of Cash, Indebtedness, Transaction Expenses and Net Working Capital shall be determined (including for purposes of Section 1.03) on a consolidated basis (of the Company and its Subsidiaries, and not on a consolidated basis of the Purchaser and its Subsidiaries) in accordance with GAAP using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the calculation of Net Working Capital set forth on Exhibit A and, to the extent not specified on Exhibit A, in accordance with GAAP, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments (related to the transactions contemplated hereby) or other changes arising from or resulting as a consequence of the transactions contemplated hereby (including any payments made pursuant to Section 2.02). The parties agree that the purpose of determining Cash, Indebtedness, Transaction Expenses and Net Working Capital and the related purchase price adjustment contemplated by this Section 1.04 is to (i) measure the amount of

Cash, Indebtedness and Transaction Expenses and (ii) measure changes in Net Working Capital against the Target Net Working Capital Amount, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining Cash, Indebtedness, Transaction Expenses or Net Working Capital. After delivery of the Preliminary Statement, upon reasonable request and reasonable notice from the Seller, the Purchaser shall cause the Company to provide the Seller and its accountants and other representatives reasonable access during normal business hours to review the Company’s and its Subsidiaries’ books and records and work papers related to the preparation of the Preliminary Statement.  The Seller and its accountants and other representatives may make inquiries of the Purchaser, the Company and their respective accountants regarding questions concerning or disagreements with the Preliminary Statement arising in the course of their review thereof, and the Purchaser shall use its, and shall cause the Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants to reasonably cooperate with and respond to such reasonably requested inquiries.  If the Seller has any objections to the Preliminary Statement, the Seller shall deliver to the Purchaser a statement setting forth in reasonable detail each objected item or amount and the basis for such objection, together with supporting calculations (an “Objections Statement”).  If an Objections Statement is not delivered to the Purchaser within sixty (60) days after delivery of the Preliminary Statement to the Seller, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto.  Any items or calculations set forth in the Preliminary Statement and not specifically objected to in an Objections Statement delivered to Purchaser within sixty (60) days after delivery of the Preliminary Statement to Seller, shall be final, binding and non-appealable by the parties hereto.  The Seller and the Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement, the Seller and the Purchaser shall submit such dispute to Grant Thornton LLP (or if Grant Thornton LLP is unwilling or unable to accept such engagement, such other accounting firm as is mutually agreed upon in writing by the Purchaser and the Seller) (Grant Thornton LLP or such other firm mutually agreed upon, the “Dispute Advisory Firm”).  Any further submissions to the Dispute Advisory Firm must be written and delivered to each party to the dispute.  To the extent such amounts are in dispute, the Dispute Advisory Firm shall make a final determination of Cash, Indebtedness, Transaction Expenses and Net Working Capital, and the resulting Final Cash Consideration calculated with reference to such amounts, in each case in accordance with the definitions, guidelines and procedures set forth in this Agreement.  The parties will cooperate with the Dispute Advisory Firm during the term of its engagement.  The Dispute Advisory Firm shall only have authority to make determinations in respect of those specific items for which an objection has been raised in the Objections Statement, and all determinations shall be based solely on the presentations of the Purchaser and Seller and their respective representatives, and not by independent review. In resolving any disputed item, the Dispute Advisory Firm: (i) shall be bound by the principles set forth in this Section 1.04, and (ii) shall not assign a value to any item greater than the greatest value for such item claimed by either party.  The determination of Cash, Indebtedness, Transaction Expenses and Net Working Capital, and the resulting Final Cash Consideration calculated with reference thereto, shall become final and binding on the parties on the date the Dispute Advisory Firm delivers its final resolution in writing to the parties.

1.05                        Post-Closing Adjustment Payment.  If the Final Cash Consideration is greater than the Closing Cash Consideration, the Purchaser shall promptly (but in any event within ten (10) Business Days in the determination thereof) pay to the Seller the amount of such excess, by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller to the Purchaser and jointly instruct the Escrow Agent to release the amount in the Adjustment Escrow Account to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller to the Escrow Agent.  If the Final Cash Consideration is less than the Closing Cash Consideration, Purchaser and the Seller shall promptly (but in any event within ten (10) Business Days) jointly instruct the Escrow Agent to pay to Purchaser, by wire transfer of immediately available funds to an account designated by Purchaser, the absolute value of such difference from the Adjustment Escrow Account;  provided that if the Adjustment Escrow Account is insufficient to cover such amount, then Seller shall pay to the Purchaser the amount of such shortfall by wire transfer of immediately available funds to an account or accounts designated in writing by the Purchaser to the Seller. Purchaser and the Seller shall jointly instruct the Escrow Agent to pay to Seller any amounts in the Adjustment Escrow Account that are not required to be paid to Purchaser pursuant to the preceding sentence.

1.06                        Escrow Deposit.  There shall be deposited in escrow with Citibank, N.A. (the “Escrow Agent”) an amount equal to $2,500,000 (the “Escrow Deposit”) as part of the consideration for the Purchased Shares.  The Escrow Deposit shall be delivered by Purchaser to the Escrow Agent at the Closing and shall be held in an account (the “Adjustment Escrow Account”) and disbursed by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement and this Agreement.

ARTICLE II

THE CLOSING

2.01                        The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Goodwin Procter (“Goodwin”) located at 100 Northern Ave, Boston, Massachusetts 02210, or remotely via electronic exchange of documents and signatures, at 10:00 a.m. local time on the third Business Day following the satisfaction or waiver (by the party entitled to the benefit of such condition) of all of the closing conditions set forth in Article III (other than those conditions that by their terms or nature are to be satisfied at the Closing itself, but subject to such conditions being satisfied or waived (in writing by the applicable party) at the Closing) or on such other date as is mutually agreeable to the Purchaser and the Company.  Notwithstanding the immediately preceding sentence, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions of the parties to consummate the transactions contemplated by this Agreement (other than those conditions that by their terms or nature to be satisfied at the Closing itself, but subject to such conditions being satisfied or waived (in writing by the applicable party) at the Closing), then the Closing shall occur instead on the date that is the earlier to occur of (a) any Business Day as may be specified by the Purchaser on no less than three (3) Business Days’ prior written notice to the Company and (b) three (3) Business Days following the final day of the Marketing Period.  The date and time of the Closing are referred to herein as the “Closing Date.”

2.02                        The Closing Transactions.  Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:

(a)                                 the Purchaser shall deliver to the Seller the Closing Cash Consideration, by wire transfer of immediately available funds to the account(s) designated in writing by the Seller prior to the Closing;

(b)                                 the Purchaser shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all indebtedness for borrowed money, if any, set forth on the Closing Indebtedness Schedule, by wire transfer of immediately available funds to the account(s) designated by the holders of such indebtedness for borrowed money in the applicable Payoff Letter;

(c)                                  the Purchaser shall pay, or cause to be paid, on behalf of the Seller and the Company (as applicable), the Transaction Expenses (all of which are set forth on the Transaction Expenses Schedule) by wire transfer of immediately available funds as directed by the Company at least three (3) Business Days prior to the Closing;

(d)                                 the Purchaser shall deposit with the Escrow Agent, the Escrow Deposit by wire transfer of immediately available funds in accordance with Section 1.06 hereunder; and

(e)                                  the Purchaser, the Company and the Seller shall make such other deliveries as are required by Article III.

2.03                        Withholding.  The Purchaser and the Company, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Seller such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law.  To the extent that amounts are so withheld by the Purchaser or the Company and paid to the applicable Governmental Entity, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding was made by the Purchaser or the Company, as applicable. If any such deduction or withholding is required, the Purchaser shall notify and consult with the Seller prior to making any such deduction or withholding; provided, however, that the Purchaser shall not be required to notify and consult with the Seller prior to making any such deduction or withholding related to any withholding required as a result of a failure to deliver the FIRPTA Certificate.

ARTICLE III

CONDITIONS TO CLOSING

3.01                        Conditions to the Purchaser’s Obligations.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser in writing) of the following conditions as of the Closing Date:

(a)                                 (i) The representations and warranties set forth in Article IV and Article V (other than the Company Fundamental Reps, the Seller Fundamental Reps and those representations and warranties that address matters as of particular dates) shall be true and correct as of the date hereof and as of the Closing Date as though then made, (ii) the representations and warranties set forth in Article IV and Article V that address matters as of particular dates (other than the Company Fundamental Reps and the Seller Fundamental Reps) shall be true and correct as of such dates, except where the failure of such representations and warranties referenced in clauses (i) and (ii) above to be so true and correct have not or would not have had or, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (without giving effect to materiality, Material Adverse Effect or similar phrases in such representations and warranties), and (iii) the Company Fundamental Reps and the Seller Fundamental Reps shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though then made;

(b)                                 Each of the Seller and the Company shall have performed in all material respects all of the covenants and agreements that are required to be performed by it under this Agreement at or prior to the Closing;

(c)                                  The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(d)                                 There shall not have been a Material Adverse Effect since the date of this Agreement;

(e)                                  No judgment, decree or other Order shall have been entered or issued which prevents the performance of a material part of this Agreement or the consummation of a material part of any of the transactions contemplated hereby, declares unlawful, or otherwise restrains or prohibits the transactions contemplated by this Agreement or causes such transactions to be rescinded, and no Proceeding brought by a Governmental Entity that seeks to prevent, restrain or prohibit, or would reasonably be expected to declare unlawful or to cause to be rescinded, any material part of any of the transactions contemplated hereby shall be pending;

(f)                                   No Law shall have been enacted, enforced, or deemed applicable to the transactions contemplated by this Agreement that makes the consummation of such transactions unlawful, or otherwise restrains or prohibits such transactions;

(g)                                  All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or notices to, any Person required in connection with the execution, delivery or performance hereof set forth on the Required Consents Schedule shall have been obtained or made and shall be in full force and effect, in each case in form and substance reasonably satisfactory to Purchaser (and copies thereof shall have been provided to Purchaser);

(h)                                 At or before the Closing, Seller will, at Seller’s expense, obtain and deliver to Purchaser a copy of an extended coverage title insurance policy in a form reasonably acceptable to Purchaser and in accordance with the state requirements of the states where the Owned Real Property is located (a “Title Policy”) (or if authorized by Purchaser an irrevocable commitment by the Title Company to issue such Title Policy in form reasonably acceptable to Purchaser) insuring, for the Owned Real Property, the fee simple title held by Company in the Owned Real Property as of the Closing Date (including all recorded appurtenant easements insured as separate legal parcels), subject only to the exceptions contained in the title policy pro forma attached as the Title Policy Pro Forma Schedule, with coverage in the amount of the fair market value of the Owned Real Property, established by a real property appraisal conducted prior to the Closing by an MAI appraiser engaged and paid for by Purchaser;

(i)                                     At or before Closing, Seller shall deliver to Purchaser the San Francisco Landlord Consent to Assignment, duly executed by the San Francisco Landlord;

(j)                                    The Seller or the Company, as applicable, shall have delivered to the Purchaser each of the following:

(i)                                     a certificate from each of the Seller and of the Company (the “Seller/Company Closing Certificate”), executed by an authorized officer of each of the Seller and of the Company, respectively, and dated as of the Closing Date, stating that the conditions specified in Sections 3.01(a) and 3.01(b), as they relate to the Seller and the Company, respectively, have been satisfied;

(ii)                                  the Seller shall have delivered to the Purchaser a certificate, executed by an authorized officer thereof, duly completed pursuant to Section 1445 of the Code and the Treasury Regulations promulgated thereunder certifying that the Seller is not a “foreign person” within the meaning of Section 1445 of the Code (the “FIRPTA Certificate”);

(iii)                               a certificate from the Company and each of its Subsidiaries, dated as of the Closing Date, duly executed and delivered by the Secretary or comparable authorized representative of such entity, (A) attaching copies of (1) such entity’s certificate or articles of formation or incorporation and limited liability company agreement or bylaws (or other comparable organizational documents), as applicable, and (2) actions by written consent or resolutions duly adopted by the directors, managers or other governing body or persons and stockholders, members, unitholders or other owners of such entity which authorize, approve and adopt this Agreement and each Ancillary Agreement to which it is a party, the transactions contemplated hereby and thereby and the performance of such entity’s obligations hereunder and thereunder, (B) certifying that such attached copies referred to in clause (A) above are true, correct and complete copies, and (C) certifying the incumbency, signature and authority of the officers of such entity to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party;

(iv)                              the written resignations contemplated by Section 7.08;

(v)                                 duly executed written agreements terminating the Related Person agreements as contemplated by Section 7.09;

(vi)                              a release in the form of Exhibit F attached hereto (the “Release”), duly executed by the Seller;

(vii)                           a certificate of good standing for the Company and each of its Subsidiaries issued not more than ten (10) days prior to the Closing Date by the

Secretary of State or comparable Governmental Entity of its jurisdiction of organization;

(viii)                        the Seller shall deliver to the Purchaser the stock certificate representing all of the Purchased Shares, which certificate shall be endorsed to the Purchaser or accompanied by a stock power executed in blank;

(ix)                              an escrow agreement, in the form attached as Exhibit B hereto, dated as of the Closing Date (the “Escrow Agreement”) duly executed by the Seller;

(x)                                 the Closing Indebtedness Schedule and a payoff letter issued by each holder of any indebtedness for borrowed money set forth on the Closing Indebtedness Schedule (other than capital leases) not later than three Business Days prior to the Closing Date, which sets forth (A) the amount required to repay in full the portion of such Indebtedness owed to such holder, (B) the wire transfer instructions for the repayment of such portion of such Indebtedness owed to such holder, (C) a release of all Liens granted by the Company or any of its Subsidiaries to such holder or otherwise arising with respect to such Indebtedness, effective upon repayment of such Indebtedness, and (D) authorization to file all UCC termination statements and releases necessary to evidence satisfaction and termination of such Indebtedness and to enable release of all Liens relating thereto (collectively, the “Payoff Letters”);

(xi)                              the Transaction Expenses Schedule and an invoice issued by each payee of Transaction Expenses of the type described in clause (ii) of the definition of Transaction Expenses (all of which are set forth on the Transaction Expenses Schedule) not later than three Business Days prior to the Closing Date, that sets forth (A) the amounts required to pay in full all Transaction Expenses owed to each payee of Transaction Expenses and (B) the wire transfer instructions for the payment of such Transaction Expenses to each payee of Transaction Expenses; and

(xii)                           the San Francisco Assignment of Lease, duly executed by Seller, as assignor, and Cbr Systems, as assignee; and

(k)                                 At or before Closing, Seller shall have delivered to the Title Company, (i) an original release and reconveyance, executed and acknowledged by Jefferies Finance LLC, a Delaware limited liability company (“Jefferies”), of that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing by Cbr Systems, as Grantor, in favor of Jefferies, as beneficiary, dated as of October 21, 2015 and recorded in the official records of Pima County, Arizona (“Official Records”) on November 3, 2015 as Sequence 20153070088 (the “Deed of Trust Release”), (ii) a termination of that certain UCC Fixture Filing listing Cbr Systems as the Debtor and Jefferies as the Secured Party, recorded in the Official Records on November 3, 2015 as Sequence 20153070254 and rerecorded on the same date as Sequence 20153070361 (the “Fixture Lien Termination”), each of which shall be in recordable form and in form satisfactory to the Title Company to remove the Liens described above from the Title

Policy, and (iii) such funds as are necessary to cover the cost of recording the Deed of Trust Release and Fixture Lien Termination (and the amount of such funds shall be included in Transaction Expenses unless such amount is fully paid in cash by Seller prior to the Closing Date).

If the Closing occurs, all closing conditions set forth in this Section 3.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Purchaser.

3.02                        Conditions to the Seller’s Obligations.  The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Seller in writing) of the following conditions as of the Closing Date:

(a)                                 (i) The representations and warranties set forth in Article VI (other than the Purchaser Fundamental Reps and those representations and warranties that address matters as of particular dates) shall be true and correct as of the date hereof and as of the Closing Date as though then made, (ii) the representations and warranties set forth in Article VI that address matters as of particular dates (other than the Purchaser Fundamental Reps) shall be true and correct as of such dates, except for any failure of any such representations and warranties referenced in clauses (i) and (ii) above to be so true and correct have not had a materially adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement, and (iii) the Purchaser Fundamental Reps shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though then made;

(b)                                 The Purchaser shall have performed in all material respects all the covenants and agreements that are required to be performed by it under this Agreement at or prior to the Closing;

(c)                                  The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(d)                                 No judgment, decree or other Order shall have been entered which prevents the performance of a material part of this Agreement or the consummation of a material part of any of the transactions contemplated hereby, declares unlawful, or otherwise restrains or prohibits the transactions contemplated by this Agreement or causes such transactions to be rescinded, and no Proceeding brought by a Governmental Entity that seeks to prevent, restrain or prohibit, or would reasonably be expected to declare unlawful or to cause to be rescinded, any material part of any of the transactions contemplated hereby shall be pending;

(e)                                  No Law shall have been enacted, enforced, or deemed applicable to the transactions contemplated by this Agreement that makes the consummation of such transactions unlawful, or otherwise restrains or prohibits such transactions;

(f)                                   The Purchaser shall have delivered to the Seller a certificate of the Purchaser, executed by an authorized officer thereof and dated as of the Closing Date, stating that the conditions specified in Sections 3.02(a) and 3.02(b) have been satisfied; and

(g)                                  The Purchaser shall have delivered to the Seller a copy of the Escrow Agreement, duly executed by the Purchaser.

If the Closing occurs, all closing conditions set forth in this Section 3.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Seller.

3.03                        Frustration of Conditions.  Neither the Purchaser nor the Seller may rely on the failure of any condition set forth in Section 3.01 or 3.02, as applicable, to be satisfied if such failure was caused by such party’s bad faith or failure to use, as required by this Agreement, its (and in the case of the Seller, the Company’s) commercially reasonable efforts to consummate the transactions contemplated hereby as expeditiously as practicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that the statements in this Article IV are correct as of the date of this Agreement and as of the Closing Date, except as set forth in the schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”).

4.01                        Organization and Organizational Power.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite power and authority necessary to own, operate or lease its properties and to carry on its businesses as now conducted.  The Company is qualified to do business and is in good standing under the Laws of each jurisdiction set forth on the Organization Schedule, which is every jurisdiction in which its ownership, operation or leasing of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect.  True and complete copies of the certificate of incorporation (the “Company Certificate of Incorporation”) and bylaws (the “Company Bylaws”) of the Company, each as amended and in effect as of the date of this Agreement, have been made available to the Purchaser.  The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws.

4.02                        Subsidiaries.  Neither the Company nor any of its Subsidiaries (a) owns, directly or indirectly, any stock, partnership interest or joint venture interest or other Ownership Interest in any other Person or (b) has agreed to make, or is obligated to make, any future investment in or capital contribution to any Person, other than as set forth on the Subsidiaries Schedule. The Company owns, of record and beneficially, all of the outstanding stock, membership interests, or other Ownership Interests of each of the Company’s Subsidiaries, free and clear of all Liens other than applicable federal and state securities law restrictions on transfer and Liens set forth on the Subsidiaries Schedule. No shares of capital stock of the Company are held by any Subsidiary of the Company. All of the outstanding stock, membership interests, or other Ownership Interests of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation or other applicable Law), were offered, issued, sold and delivered in material compliance with all applicable securities Laws and, except as set forth on the Subsidiaries Schedule, were not offered, issued, sold or delivered in violation of, and are not subject to, any preemptive, anti-dilutive or subscription rights.  Other than securities or interests held by the Company or one or more of its wholly owned Subsidiaries, except as set forth on the Subsidiaries Schedule, none of the Company’s Subsidiaries have issued or outstanding any (i) equity securities or equity interests, (ii) securities or interests containing any equity or equity-like features, (iii) securities or interests convertible into or exchangeable for, at any time, securities or interests of the type specified in clauses (i) or (ii), (iv) bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities or interests having such rights), or (v) other Ownership Interests, and there are no agreements, options, warrants or other rights, obligations or arrangements contemplated or outstanding which provide for the sale or issuance of any of the foregoing by any of the Company’s Subsidiaries.  Except as set forth on the Subsidiaries Schedule, there are no agreements or other obligations (contingent or otherwise) which require the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company’s Subsidiaries’ Ownership Interests.  There are no outstanding contractual rights, obligations or arrangements to which the Company or any of its Subsidiaries is a party and the value of which are based on the value of any Ownership Interests owned by the Company or any of its Subsidiaries, including equity appreciation, phantom stock, profit participation or similar rights.  There are no voting trusts, stockholder agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the Ownership Interests of, or owned by, the Company or any of its Subsidiaries.  Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate, partnership or limited liability company power and authority necessary to own, lease or operate its properties and to carry on its businesses as now conducted.  Each of the Company’s Subsidiaries is qualified to do business and is in good standing under the Laws of each of the jurisdictions set forth opposite such Subsidiary’s name on the Subsidiaries Schedule, which is every jurisdiction in which its ownership, operation or leasing of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect. True and complete copies of the Organizational Documents of each of the Company’s Subsidiaries, each as amended and in effect on the date of this Agreement, have been made available to the Purchaser.  None of the Company’s Subsidiaries is in violation of any of the provisions of its Organizational Documents.

4.03                        Authorization; No Breach; Valid and Binding Agreement.  The Company has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and the Ancillary Agreements to which the Company is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by the Company and the consummation of the transactions contemplated hereby and thereby have been, duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize or approve the execution, delivery or performance of this Agreement or the Ancillary Agreements to which the Company is a party or the consummation of the transactions contemplated hereby or thereby.  Except as set forth on the Authorization Schedule and except for the applicable requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, (i) conflict with, violate or result in a breach of or constitute a default under any Law, Order or authorization of a Governmental Entity, applicable to the Company or any of its Subsidiaries, (ii) conflict with or violate the provisions of the Company Certificate of Incorporation, Company Bylaws, or any of the Company’s Subsidiaries’ Organizational Documents, or (iii) result in any  breach of, constitute a default under (or event which with the giving of notice or lapse of time, or both, would become a default), trigger any payments pursuant to, or result in the termination, cancellation, loss, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of the Company or any of its Subsidiaries under, or result in the creation of any Lien upon any assets of the Company or any of its Subsidiaries under, any Registration or Contract set forth on the Contracts Schedule, that would adversely affect the business of the Company or any of its Subsidiaries in any material respect.  Assuming that this Agreement is a valid and binding obligation of the Purchaser, this Agreement and the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement and such Ancillary Agreements by the other parties hereto and thereto, constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy Laws, other similar applicable Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.04                        Consents.  Except as set forth in the Consent Schedule, no consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Person is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or any Ancillary Agreement to which the Company is a party, the performance by the Company of its obligations hereunder or thereunder, or the consummation by the Company of the transactions contemplated hereby or thereby, except: (i) applicable requirements, if any, under applicable federal or state securities or “blue sky” Laws, (ii) such filings as may be required under the HSR Act and (iii) to the extent not obtaining such consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to would not adversely affect the business of the Company or any of its Subsidiaries in any material respect.

4.05                        Capitalization.

(a)                                 The authorized and outstanding capital stock of the Company is set forth on the Capitalization Schedule.  All of the Shares are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, the Company Certificate of Incorporation, the Company Bylaws or any Contract to which the Company is a party or by which it is bound and are free and clear of all Liens (other than restrictions on transfer under applicable securities Laws).  The Company has not violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of the Shares or any other Ownership Interests of the Company.  Other than the Shares, the Company does not have any Ownership Interests authorized, issued or outstanding, and there are no agreements, commitments, calls, options, warrants or other rights (including preemptive rights and rights of first refusal) or arrangements outstanding which provide for the sale, transfer or issuance of any of the foregoing by the Company or any of its Subsidiaries.  There are no

voting trusts, stockholder agreements, proxies or other agreements or understandings to which the Company is a party with respect to the voting or transfer of the Shares.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of the Shares or accrued or unpaid dividends with respect to any of the Shares.  The Company has no authorized or outstanding (i) bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of the Company or otherwise on any matter or (ii) Ownership Interest appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(b)                                 No Person (including any former holder of Ownership Interests the Company or any of its Subsidiaries) has any claim, right or entitlement to any consideration or other payment arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or under the Company Certificate of Incorporation, Company Bylaws, or any of the Company’s Subsidiaries’ Organizational Documents,  or any Contract relating to the foregoing arising out of or in connection with this Agreement or the transactions contemplated by this Agreement, other than (i) the Seller pursuant to this Agreement, (ii) any claims pursuant to employment agreements or the Non-Competition Agreement with the Purchaser or any of its Subsidiaries that become effective at or after the Closing and (iii) a payee of any Transaction Expenses set forth in the Estimated Statement with respect to the amount of Transaction Expenses listed for such payee in the Estimated Statement.  Except for Seller pursuant to this Agreement, there are no claims, rights or entitlements by any current or former holder of any Ownership Interests in the Company or any of its Subsidiaries or any other Person that such Person (except for a payee of any Transaction Expenses set forth in the Estimated Statement with respect to the amount of Transaction Expenses listed for such payee in the Estimated Statement) is owed a portion of the Closing Cash Consideration.

4.06                        Financial Statements.

(a)                                 The Financial Statements Schedule consists of (i) the Company’s pro forma unaudited consolidated balance sheet as of December 31, 2016 and the related statements of income and cash flow for the twelve months ended December 31, 2016 (collectively, the “2016 Financials”), (ii) the Company’s pro forma unaudited consolidated balance sheet as of December 31, 2017 (such balance sheet, the “Latest Balance Sheet,” and such date, the “Latest Balance Sheet Date”) and the related statements of income and cash flow for the twelve months ended December 31, 2017 (collectively, the “2017 Financials”), and (iii) the Company’s pro forma unaudited consolidated balance sheet as of March 31, 2018 and the related statements of income for the three months ended March 31, 2018 (collectively, the “2018 Interim Financials” and together with the 2016 Financials and the 2017 Financials, the “Financial Statements”).  The Financial Statements were prepared in good faith and fairly present in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis as of such respective times and for such respective time periods referred to therein. The Seller does not maintain separate financial statements of the Company, but the Seller does maintain separate general ledger trial balances which, on an annual basis, have been prepared in accordance with GAAP

(subject to the qualifications set forth in the fifth sentence of this Section 4.06(a)) and which form the basis of the Financial Statements. In certain operational areas, the business of the Company and its Subsidiaries is dependent upon centralized functional activities of the Seller. The Financial Statements are not presented on a carve-out basis and will differ materially from the GAAP-basis Audited Financial Statements that will be delivered prior to Closing pursuant to Section 7.07, in that they do not include all year-end adjustments, audit adjustments, carve-out adjustments, or footnote disclosures and other presentation items required to present the Financial Statements in conformity with GAAP. The Financial Statements are derived from the books and records of the Company and its Subsidiaries, and represent only actual, bona fide transactions of the Company and its Subsidiaries.  The books and records of the Company and its Subsidiaries are maintained by the Seller, whose consolidated year-end financial statements are prepared in accordance with GAAP in all material respects.

(b)                                 The Company, together with Seller and Seller’s employees has implemented and maintains a system of internal accounting controls which is sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with GAAP.  None of the Company or any of its Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.  There are no communications of the auditors of the Company covering the periods reflected in the Financial Statements with regard to material unresolved issues in the Financial Statements.

(c)                                  All accounts receivable of the Company and its Subsidiaries (including all accounts receivable reflected in the Latest Balance Sheet and all accounts receivable that have arisen since the Latest Balance Sheet Date (except such accounts receivable as have been collected since such dates)) are valid and enforceable claims and were earned by performance of actual, bona fide transactions in the ordinary course of business consistent with past practices of the Company and its Subsidiaries.  Such accounts receivable are subject to no valid defense, offset or counterclaim, except to the extent incorporated in the accounts receivable and deferred revenue balances of the Company and its Subsidiaries which have been previously made available to the Purchaser and except as would not adversely affect the Company or any of its Subsidiaries in any material respect.  The allowance for doubtful accounts, if any, set forth on the Latest Balance Sheet was determined in accordance with GAAP consistent with past practices.  All accounts payable of the Company and its Subsidiaries arose in the ordinary course of business consistent with past practices and represent only actual, bona fide transactions.  Since December 31, 2016, all current assets and current liabilities have been managed by the Company and its Subsidiaries in the ordinary course of business consistent with past practices (including the collection of accounts receivable and payment of accounts payable and other liabilities).

(d)                                 Neither the Company nor any of its Subsidiaries has any outstanding liabilities or obligations, other than liabilities and obligations (i) included or disclosed in the Financial Statements, (ii) incurred in the ordinary course of business since the date of the Financial Statements (and which do not involve breaches of contract, torts or violations of any Law), (iii) to be included in the computation of Indebtedness,

Transaction Expenses or Net Working Capital, (iv) disclosed on subsection (d) of the Financial Statements Schedule, or (v) that are not in excess of $500,000 in the aggregate.

(e)                                  The audited consolidated balance sheet as of December 31, 2016 of the Company and its Subsidiaries and the related statements of income and cash flow for the twelve months ended December 31, 2016 (collectively, the “2016 Audited Financial Statements”), and the audited consolidated balance sheet as of December 31, 2017 of the Company and its Subsidiaries and the related statements of income and cash flow for the twelve months ended December 31, 2017 (collectively, the “2017 Audited Financial Statements” and, together with the 2016 Audited Financial Statements, collectively, the “Audited Financial Statements”), when delivered to Purchaser and as of the Closing Date, have been prepared in accordance in all material respects with GAAP, consistently applied, have been derived from and are in agreement in all material respects with the books and accounting records of the Company and its Subsidiaries and represent only actual, bona fide transactions, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein.  Notwithstanding the introductory language set forth above in this Article IV, the representations and warranties set forth in this Section 4.06(e) are being made by the Company as of the date on which the Audited Financial Statements are delivered to Purchaser and as of the Closing Date.

4.07                        Absence of Certain Developments.  Since December 31, 2017, there has not been any Material Adverse Effect.  Except as set forth on the Developments Schedule or except as expressly contemplated by this Agreement, from December 31, 2017 to the date hereof, neither the Company nor any of its Subsidiaries has:

(a)                                 mortgaged or pledged any of its material assets, except Permitted Liens;

(b)                                 sold, assigned, exchanged, transferred, leased, licensed or otherwise disposed of, or agreed to sell, assign, exchange, transfer, lease, license or otherwise dispose of, any of its material assets;

(c)                                  issued, sold or transferred any of its equity securities, securities convertible into its equity securities or warrants, options or other rights to acquire its equity securities, or other Ownership Interests, or any bonds or debt securities, or authorized or effected any recapitalization, reclassification, equity split or like change in its capitalization;

(d)                                 (i) acquired or agreed to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, joint venture interest, association or other business organization or division thereof or any other Person, or (ii) acquired any material assets, other than, in the case of this clause (ii), the acquisition of assets in the ordinary course of business consistent with past practice;

(e)                                  declared, set aside, or paid any dividend or distribution with respect to its Ownership Interests (other than cash dividends and distributions from a Subsidiary to the

Company or another Subsidiary) or repurchased, redeemed or acquired any of its Ownership Interests;

(f)                                   made any capital expenditures in excess of $250,000 in the aggregate or commitments therefor, except for such capital expenditures or commitments that are reflected in the current budget, a true and correct copy of the portion of which deals with capital expenditures or commitments is attached hereto on subsection (f) of the Developments Schedule;

(g)                                  made any loan to, or entered into any other transaction with, any of its directors, officers or their respective Affiliates or other Related Persons (other than Seller), other than employee compensation (for the avoidance of doubt, not including any loan) and routine travel and business expense advances to current employees of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice;

(h)                                 entered into, amended or terminated any Affiliate Agreement;

(i)                                     entered into any employment contract with payments exceeding $200,000 per year, or materially modified the terms of any such existing contract or agreement with payments exceeding $200,000;

(j)                                    (i) recognized any labor organization for purposes of collective bargaining or entered into any collective bargaining agreement or other agreement with any labor organization, or (ii) implemented any reduction in force of any group of employees of the Company or any of its Subsidiaries;

(k)                                 except as required by Law or the terms of any Plan (i) agreed to pay or granted any pension, retirement allowance, severance or termination pay to any employee or other Service Provider (for the avoidance of doubt, with respect to any Service Provider, the last remaining payment owed under the terms of a consulting agreement with such Service Provider entered into in the ordinary course of business consistent with past practices that is due after the end of the term of such Service Provider’s service relationship that is for services already performed by such Service Provider during the last service period under such consulting agreement shall not be deemed to be severance or termination pay for purposes of this representation), (ii) made any material change to the key management structure of the Company or any of its Subsidiaries, including the hiring of additional officers or the termination of existing officers, (iii) other than in the ordinary course of business consistent with past practice, granted or announced any incentive awards (other than equity-based awards) or benefits payable by the Company or any of its Subsidiaries to any of their employees or Service Providers (other than non-material increases in compensation or benefits resulting from routine changes to welfare benefit programs), (iv) adopted, amended or terminated or materially increased the benefits under any Plans, or (v) taken any action to accelerate any payment or benefit or the funding of any payment or benefit, payable or to be provided to any of its directors, officers, employees or Service Providers;

(l)                                     entered into, amended or terminated any collective bargaining agreement or other contract, agreement or arrangement with a union or works council;

(m)                             commenced, discharged, satisfied, or otherwise settled any material Proceeding;

(n)                                 except as required by GAAP, materially changed any of its accounting principles or practices or revalued, wrote up, wrote down or wrote off the book value of any material asset;

(o)                                 to the extent solely applicable to the Company and its Subsidiaries and not with respect to the Seller Group (i) changed any annual Tax accounting period or method of Tax accounting, (ii) amended any material Tax Return, (iii) entered into any closing agreement with a taxing authority, (iv) settled any material Tax claim, audit or assessment with a taxing authority, (v) made any material Tax election or prepared any material Tax Return in each case in a manner that is materially inconsistent with the past practices of the Company or its Subsidiaries with respect to the treatment of items on prior Tax Returns, (vi) incurred any material liability for Taxes other than in the ordinary course of business consistent with past practice, (vii) filed any past-due Tax Return or filed any Tax Return in each case in a jurisdiction where the Company or its Subsidiaries did not file a Tax Return of the same type in the immediately preceding Tax period or (viii) filed a claim for refund of Taxes with respect to the income, operations or property of the Company and its Subsidiaries;

(p)                                 adopted a plan of liquidation, arrangement, dissolution, merger, consolidation, or other reorganization;

(q)                                 made any change to the Company Certificate of Incorporation or Company Bylaws or the Organizational Documents of any of the Company’s Subsidiaries;

(r)                                    managed its working capital other than in the ordinary course of business consistent with past practices in all material respects (including (i) not deferring, delaying or postponing the payment of accounts payable or other Liabilities or obligations other than in the ordinary course of business consistent with past practices, and (ii) not accelerating the collection of accounts receivable other than in the ordinary course of business consistent with past practices);

(s)                                   increased, or made any commitment to increase, the compensation, incentive arrangements, or other benefits to any officer, director, employee or other Service Provider of the Company or any of its Subsidiaries, other than increases in the ordinary course of business for non-executive employees with annual base salary of less than $200,000 and for increases in number of hours provided by any Service Provider; or

(t)                                    committed or agreed to do any of the foregoing.

4.08                        Properties.

(a)                                 Except as set forth on the Liens Schedule, the Company or its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases or subleases, all of the tangible assets and personal property shown to be owned or leased by it on the Latest Balance Sheet or used or leased by the Company or its Subsidiaries in connection with the conduct of their businesses, free and clear of all Liens, except for Permitted Liens.  Except as set forth on the Liens Schedule, the tangible assets and property in which the Company or any of its Subsidiaries has valid and subsisting ownership or leasehold interests are sufficient to enable the businesses of the Company and its Subsidiaries to be conducted immediately after the Closing in substantially the same manner, in all material respects, as the businesses of the Company and its Subsidiaries have been conducted since the Latest Balance Sheet Date.  All material items of tangible personal property owned or leased by the Company or any of its Subsidiaries are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used.  Except as set forth on the Liens Schedule, none of such personal or moveable property is located other than at the Owned Real Property or Leased Real Property.

(b)                                 The real property demised by the leases and subleases described on the Leased Real Property Schedule (the “Leased Real Property”) constitutes all of the real property leased and subleased by the Company and its Subsidiaries (“Leases”).  Except as set forth on the Leased Real Property Schedule, to the Company’s Knowledge, the Leased Real Property leases and subleases are legal, valid, binding, enforceable and in full force and effect, and the Company or one of its Subsidiaries holds a valid and existing leasehold interest under each such lease, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.  The Leased Real Property Schedule sets forth the Company’s and its Subsidiaries’ existing leases and all amendments, modifications, subleases and other material agreements related to the Leased Real Property (the “Lease Documents”), and the Company has delivered or made available to the Purchaser complete and accurate copies of each Lease Document.  Neither the Company nor its applicable Subsidiaries, is in default in any material respect under any of such leases or subleases and to the Company’s Knowledge, no landlord or other counterparty to any Lease Documents is in default in any material respect under any of such leases or subleases.  All rent and additional rent under the Leases, including without limitation, operating expenses, property taxes and pass throughs, are current subject to year-end reconciliation.

(c)                                  Except as set forth on the Owned Real Property Schedule (the real property set forth therein, the “Owned Real Property”), neither the Company nor any of its Subsidiaries owns any real property.  Except as set forth on the Owned Real Property Schedule, with respect to each Owned Real Property: (A) the Company or one of its Subsidiaries (as the case may be) has good and marketable indefeasible and insurable fee simple title to such Owned Real Property, free and clear of all liens and encumbrances, except Permitted Liens, (B) except as set forth in the Owned Real Property Schedule, neither the Company nor any Subsidiary currently leases or has otherwise granted to any Person any current or future right to use or occupy such Owned Real Property or any portion thereof; (C) other than the right of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such

Owned Real Property or any portion thereof or interest therein; (D) such Owned Real Property is in good operating condition and repair, subject to ordinary wear and tear, in all material respects; (E) all buildings, structures, fixtures, building systems and all components thereof on or under the Owned Real Property (including, without limitation, utilities serving such Owned Real Property) are in all material respects, adequate for the business operations as currently used and are free of any material defects or material deficiencies; and (F) Seller has provided to Purchaser true and correct copies of all surveys, including without limitation, ALTA surveys, boundary surveys, and as-built surveys, property inspection or engineering reports, and all title commitments and title policies that have been created in the past ten (10) years with respect to the such Owned Real Property that are in the possession of Seller.  Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.  Except as set forth on the Real Property Schedule, the Owned Real Property and the Leased Real Property constitute all of the real property used or occupied by the Company and its Subsidiaries in connection with the conduct of their respective businesses.

4.09                        Tax Matters.  Except as set forth on the Tax Matters Schedule:

(a)                                       The Company and its Subsidiaries have timely and properly filed all U.S. federal income Tax Returns and other material Tax Returns that they were required to file, and all such Tax Returns are true, correct, and complete in all material respects.

(b)                                 The Company and its Subsidiaries have timely and properly paid all material Taxes due and payable (without regard to whether such Taxes are shown as due on any Tax Returns) and have timely and properly withheld and paid over to the appropriate Governmental Entity or other taxing authority all material Taxes that they were required to withhold from amounts paid or owing to any employee, creditor, independent contractor, equity interest holder or other third party.  All IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)                                  Neither the Company nor its Subsidiaries has waived any statute of limitations beyond the date hereof with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment, prior Tax reporting period or deficiency that has not yet been either paid or resolved.

(d)                                 No audits or administrative or judicial proceedings are currently being conducted or have been threatened in writing with respect to any amount of Taxes of the Company or its Subsidiaries.  The Company and its Subsidiaries have not received from any Governmental Entity any (i) written notice indicating an intent to open an audit or other review with respect to Taxes, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any material amount of Tax.

(e)                                  None of the assets of the Company or its Subsidiaries are subject to Liens for Taxes, other than Permitted Liens.

(f)                                         Neither the Company nor its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in the two years preceding the date hereof in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361.

(g)                                        Neither the Company nor its Subsidiaries is or has been a party or participated in any “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state, local or foreign Law.

(h)                                 Neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any taxing authority, including, but not limited to, a closing agreement pursuant to section 7121 of the Code, with regard to the Tax liability of the Company that could reasonably be expected to impact the amount of Tax due from Purchaser or its Affiliates (including following the Closing, for the avoidance of doubt, the Company and its Subsidiaries ) after the Closing Date.

(i)                                     Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or the use of a cash or an improper method of accounting, for a taxable period ending on or prior to the Closing Date (including, for the avoidance of doubt, any 481 adjustment pursuant to Section 13221(d) of U.S. P.L. 115-97); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign law); (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date; (v) prepaid or deposit amount received on or prior to the Closing Date outside of the ordinary course of business; (vi) income inclusion pursuant to Sections 951 or 951A of the Code with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date; or (vii) debt instrument held on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code.  Neither the Company nor its Subsidiaries are required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code.

(j)                                    Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, Tax sharing, Tax distribution, Tax indemnification or Tax gross-up agreement (other than pursuant to customary provisions included in credit agreements, purchase and supply agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business).

(k)                                 No Governmental Entity in any state, territory or jurisdiction (whether foreign or domestic) where the Company or any Subsidiary does not file Tax Returns has made a written claim that the Company or such Subsidiary is required to file Tax Returns or is otherwise subject to taxation in such state, territory or jurisdiction.

(l)                                     Neither the Company nor any Subsidiary (i) has been a member of any affiliated, consolidated, combined, unitary or other group or has been included or required to be included in any Tax Return related to any such group (other than the Seller Group or a group of which the Company is the common parent), or (ii) has any Liability for the Taxes of any Person (other than the Company or any Subsidiary thereof) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise (other than pursuant to customary provisions included in credit agreements, purchase and supply agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business).

(m)                             The Company is, and has always been, treated as a corporation taxable under subchapter C of the Code for U.S. federal income tax purposes. The Company and its Subsidiaries use the accrual method of accounting for income tax purposes. Neither the Company nor any Subsidiary is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

(n)                                 The Company is not and has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)                                 All Tax deficiencies that have been claimed, proposed, or asserted in writing by any Governmental Entity against the Company and its Subsidiaries have been fully paid or finally settled.

(p)                                 The Company and its Subsidiaries have timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales Taxes imposed on or due from the Company or its Subsidiaries.

(q)                                 Other than in the ordinary course of business, neither the Company nor its Subsidiaries have deferred the inclusion of any amounts in Taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Sections 451(c), 455, 456 or 460 of the Code or any corresponding or similar provision of Tax law (irrespective of whether or not such deferral is elective).

(r)                                    Neither the Company nor its Subsidiaries are the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Entity.

4.10                        Contracts and Commitments.

(a)                                 Except (x) as set forth on the Contracts Schedule and (y) for agreements entered into by the Company or its Subsidiaries after the date hereof in accordance with Section 7.01, neither the Company nor its Subsidiaries is party to any:

(i)                                     collective bargaining agreement or other Contract with any labor union or labor organization;

(ii)                                  written pension, employee profit sharing, retirement or other form of deferred compensation plan, other than as described in the Employee Benefits Schedule;

(iii)                               equity or other Ownership Interest purchase, option or similar plan or Contract;

(iv)                              agreement, instrument, indenture or other Contract relating to the borrowing of money or incurrence or assumption of Indebtedness (other than any Contract with any employee with respect to severance) or to mortgaging, pledging or otherwise placing a Lien, except for Permitted Liens, on any material portion of the assets of the Company or any of its Subsidiaries;

(v)                                 guaranty of any Indebtedness or other material guaranty;

(vi)                              lease, sublease or other Contract under which it is lessee of, or holds or operates any real or personal property owned by any other party for which the annual rental exceeds $200,000;

(vii)                           lease, sublease or other Contract under which it is lessor of or permits any third party to hold or operate any property, real or personal;

(viii)                        Contract or series of related Contracts with the same or related counterparties (A) under which the Company or any of its Subsidiaries received or made payments in excess of $750,000 during the trailing twelve-month period ending on the date of the Latest Balance Sheet or (B) which requires or contemplates annual payments to or from the Company or any of its Subsidiaries in excess of $750,000;

(ix)                              Contract relating to any material business acquisition by the Company or its Subsidiaries (i) completed since August 18, 2015 or (ii) pursuant to which the Company or any of its Subsidiaries is subject to continuing obligations or Liabilities;

(x)                                 agreements granting to the Company (i) any license, covenant not to sue, or similar rights to use any third party Intellectual Property material to the conduct of the business of the Company or any of its Subsidiaries (other than off the shelf software licensed under standard terms for internal use for less than $100,000 annually), or (ii) any exclusive license or exclusive option to license any third party Intellectual Property;

(xi)                              agreements granting to any third party license, covenant not to sue, or similar rights to any Intellectual Property owned by the Company (other than nonexclusive licenses granted in the ordinary course of business);

(xii)                           any Affiliate Agreement;

(xiii)                        any Contract granting to any Person a right of first refusal or option to purchase or acquire any assets or Ownership Interests of the Company or any of its Subsidiaries;

(xiv)                       Contract entered into with a Governmental Entity;

(xv)                          Contract with any of the suppliers listed or required to be listed in the Supplier Schedule;

(xvi)                       Contract or purchase order for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company or any of its Subsidiaries of an amount in excess of $250,000;

(xvii)                    Contract (A) (other than confidentiality agreements or agreements containing non-solicitation of employees restrictions (which do not include agreements with any competitors of the Company or its Subsidiaries in the cord blood or cord tissue industry) and no other restrictions of a type described below) which places any limitation on the Company or any of its Subsidiaries from freely engaging in business anywhere in the world; (B) containing any so-called “most favored nation” provision or any similar provision requiring the Company or any of its Subsidiaries to offer a Person any terms, conditions or concessions that are at least as favorable as those offered to one or more other Persons; (C) providing for “exclusivity,” preferred treatment or any similar requirement under which the Company or any of its Subsidiaries is restricted with respect to sales, distribution, licensing, marketing or development; or (D) containing any provisions regarding minimum or fixed volumes or minimum or fixed purchase requirements, in each case with respect to future purchases after the date hereof by the Company or its Subsidiaries; or

(xviii)                 agreements for the employment, engagement or severance of any current officer, employee or Service Provider on a full-time, part-time, consulting, or other basis involving (A) annual payments in excess of $200,000, (B) payment of any severance, retention, change in control, acceleration or similar payments or benefits as a result of the execution of this Agreement or any Ancillary Agreement or the completion of the transactions contemplated hereby or thereby (whether or not such bonuses or payments do not become payable until the occurrence of a termination of employment or the occurrence of any other event or circumstance that may occur after the consummation of the transactions contemplated by this Agreement) or (C) restrict the ability of the Company or any of its Subsidiaries to terminate the employment of any employee or the agreement engaging any Service Provider, in each case, without Liability, other than (x) in the case of a Service Provider, the last remaining payment owed under the terms of a consulting agreement with such Service Provider after the end of the term of service for services performed prior to the end of such term of service during the last service period under such consulting agreement, and (y) in the case of employees, accrued but unpaid salary or wages for the last pay period prior to the end of employment.

(b)                                 True, complete and correct copies of all Contracts described in Section 4.10(a), including all amendments thereto (each, a “Material Contract”), have been made available to the Purchaser.

(c)                                  As of the date hereof, each Material Contract is legal, valid, binding, enforceable and in full force and effect, and none of the Company, any of its Subsidiaries, or, to the Company’s Knowledge, any other Person party to such Material Contract is in breach or default in any material respect under any such contract, except as enforceability may be limited by applicable bankruptcy Laws, other similar applicable Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.  The Company and each of its Subsidiaries has performed, in all material respects, all obligations required to be performed by it under each of the Material Contracts to which it is a party, and none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any other Person party to such Material Contract, has committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of such Material Contract.  Since August 18, 2015, neither the Company nor any of its Subsidiaries has received written notice of any material default under any Material Contract.  As of the date hereof, neither the Company nor any of its Subsidiaries has received any written (or, to the Knowledge of the Company, oral) notice of non-renewal or termination of any Material Contract.  As of the date hereof, there does not exist under any Material Contract any material violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, with or without notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the Company or the applicable Subsidiary of the Company.  The Consents Schedule identifies those Material Contracts listed on the Contracts Schedule that require the consent or approval of third parties to the transactions contemplated by this Agreement, except to the extent the failure to obtain such consent or approval would not adversely affect the business of the Company or any of its Subsidiaries in any material respect.

4.11                        Intellectual Property.

(a)                                 The Intellectual Property Schedule contains a complete and accurate list of patents and patent applications owned by the Company or any of its Subsidiaries (“Company Patents”), registered trademarks and applications for registrations of trademarks owned by the Company or any of its Subsidiaries (“Company Marks”), registered copyrights and applications for registrations of copyrights owned by the Company (“Company Copyrights”), and domain names owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries (“Company Domain Names”, and together with the Company Patents, Company Marks, Company Copyrights, and any other Intellectual Property owned by the Company or any of its Subsidiaries constitutes “Company Intellectual Property”).  The Company or one of its Subsidiaries owns all right, title and interest in and to the Company Intellectual Property, including each item of registered or applied for Intellectual Property set forth on the Intellectual Property Schedule, free and clear of all Liens other than Permitted Liens.

(b)                                 Unless otherwise set forth on the Intellectual Property Schedule, (i) all rights to the Company Patents (including any patents and patent applications exclusively licensed to the Company or any of its Subsidiaries), Company Marks, and Company Copyrights (collectively, “Company Registered Intellectual Property”) are in full force and effect, are held of record in the name of the Company (or the applicable exclusive licensor), and are not the subject of any proceeding challenging any scope, effect or validity and are in material compliance with formal legal requirements (including, as applicable, the payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications, (ii) to the Company’s Knowledge, the Company Patents that have issued and the patents that are exclusively licensed to the Company or any of its Subsidiaries are valid and enforceable, (iii) neither the Company nor its Subsidiaries has received since August 18, 2015 or is currently in receipt of any written notice with respect to any alleged infringement, misappropriation, or unlawful or improper use of any Intellectual Property owned or alleged to be owned by others, (iv) to the Company’s Knowledge, the Company and its Subsidiaries have not infringed since August 18, 2015 and do not currently infringe any Intellectual Property rights of any third party and no valid material claim may be asserted against the Company or any of its Subsidiaries, or any employees (in connection with the conduct of the Company’s or its Subsidiaries’ business) for infringement or misappropriation of any Intellectual Property with respect to the business currently conducted or conducted since August 18, 2015, (v) since August 18, 2015, the Company has not made any written claim or sent any written notice that a Person is infringing on the Company Intellectual Property, (vi) to the Company’s Knowledge, as of the date hereof, no Person is in any material respect infringing on the Company Intellectual Property and (vii) no material judgment, holding, decision, order or decree of any court or other Governmental Entity, exists which would limit the Company’s use or enjoyment of, any right in any material Company Intellectual Property.  To the Company’s Knowledge, all current employees, consultants and contractors of the Company who have created any Company Intellectual Property material to the conduct of the business of the Company or any of its Subsidiaries have executed written instruments with the Company or one of its Subsidiaries that assign to the Company or such Subsidiary all rights, title and interest in and to any and all inventions, improvements, discoveries, writings and other works of authorship related to the business of the Company or any of its Subsidiaries and developed by such employees or, in the case of consultants and contractors, developed by such consultants and contractors where it was intended that the Company or one of its Subsidiaries would own (as opposed to be granted a license to) the same.  To the Company’s Knowledge, no current or former Affiliate, partner, director, stockholder, officer, member, manager, employee, consultant or contractor of the Company or its Subsidiaries will, after giving effect to the transactions contemplated hereby, own, license or retain any proprietary rights in any of the Company Intellectual Property.

(c)                                  The Company and its Subsidiaries have taken steps reasonable under the circumstances to protect the Company Intellectual Property material to the conduct of the business of the Company or any of its Subsidiaries and to maintain the confidentiality of the material confidential information of the Company and its Subsidiaries.

(d)                                 To the Knowledge of the Company, each of the Company’s and each of its Subsidiaries’ computer systems, networks, hardware, and software and all programs available on and run thereby or thereon (collectively, “IT Systems”) have no material errors or defects. To the Knowledge of the Company, the IT Systems contain no viruses, Trojan horses, backdoors, or other potentially harmful program codes. To the Knowledge of the Company, there has been no material unauthorized access to or use of the IT Systems or failures of the IT Systems.

(e)                                  Except as contemplated by the Transition Services Agreement or with respect to agreements addressed by Section 7.09, to the Knowledge of the Company, the Company and its Subsidiaries own, or are licensed or otherwise possess the right to use, all Intellectual Property that is necessary for the operation of the businesses of the Company and its Subsidiaries except where a failure to own, license or otherwise possess such rights would not adversely affect the Company or any of its Subsidiaries in any material respect.

4.12                        Litigation.  Except as set forth on the Litigation Schedule, there are no Proceedings pending or threatened in writing (or, to the Company’s Knowledge, threatened orally to the extent material) against the Company or any of its Subsidiaries, any of the assets or properties of the Company or any of its Subsidiaries, or any of the directors or officers of the Company or any of its Subsidiaries in their capacity as directors and officers, at law or in equity, or before any arbitrator or before or by any Governmental Entity.  None of the Company or any of its Subsidiaries has received any written communication or, to the Knowledge of the Company, oral communication, that any Proceeding, investigation, audit or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened.  Except as set forth on the Litigation Schedule, neither the Company nor any of its Subsidiaries, nor any of their respective assets or properties, is subject to any outstanding Order.

4.13                        Employee Benefit Plans.

(a)                                 The Employee Benefits Schedule sets forth a list of each material Company Plan and material Seller Plan.  For purposes of this Agreement, “Company Plan” means each Employee Plan that is maintained, sponsored, contributed to or required to be contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability, other than any offer letter that is terminable “at will” without any notice period or any contractual obligation on the part of the Company or any of its Subsidiaries to make any severance, termination, change in control, or similar payment, and “Seller Plan” means each Employee Plan that is maintained, sponsored, or contributed to by Seller for the benefit of any employees of the Company or any of its Subsidiaries (the Seller Plans and the Company Plans shall be collectively referred to herein as the “Plans”).  No Plan is subject to Laws outside the United States.  With respect to each Seller Plan, Seller has made available to Purchaser a written summary of the terms of such Seller Plan.  With respect to each Company Plan, Seller has made available to the Purchaser, true, correct and complete copies of the following documents, to the extent applicable (i) all documents that constitute the current written terms of such Company Plan, (ii) the most recent summary plan description and all summaries of material modification thereto, (iii) the most recent IRS opinion or determination letter, (iv) the most recent form 5500 filed with the US Department of Labor and all exhibits thereto, (v) all contracts and agreements relating to the funding, administration or investment of such Company Plan, and (vi) the two most recent annual coverage, nondiscrimination, Code Section 415 and top heavy compliance tests.

(b)                                 Each of the Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination or prototype opinion letter from the Internal Revenue Service, or has time remaining for application to the Internal Revenue Service for a determination of the qualified status of such Plan, and to the Knowledge of the Seller and the Company nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such Plan.  The Company Plans comply in form and in operation in all material respects with their terms and with the requirements of the Code and ERISA and other applicable Laws.  All contributions , premiums and other payments with respect to each Company Plan which are due from the Company or any of its Subsidiaries on or before the Closing Date have been timely made or properly accrued within the time periods prescribed by the terms of each Company Plan and all applicable Laws and have been properly accrued on the Financial Statements or will be reflected in the calculation of Net Working Capital.    No act or omission has occurred that could reasonably be expected to subject the Company or any of its Subsidiaries to any material tax or assessable payment under Chapter 43 of the Code or any material liability under Section 409, 502(c), 502(i) or 502(l) of ERISA.

(c)                                  None of the Company Plans is a multiemployer plan (as defined under Section 3(37) of ERISA) or subject to Title IV or Section 302 of ERISA or Code Section 412.  Neither the Company or any of its Subsidiaries has incurred any liability under any multiemployer plan, Title IV or Section 302 of ERISA or Code Section 412 and there are no circumstances that could reasonably be expected to result in such liability (including without limitation any liability on account of being considered an ERISA Affiliate with any other Person).

(d)                                 No claim, litigation, audit, or investigation with respect to any Company Plan (other than routine claims for benefits) is pending or, to the Company’s Knowledge, threatened.  No Company Plan promises or provides post-employment health, life or other welfare benefits, except as required by Code Section 4980B or Part 6 of Subtitle B or Title I of ERISA.

(e)                                  Except as set forth on the Employee Benefits Schedule, the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not accelerate the time of payment or vesting or funding or increase the amount of compensation or benefits due under any Seller Plan for any current or former employee or other Service Provider of the Company or any of its Subsidiaries or under any Company Plan. There is no agreement, plan, arrangement or other Contract covering any current or former employee or other Service Provider of the Company or any of its Subsidiaries to which the Company is a party or for which the Company or any of its Subsidiaries would otherwise be entitled to a tax deduction that will or would reasonably be expected to, as a result of the transactions contemplated by this Agreement (whether alone or in conjunction with any other event), give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code.

(f)                                   Each Company Plan that constitutes in any part of a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder, no amounts under any such Company Plan is or has been subject to the interest and additional tax set forth under Code Section 409A(a)(1)(B), and there is no obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code Section 409A(a)(1)(B).

(g)                                  Neither the Company nor its Subsidiaries are a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any comparable provision of foreign, state or local law).

4.14                        Insurance.  The Insurance Schedule lists each material insurance policy and bond (including the name of the insurer, policy number, and expiration date) maintained by, or on behalf of or providing coverage for, the Company and its Subsidiaries.  The Company has delivered to the Purchaser or one of its Representatives true, correct and complete copies of such insurance policies and all amendments and riders.  None of the Seller, the Company or any of its Subsidiaries has received notice of (a) cancellation, termination, or denial of coverage with respect to any such insurance policy or (b) material adjustment in the premiums payable with respect to any of such policies.  Each such insurance policy is legal, binding and enforceable and in full force and effect, and all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, or are up to date with regard to payment schedules/installment plans.  The Seller, the Company and its Subsidiaries have complied in all material respects with the provisions of such policies applicable to them.  With respect to each such policy, there is no liability of the Seller, the Company or any of its Subsidiaries in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such policy was terminated at or after the Closing.  None of the Seller, the Company or any of its Subsidiaries has made any claim under any such policy during the two (2) year period prior to the date of this Agreement relating to the Company or any of its Subsidiaries with respect to which an insurer has, in a written notice to the Seller, the Company or its Subsidiaries, denied coverage and no insurer has threatened in writing to cancel any such policy.  Neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance arrangement.

4.15                        Compliance with Laws.  Except as disclosed in the Compliance with Laws Schedule:

(a)                                 The Company and its Subsidiaries possess all material licenses, registrations, permits, approvals, authorizations, accreditations, qualifications, rights, privileges and consents from Governmental Entities and non-Governmental Entities that are, in each case required by Governmental Entities, or are otherwise necessary or customary in the Company and its Subsidiaries’ industry for the ownership, use, occupancy or operation of all facilities of the Company and its Subsidiaries and the conduct of its businesses as now conducted (collectively, “Registrations”), each of which is listed on the Registrations Schedule.  Neither the Company, nor any of its Subsidiaries (each a “Registration Holder”) has since June 14, 2016 failed to comply in any material respect with any Registrations, all of which are in full force and effect, and neither the Company nor its Subsidiaries has received written notice that any such Registration is not in full force or effect or that any such Registration will not be renewable upon expiration following the fulfillment of routine renewal requirements and payment of routine filing fees by the Registration Holder, except where the failure of such Registration to be in full force or effect or to be renewed would not have a material and adverse effect on the business in the aggregate, taken as a whole.  No Registration will expire, terminate or fail to continue in full force and effect as a result of the consummation of the transactions contemplated hereby.  To the Knowledge of the Company, no Registration Holder has been a party to or subject of any proceeding seeking to revoke, suspend or otherwise limit any Registration since June 14, 2016.  Since June 14, 2016, except for licensure surveys that have been responded to with an accepted corrective action plan, no Registration Holder has received written notice that any of its material properties, facilities, equipment, operations or business procedures or practices fails to comply with any Law or Registration in any material respect.

(b)                                 The Company and its Subsidiaries are, and have been since August 18, 2015, in compliance with all applicable Laws, including Healthcare Regulatory Laws, except where the failure of such compliance would not be adverse to the Company or any of its Subsidiaries in any material respect, and none of the Company or its Subsidiaries has received any written or, to the Knowledge of the Company, oral, notice, audit, investigation or review alleging any such non-compliance that are currently pending.

(c)                                  Since August 18, 2015, neither the Company nor any of its Subsidiaries has received any written information indicating that the U.S. Food and Drug Administration (“FDA”) or other Governmental Entity has commenced or threatened to initiate any action to cease, suspend, or enjoin manufacturing, production, sale, distribution, testing, storage, import, or export at any location of the Company or any of its Subsidiaries, or otherwise commenced or threatened to initiate any other action against the Company or any of its Subsidiaries or any of their respective directors, officers, employees, agents, or contractors for failure to materially comply with any Healthcare Regulatory Laws (including but not limited to any such action related to the cord blood collection kits).  Since August 18, 2015, to the Company’s Knowledge, no products of the Company or any of its Subsidiaries is or has been adulterated or misbranded within the meaning of any Healthcare Regulatory Law in any manner that would reasonably be expected to give rise to a FDA warning letter, or enforcement action by any Governmental Entity.  Since August 18, 2015, neither the Company, its Subsidiaries, nor any facility owned or operated by the Company or any of its Subsidiaries, or to the Company’s Knowledge any other facility at which any product of the Company or any of its Subsidiaries for its cord blood and cord tissue collection kits or clinical laboratory testing services is or has been produced, manufactured, tested, or stored, has any uncorrected or open notice of inspectional findings or other such observations from any Governmental Entity.

(d)                                 Except as set forth on the Compliance with Laws Schedule, since August 18, 2015, there have been no (i) to the Company’s Knowledge, recalls of any collection kit that is packaged, labeled, or distributed by the Company or any of its Subsidiaries, (ii) to the Company’s Knowledge, with respect to any collection kit that is packaged, labeled, or distributed by the Company or any of its Subsidiaries, events requiring reports to be submitted pursuant to 21 CFR Part 803 or Section 1271.350, (iii) to the Company’s Knowledge, clinical holds or allegations of noncompliance with regard to clinical research sponsored by the Company or its Subsidiaries or for which the Company or its Subsidiaries has been listed as a collaborator on clinicaltrials.gov, (iv) inquiries from a Governmental Entity regarding advertising or promotion by the Company or its Subsidiaries, (v) allegations that advertising or promotion with respect to products and services offered by the Company or its Subsidiaries is in violation of Law, or (vi) allegations of nonconformance or noncompliance with Healthcare Regulatory Laws from a Governmental Entity, including but not limited to an FDA-483, warning or untitled letter, or adverse state audit inspection report.

(e)                                  To the Knowledge of the Company, the Company and its Subsidiaries, including their respective directors, officers, managers, employees, contractors, and agents acting on its behalf, have not made an untrue or fraudulent statement to any Governmental Entity, including, but not limited to, certification to the FDA or to any other regulatory body of a Governmental Entity or agent thereof, failed to disclose a material fact required to be disclosed to the FDA, the Federal Trade Commission (“FTC”), or any other regulatory body of a Governmental Entity or agent thereof, or committed an act, made a statement, or failed to make a statement that would provide a basis for the FDA, FTC, or any other regulatory body of a Governmental Entity or agent thereof, to cause the Company or its Subsidiaries to withdraw any product from the marketplace, to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991), or to initiate any other legal action relating to fraud, false claims, false statements, or unfair trade practices.

(f)                                   Except as set forth on the Compliance with Laws Schedule, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, their respective directors, officers, managers, employees, contractors, and agents acting on their behalf, has been:

(i)                                     convicted of or charged or threatened with prosecution or, to the Company’s Knowledge, has been under investigation, by a Governmental Entity for  any violation of a Healthcare Regulatory Law including but not limited to any law applicable to a health care program defined in 42 U.S.C. § 1320a-7b(f)) (“Federal Health Care Programs”);

(ii)                                  convicted of, charged with, or, to the Company’s Knowledge, is under investigation for, any violation of applicable Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or manufacture, storage, distribution or sale of controlled substances;

(iii)                               debarred pursuant to the Healthcare Regulatory Laws;

(iv)                              excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Federal Health Care Program, any federal, state, or local governmental procurement or non-procurement program, or any other federal or state government program or activity; or

(v)                                 found to have committed any violation of Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(g)                                  Neither the Company, its Subsidiaries, nor, to the Company’s Knowledge, any of their respective  officers, directors, employees, nor any other person or entity acting on behalf of the Company or any Subsidiary, acting alone or together, has directly or indirectly (i) made any payment of cash or other consideration (including payments or discounts to customers or clients or employees of customers or clients) for purposes of doing business with such Persons, or taken any action, or failed to take any action, in violation of any Laws prohibiting the payment of undisclosed commissions or bonuses; (ii) made any illegal contribution, gift, bribe, rebate, payoff, commission, promotional allowance, influence  payment, kickback, or other payment or economic benefit or anything of value to any person, in any country, private or public, regardless of what form, whether in money, property, or services; (iii) paid, established or maintained any funds or assets that have not been recorded in the books and records of the Company; or (iv) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any person or entity to violate the terms of any judgment, sentence, order or decree of any court or Governmental Entity applicable to the Company or its Subsidiaries.

(h)                                 Except as set forth on the Compliance with Laws Schedule, since August 18, 2015, the Company and its Subsidiaries have complied in all material respects, with any Laws or regulations regarding personal information, including protected health, consumer and employee information, or any Laws or regulations regarding the use, privacy, protection and security of information.  Since August 18, 2015, the Company and its Subsidiaries have complied in all respects, except any noncompliance that would not adversely affect the business of the Company or any of its Subsidiaries in any material respect, with the Federal Trade Commission consent decree (captioned CBR Systems, Inc., FTC No. 112-3120 (Decision and Order) (April 29, 2013)) and applicable requirements of the Payment Card Industry Data Security Standards.  Any personal information that has been collected, used or disclosed has been done so with the consent of each individual to whom the information relates, if such consent, implied or otherwise, was required under Law relating to privacy and has been used only for the purposes for which such information was initially collected.  The Company and its Subsidiaries maintain and enforce a written information security program that is reasonably designed to protect personal and confidential information against unauthorized access, disclosure, loss or misuse.  Since August 18, 2015, the Company and its Subsidiaries have complied in all respects with all representations made to individuals about whom the Company and Subsidiaries collect personal information, except as would not adversely affect the business of the Company or any of its Subsidiaries in any material respect.  Except as set forth in subsection (h) of the Compliance with Laws Schedule, there has been no material data security breach of any computer systems or networks, or any loss or unauthorized access, use or disclosure of any personal or confidential information, owned, used, stored, received, or controlled by or on behalf of the Company or any Subsidiary since August 18, 2015.

(i)                                     Except for transactions that have been authorized pursuant to specific licenses issued by the U.S. Office of Foreign Assets Control (“OFAC”) and that are disclosed on subsections (i)(i) and (i)(iii) of the Compliance with Laws Schedule, since August 18, 2015, neither the Company nor any of its Subsidiaries, nor any Person acting on their behalf, has participated in any transaction in or involving (i) a party designated on the OFAC Specially Designated Nationals and Blocked Persons List or other similar list, or owned fifty percent (50%) or more by one or more such parties, (ii) a country with which such transactions by the Company or its Subsidiaries are prohibited pursuant to applicable Laws including U.S. economic sanctions administered by OFAC (“sanctioned country”), or (iii) a government or national of a sanctioned country where prohibited by applicable Laws including U.S. economic sanctions administered by OFAC.

4.16                        Environmental Matters.  Except as set forth on the Environmental Schedule:

(a)                                 The Company and its Subsidiaries are, and since August 18, 2015, have been, in material compliance with all applicable Environmental Laws.

(b)                                 The Company and its Subsidiaries have, since August 18, 2015, obtained and possessed, and as of the date hereof hold, all material Registrations required under Environmental Laws for the operation of the business as currently conducted and the occupancy of the Leased Real Property and the Owned Real Property.  The Company has made available to Purchaser a copy of all such Registrations.

(c)                                  The Company and its Subsidiaries are, and since August 18, 2015, have been in material compliance with all terms and conditions of such Registrations required under Environmental Laws for the operation of the business as currently conducted and the occupancy of the Leased Real Property and the Owned Real Property and no proceeding to modify or terminate any such Registrations is pending or, to the Company’s Knowledge, threatened.

(d)                                 The Company and its Subsidiaries have not received any written notice regarding any material violation of, or material liability arising under, Environmental Laws, which remains outstanding or unresolved.

(e)                                  There are no material Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries pursuant to Environmental Laws.

(f)                                   Neither the Company nor any of its Subsidiaries has handled, released, spilled, stored, disposed of or arranged for the disposal of, any Hazardous Materials at, on, under or from any Leased Real Property, Owned Real Property, or, to the Company’s Knowledge, any real property formerly owned, operated or leased by the Company or its Subsidiaries during the time of such ownership, operation or lease in a manner or amount that would reasonably be expected to result in any material liabilities of the Company under any Environmental Laws.

(g)                                  Neither the Company nor its Subsidiaries is subject to any outstanding judgment, settlement, order or decree of any court or other Governmental Entity pursuant to Environmental Laws that would reasonably be expected to result in a material liability of the Company.

(h)                                 For the past ten (10) years, no underground storage tanks, aboveground storage tanks, surface impoundments, landfills, other Hazardous Substances storage, treatment or disposal facilities, or wells have been removed from Leased Real Property or Owned Real Property during the time of the Company’s or any of its Subsidiaries’ lease or ownership, respectively.  Neither the Company nor any of its Subsidiaries own or operate any underground storage tanks.  To the Company’s Knowledge, (i) no friable asbestos-containing material is present at the Leased Real Property or Owned Real Property, and (ii) no potable drinkable water wells, petroleum wells or production water wells are located at the Leased Real Property or Owned Real Property.

(i)                                     The Company has made available to Purchaser copies of all material environmental assessments and reports, health and safety audits, reports of environmental investigations, environmental inspection or testing reports, notices of violation issued pursuant to Environmental Laws and written complaints or claims made pursuant to Environmental Laws that are in the Company’s possession and relate to the operations of the Company or its Subsidiaries, the Leased Real Property, the Owned Real Property for the past ten (10) years.

4.17                        Affiliated Transactions.  Except as set forth on the Affiliated Transactions Schedule and except as relating to matters addressed in the Transition Services Agreement, and other than pursuant to an employment agreement with an employee of the Company or its Subsidiaries entered into in the ordinary course, or any salary or other compensation or benefit under any Plan listed on the Employee Benefits Schedule and paid or payable in the ordinary course of business, no current equityholder, officer, director, manager, partner or Affiliate of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any individual in such equityholder’s, officer’s, director’s, manager’s or partner’s immediate family (each a “Related Person”), (a) is a party to or has any beneficial interest in, directly or indirectly, any Contract, commitment or transaction with the Company or any of its Subsidiaries, on the one hand, and any Related Person, on the other hand (other than as a result of such Related Person’s ownership in the capital stock of the Company and its Subsidiaries), in each case which is currently in effect (any such Contract, commitment or transaction, an “Affiliate Agreement”), (b) provides, or has any direct or indirect ownership interest (other than ownership of two percent or less of any class of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended) in any entity that provides, services, assets, products, resources or facilities to the Company or any of its Subsidiaries or is provided or dependent on, or has any interest (other than ownership of two percent or less of any class of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended) in any Person who is provided or dependent on, services, assets, products, resources or facilities provided by the Company or any of its Subsidiaries, or has any interest (other than ownership of two percent or less of any class of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended) in any Person which is a customer, supplier, lessor, lessee or competitor of the Company or any of its Subsidiaries, (c) has any direct or indirect interest in any asset used in or otherwise relating to the business of the Company or any of its Subsidiaries, (d)

is competing with the Company or any of its Subsidiaries, (e) has any claim or right against, or is owed any money by, the Company or any of its Subsidiaries (other than rights to receive compensation for services performed as an officer, director or employee of the Company or one of its Subsidiaries and other than rights to reimbursement for travel and other business expenses incurred in the ordinary course), or (f) owes any money to the Company or any of its Subsidiaries.

4.18                        Labor Matters.

(a)                                 Except as set forth on the Labor Matters Schedule, (a) there is no strike, work stoppage, lockout, walkout, concerted refusal to work overtime, picketing or other material labor dispute pending or, to the Company’s Knowledge, threatened in writing, against the Company or any of its Subsidiaries, and neither the Company nor its Subsidiaries has experienced any such dispute or received such threat since August 18, 2015, (b) to the Company’s Knowledge, no organizational effort is presently being made or threatened by or on behalf of any union or other labor organization with respect to employees of either the Company or its Subsidiaries, and no such efforts have been made since August 18, 2015, (c) no collective bargaining agreement or other agreement with any union or other labor organization is in effect (or have been in effect since August 18, 2015) with respect to the Company’s or any of its Subsidiaries’ employees or are currently being negotiated by the Company or any of its Subsidiaries, (d) there is not pending (and since August 18, 2015, there has not been pending) or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries any material grievance or Proceeding arising under any collective bargaining agreement or any unfair labor practice charge or complaint, and (e) since August 18, 2015, neither the Company nor any Subsidiary has implemented any plant closings, mass layoffs or other employee layoffs without complying with the Worker Adjustment and Retraining Notification Act of 1988 and any similar Law.

(b)                                 The Labor Matters Schedule contains a true and complete list of the name, position, job location, and current annualized rate of base compensation and target incentive compensation of each employee of the Company and its Subsidiaries as of the date of this Agreement (other than the Transferred Seller Employees).  No such individual is employed outside of the United States.  To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries is subject to a Contract (other than with the Company or any of its Subsidiaries) that prohibits or restricts such employee’s employment with or performance of duties for the Company or any of its Subsidiaries. To the Company’s Knowledge, no officer or other key employee of the Company or any of its Subsidiaries has indicated in writing that he or she intends to terminate his or her employment within the next twelve months.

(c)                                  Since August 18, 2015, the Company and each of its Subsidiaries is and has been in compliance in all material respects with all applicable Laws pertaining to employment matters, employment practices and terms and conditions of employment, including without limitation wages, benefits, hours, overtime, discrimination, equal opportunity, harassment, immigration, disability, affirmative action, leaves of absence, privacy, rest periods, meal breaks, workers’ compensation, unemployment insurance, occupational health and safety and the collection and payment of withholding and/or social contribution Taxes and similar Taxes, plant closings, mass layoffs and relocations. Since August 18, 2015, there is no pending or to the Company’s Knowledge threatened in writing claim, arbitration, mediation, charge, or litigation against the Company or any of its Subsidiaries relating to any employment or labor matter, and there is no pending or to the Company’s Knowledge threatened in writing audit, investigation, or examination of the Company or any of its Subsidiaries by any Governmental Entity regarding any employment or labor matter.  The Company and its Subsidiaries have paid in full to each current or former employee, director and other individual Service Provider or adequately accrued on the Financial Statements all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, directors and other individual Service Providers in all material respects.  There are no material liabilities, whether contingent or absolute, of any Company Entity relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier.  Except as set forth on the Labor Matters Schedule, the Company and its Subsidiaries have classified all individuals who perform services for it correctly, in accordance with the terms of each Plan (to the extent a specific classification is called for in such Plan) and all applicable Laws as employees, independent contractors or leased employees and if employees are exempt or not exempt from applicable overtime requirements, except for misclassifications that would not adversely affect the business of the Company or any of its Subsidiaries in any material respect.

4.19                        Service Warranties.

(a)                                 For the past fifteen (15) years, neither the Company nor any of its Subsidiaries has made any express warranties, guarantees or indemnities with respect to the services rendered by it (the “Services”) other than those warranties expressly made in the literature (including websites and other digital literature), contracts or agreements provided to the parties to whom such services are and were rendered (the “Standard Warranties”), and such Standard Warranties are set forth in the Standard Warranties Schedule.  Each Service has been in conformity and compliance in all material respects with all applicable Law, applicable government, trade association and other mandatory requirements, specifications, literature and other forms of guidance, contractual commitments and express warranties and guaranties, and neither the Company nor any of its Subsidiaries has any material Liability or obligations for damages in connection therewith.

(b)                                 Since August 18, 2015, no material claim has been made or, to the Company’s Knowledge, threatened in connection with product liability, or claims for or relating to any injury to any Person or property, in connection with or relating to the Services, and no Governmental Entity has commenced, or, to the Knowledge of the Company, threatened to initiate any material Proceeding or requested the recall relating to the Services, or commenced, or, to the Knowledge of the Company, threatened to initiate any Proceeding to enjoin the Services.

4.20                        Suppliers.  The Supplier Schedule sets forth a true, correct and complete list of the twenty (20) largest suppliers of products or services to the Company and its Subsidiaries, as measured by the aggregate amount of expenses incurred by the Company and its Subsidiaries on a consolidated basis with respect to payments to such suppliers for each of the years ended

December 31, 2016 and December 31, 2017 (with respect to each of which such supplier the Company or any of its Subsidiaries has incurred expenses with respect to payments to such supplier during the year ended December 31, 2017, a “Top Supplier”).  Except as set forth on the Supplier Schedule, no Top Supplier has canceled, suspended, or otherwise terminated, or notified the Company or any of its Subsidiaries in writing or, to the Knowledge of the Company, orally that it intends to cancel, suspend or otherwise terminate its business relationship with the Company or any of its Subsidiaries or to reduce its business or adversely change the terms, in any material respect, upon which it provides products or services to the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has Knowledge of any material dispute occurring within the last twelve (12) months prior to the date hereof with any Top Supplier.  The Company has not been informed in writing or, to the Company’s Knowledge, orally, that any Top Supplier will cancel, suspend or otherwise terminate its relationship with the Company or the applicable Subsidiary or adversely change the terms, in any material respect, upon which it sells goods or services to the Company or such Subsidiary, except for the expiration of such relationship with the applicable Top Supplier in accordance with the terms of the underlying contract with such Top Supplier in existence on the date hereof.

4.21                        Brokerage.  Except for fees and expenses of the Persons listed on the Brokerage Schedule, there are no claims for, and no broker, finder, financial advisor, investment banker or other Person is entitled to, any brokerage commissions, finders’ fees, other commissions or similar compensation in connection with the transactions contemplated by this Agreement or the introduction of the parties hereto to each other based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries would be liable following the Closing.

4.22                        Books and Records.  The records and books of account of the Company and each of its Subsidiaries are correct in all material respects. The minute books of the Company and each of its Subsidiaries, true, correct and complete copies of which have been made available to the Purchaser prior to the date of this Agreement, contain materially accurate records of substantially all meetings and reflect all corporate action of the owners and the board of directors (or similar governing body) of the Company and each of its Subsidiaries (including committees), as the case may be.  Since August 18, 2015, the equity interest books and ledgers of the Company and each of its Subsidiaries, true, correct and complete copies of which have been made available to the Purchaser prior to the date of this Agreement, correctly record all transfers and issuances of all Ownership Interests of the Company and each of its Subsidiaries, including the Shares.

4.23                        Trade Names; Business Locations.  The Names and Locations Schedule sets forth all fictitious or trade names that the Company or any of its Subsidiaries has been known as or used and all offices or places of business the Company and each of its Subsidiaries has used, in each case, since August 18, 2015.  Except as described in the Names and Locations Schedule, neither the Company nor any of its Subsidiaries is the surviving corporation of a merger or consolidation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that the statements in this Article V are correct as of the date of this Agreement and as of the Closing Date, except as set forth in the Disclosure Schedules.

5.01                        Organization and Entity Power.  The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

5.02                        Authorization.  The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other proceedings on the Seller’s part are necessary to authorize or approve the execution, delivery or performance of this Agreement or the Ancillary Agreements to which the Seller is a party or the consummation of the transactions contemplated hereby or thereby.  Assuming that this Agreement and the Ancillary Agreements are valid and binding obligations of the Purchaser, this Agreement and the Ancillary Agreements to which the Seller is a party have been duly executed and delivered by the Seller, and, assuming due authorization, execution and delivery of this Agreement and such Ancillary Agreements by the other parties hereto and thereto,  constitute  legally valid and binding obligations of  the Seller, enforceable against the Seller in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy Laws, other similar applicable Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03                        Title to Purchased Shares.  The Seller is the sole lawful record and beneficial owner of the Purchased Shares, has good and valid title to such Purchased Shares, free and clear of all Liens other than applicable federal and state securities law restrictions on transfer, and will deliver to the Purchaser at the Closing good and valid title to the Purchased Shares, free and clear of all Liens other than applicable federal and state securities law restrictions on transfer.  The Seller has sole voting power and sole power of disposition with respect to the Purchased Shares with no limitations, qualifications or restrictions on such rights and powers and is not subject to any other agreement, arrangements, options, warrants, calls, rights, commitments or other restrictions relating to the sale, transfer, purchase, redemption or voting of the Purchased Shares.

5.04                        No Violation.  Neither the Seller nor any of its material assets is  subject to or obligated under its Organizational Documents, any applicable Law, or any material Contract, instrument, license, franchise or permit, or subject to any Order or authorization of a Governmental Entity, in each case, that is applicable to the Seller or any of its material assets, which would be breached or violated , or create any Lien affecting the Purchased Shares, by, the Seller’s execution, delivery or performance of this Agreement or any Ancillary Agreement to which the Seller is a party, or the consummation of the transactions contemplated hereby or thereby.

5.05                        Consents.  Except for the applicable requirements of the HSR Act, the Seller is not required to submit any notice, report or other filing with any Governmental Entity or any other Person in connection with the execution, delivery or performance by it of this Agreement or any Ancillary Agreement to which the Seller is a party, or the consummation of the transactions contemplated hereby or thereby.  No consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Seller in connection with its execution, delivery and performance of this Agreement or any Ancillary Agreement to which the Seller is a party, or the consummation of the transactions contemplated hereby or thereby.

5.06                        Litigation.  There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Seller at law or in equity, or before or by any Governmental Entity, which seeks to prevent or materially delay, or which would adversely affect, the Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.07                        Brokerage.  Except as set forth in the Seller Brokerage Schedule, there are no claims for, and no broker, finder, financial advisor, investment banker or other Person is entitled to, any brokerage commissions, finders’ fees, other commissions or similar compensation in connection with the transactions contemplated by this Agreement or the introduction of the parties hereto to each other based on any arrangement or agreement made by or on behalf of the Seller for which the Purchaser or the Company or any of its Subsidiaries would be liable following the Closing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller and the Company that the statements in this Article VI are correct as of the date of this Agreement.

6.01                        Organization and Organizational Power.  The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.

6.02                        Authorization.  The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on the part of the Purchaser is necessary to authorize the execution, delivery or performance of this Agreement.  Assuming that this Agreement is a valid and binding obligation of the Seller and the Company, this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.  No other vote of the holders of any class or series of capital stock of the Purchaser is required to adopt this Agreement and approve the transactions contemplated hereby.

6.03                        No Violation.  The Purchaser is not subject to or obligated under its certificate or articles of incorporation or formation, its bylaws (or similar organizational documents), any applicable Law, or any material agreement, instrument, license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

6.04                        Governmental Consents.  Except for the applicable requirements of the HSR Act, the Purchaser is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby.  No consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

6.05                        Litigation.  There are no Proceedings pending or, to the Knowledge of the Purchaser, threatened in writing against the Purchaser at law or in equity, or before or by any Governmental Entity, which would adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.  The Purchaser is not subject to any outstanding judgment, order or decree of any court or other Governmental Entity with respect to the transactions contemplated hereby.

6.06                        Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser for which the Company or the Seller or any of their respective Affiliates would be liable following the Closing.

6.07                        Investment Representation.  The Purchaser is acquiring the Purchased Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any applicable federal or state securities Laws.  The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.  The Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Purchased Shares.  The Purchaser acknowledges that the Purchased Shares have not been registered under the Securities Act or any state or foreign securities Laws and that the Purchased Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Purchased Shares are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act, and any applicable state or foreign securities Laws.

6.08                        Financing.  The Purchaser has obtained (i) a fully executed commitment letter (including all exhibits, annexes and other attachments thereto and a redacted copy of each fee letter referenced therein), a copy of which has been delivered to the Company (the “Debt Commitment Letter”), from the parties identified therein (together with any other Persons that have committed to provide or have otherwise entered into agreements in connection with the Debt Commitment Letter, including any amendment or joinder, and their respective successors and assigns, collectively, the “Debt Financing Sources”, who shall not include the Purchaser or its Affiliates, to provide the Purchaser with debt financing in the amount set forth therein for the purpose of financing the transactions contemplated by this Agreement (being collectively referred to as (the “Debt Financing”)) and (ii) a fully executed equity commitment letter in form attached as Exhibit G hereto (the “Equity Commitment Letter,” and together with the Debt Commitment Letter, the “Commitment Letters”), from the Guarantors, dated as of the date hereof (the equity financing committed pursuant to the Equity Commitment Letter, the “Equity Financing,” and together with the Debt Financing, the “Financings”).  As of the date of this Agreement, the Commitment Letters have not been amended or modified, the respective commitments have not been withdrawn or rescinded in any way, and no such amendment or modification is contemplated by the Purchaser (in each case, except as expressly described in the fee letter relating to the Debt Financing delivered hereunder and to add additional lenders, lead arrangers, bookrunners, agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof). The Purchaser has fully paid any and all commitment fees or other fees due as of the date of this Agreement in connection with the Commitment Letters. As of the date of this Agreement, the Commitment Letters, in the form so delivered, are the valid and binding obligations of the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.  Except for the fee letter relating to the Debt Financing (a true and complete copy of which has been provided to the Company, redacted as to fee amounts, discount amounts, pricing caps and other economic terms only, but not redacted as to any such provisions that could affect the minimum amount, conditionality  or availability of the Debt Financing), as of the date of this Agreement, there are no other agreements, side letters, or arrangements relating to the Financings that would reasonably be expected to affect the minimum amount, conditionality or availability of the Financings on the Closing Date.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a failure of any condition to the funding of the Financings on the Closing Date or result in any portion of the Financings being unavailable on the Closing Date and, assuming the satisfaction of the conditions set forth in Section 3.01, the accuracy of the representations and warranties set forth in Article IV and Article V, the aggregate proceeds from the Financing (both before and after giving full effect to the exercise of “flex” provisions), together with immediately available cash on hand and other sources of cash available to the Purchaser, will provide the Purchaser with all of the financing required to pay the amounts required to be paid at the Closing pursuant to this Agreement, to pay all related fees and expenses, and to pay any other amounts required to be paid at the Closing in connection with the consummation of the transactions contemplated under this Agreement and the Commitment Letters, in each case for which the Purchaser is responsible.  Except as expressly provided in the Commitment Letters or in the unredacted portion of the fee letter delivered hereunder), there are no conditions precedent, or other contractual contingencies, in each case, that are related to the funding of the full amount of the Financings contemplated by the Commitment Letters.  As of the date of this Agreement, there are no facts or circumstances known to the Purchaser that would reasonably be expected to affect the availability of the full amount of the Financings on the Closing Date or impose additional conditions to the funding of Financings, other than as described in the Commitment Letters (or in the unredacted portion of the fee letter delivered hereunder).

6.09                        Solvency.  Assuming all of the representations and warranties set forth in Article IV are accurate in all material respects, immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith), the sum of the debt (including contingent liabilities) of the Company and its Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Company and its Subsidiaries, taken as a whole.

Assuming all of the representations and warranties in Article IV are accurate in all material respects, immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith), the present fair saleable value of the assets of the Company and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Company and its Subsidiaries, taken as a whole, on their debts as they generally become absolute and matured.  Assuming all of the representations and warranties in Article IV are accurate in all material respects, immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith), the capital of the Company and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Company and its Subsidiaries, taken as a whole, contemplated as of the date hereof.  No transfer of property is being made and no obligation is being incurred by the Purchaser in connection with the transactions contemplated by this Agreement with the intent by the Purchaser to hinder, delay or defraud either present or future creditors of the Purchaser, the Company or its Subsidiaries.

ARTICLE VII

COVENANTS OF THE COMPANY

7.01                        Conduct of the Business.

(a)                                 From the date hereof until the Closing Date, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and the business of its Subsidiaries in the ordinary course of business consistent with past practices, keep available the services of its present sales and management employees and preserve its present relationships and goodwill with customers, suppliers and other Persons having material business relations therewith, except (x) if the Purchaser shall have consented in writing (which consent will not be unreasonably withheld, conditioned or delayed) or (y) as otherwise explicitly permitted by this Agreement; provided that, notwithstanding the foregoing, (1) except as set forth in Section 7.12, the Company and its Subsidiaries may use all available cash to repay any Indebtedness or to make cash distributions prior to the opening of business on the Closing Date on or prior to the Closing, (2) no action by the Company or its Subsidiaries with respect to matters specifically addressed in Section 7.01(b) shall be deemed a breach of this Section 7.01(a), unless such action would constitute a breach of Section 7.01(b), and (3) the Company and its Subsidiaries’ failure to take any action prohibited by Section 7.01(b) (after taking into account the carve outs set forth in the introduction to Section 7.01(b)) shall not be a breach of this Section 7.01(a).

(b)                                 From the date hereof until the Closing Date, except (v) as set forth on the Conduct of Business Schedule, (w) as otherwise explicitly permitted by this Agreement, (x) as consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), and (y) as required by Law to be implemented during the period between the date hereof and the Closing Date, the Company shall not and shall cause its Subsidiaries not to:

(i)                                     authorize, issue, sell or deliver any units, shares or other Ownership Interests of the Company or any of its Subsidiaries, or authorize, issue,

sell or deliver any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any units, shares or other Ownership Interests of the Company or any of its Subsidiaries;

(ii)                                  increase, or make any commitment to increase, the compensation, incentive arrangements, or other benefits to any officer, director, employee or Service Provider of the Company or any of its Subsidiaries, other than immaterial increases in the ordinary course of business consistent with past practices for non-executive employees with annual compensation of less than $200,000 (except for increases in overall compensation due to achieving higher sales commissions, but not increases or changes in any commission or incentive compensation target amounts with respect to services performed on behalf of the Company and its Subsidiaries (other than increases in incentive compensation, in the ordinary course of business and consistent with past practices, provided to all sales representatives of Seller and its Subsidiaries in the same manner and without treating any of the Specified Employees differently than any other sales representatives of Seller and its Subsidiaries)) and for increases in number of hours provided;

(iii)                               establish, adopt, amend, terminate or materially increase the compensation, severance or other benefits under any Plans except as required pursuant to the terms of the Plans or other agreement existing as of the date hereof, or for Seller Plans in the ordinary course of business;

(iv)                              hire, or make an offer to hire, any new employee of the Company or any of its Subsidiaries with a base salary in excess of $150,000 or terminate any officer or other employee of the Company or any of its Subsidiaries with a base salary in excess of $150,000 for any reason other than cause;

(v)                                 (A) other than the payment of accrued and unpaid cash bonuses or other cash incentive compensation in the ordinary course of business, pay, or make any commitment to pay, any bonus or make any profit-sharing payment, cash incentive payment or similar payment, (B) fund, or make any commitment to fund, any compensation obligation (whether by grantor trust or otherwise) or (C) take any action to accelerate any payment or benefit or the funding of any payment or benefit, payable or to be provided to any of its directors, officers, employees, or Service Providers, in each case, other than as specifically required pursuant to the terms of the Plans in effect as of the date hereof;

(vi)                              (A) implement any reduction in force of any group of employees of the Company or any of its Subsidiaries, (B) enter into any collective bargaining agreement or recognize any Person as the collective bargaining representative of any employees of the Company or any of its Subsidiaries or (C) agree to pay any pension, retirement allowance, termination, or severance pay or other employee benefit, other than, in the case of this clause (C), providing severance to terminated employees consistent with past practices in the ordinary course of business (but, for the avoidance of doubt, not entering into agreements containing any severance obligations).

(vii)                           authorize or effect any recapitalization, reclassification, equity split or like change in its or any of its Subsidiaries’ capitalization;

(viii)                        merge with or into, or consolidate with, any other Person;

(ix)                              authorize or effect any liquidation or other dissolution;

(x)                                 amend its or its Subsidiaries’ Organizational Documents;

(xi)                              issue, declare, accrue, set aside, deliver, pledge, encumber, sell, or dispose, or pay any dividend or make any other distribution in respect of, any units, shares or other Ownership Interests of the Company or any of its Subsidiaries, or make any redemption of, purchase or otherwise acquire any units, shares or other Ownership Interests of the Company or any of its Subsidiaries;

(xii)                           reduce the amount of any insurance coverage provided by the insurance policies set forth on the Insurance Schedule with respect to the assets, operations and activities of the Company and its Subsidiaries as are in effect as of the date of this Agreement that would reasonably be expected to have an adverse effect on the business of the Company or any of its Subsidiaries in any material respect;

(xiii)                        (A) make any loan, advance or capital contribution to or investment in any Person, other than (x) routine travel and business expense advances to current employees of the Company or any of its Subsidiaries, in each case, in the ordinary course of business consistent with past practices, and (y) payment arrangements with customers in the ordinary course of business consistent with past practices pursuant to which customers make installment payments for services rendered by the Company or any of its Subsidiaries over a period of time; or (B) incur or guarantee any Indebtedness for borrowed money or any other Indebtedness outside of the ordinary course of business in excess of $200,000 in the aggregate;

(xiv)                       make any mortgage or pledge of any of its material assets or any material portion of the assets or otherwise permit any of its material assets or material portion of the assets to become subject to any Lien, except for Permitted Liens and pledges of immaterial assets made in the ordinary course of business and consistent with the past practices;

(xv)                          sell, assign, transfer, license on an exclusive basis or lease any of its material tangible assets or any material portion of its tangible assets, except, in the ordinary course of business or pursuant to any agreement set forth on the Contracts Schedule;

(xvi)                       sell, assign, license (except in the ordinary course of business consistent with past practices) or transfer, mortgage, pledge or subject to any Lien, or abandon, permit to lapse or otherwise dispose of, any of Intellectual Property rights;

(xvii)                    (A) acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof or any other Person, or (B) acquire any material assets, other than, in the case of this clause (B), the acquisition of assets in the ordinary course of business consistent with past practice;

(xviii)                 make any capital expenditures in excess of $250,000 in the aggregate or commitments therefor, except for such capital expenditures or commitments therefor that are (i) fully paid for in their entirety with cash prior to the opening of business on the Closing Date in connection with an emergency or (ii) reflected in the Company’s or its Subsidiaries’ current budget, the portion of which related to capital expenditures and commitments as set forth in Section (b)(xviii) of the Conduct of Business Schedule;

(xix)                       commence or settle or compromise any claim, action, arbitration or other Proceeding, except for settlements that do not impose any Liability or obligation on the Company or any of its Subsidiaries other than cash payments that are paid by the Company prior to the Closing Date and do not exceed $250,000 in the aggregate;

(xx)                          except as required by GAAP, (A) materially change any of its accounting principles, methods or practices (including principles, methods and practices relating to the estimation of reserves and other liabilities) or (B) write up, write down or write off the book value of any material asset;

(xxi)                       to the extent solely applicable to the Company and its Subsidiaries and not with respect to the Seller Group, (1) change any annual Tax accounting period or method of Tax accounting, (2) enter into any closing agreement with a taxing authority, (3) settle any material Tax claim, audit or assessment with a taxing authority, (4) make any material Tax election or prepare any material Tax Return in each case in a manner that  is materially inconsistent with the past practices of the Company or its Subsidiaries with respect to the treatment of items on prior Tax Returns, (5) incur any material liability for Taxes other than in the ordinary course of business consistent with past practice, (6) file any past-due Tax Return or file any Tax Return in each case in a jurisdiction where the Company or its Subsidiaries did not file a Tax Return of the same type in the immediately preceding Tax period or (7) file a claim for refund of Taxes with respect to the income, operations or property of the Company and its Subsidiaries;

(xxii)                    enter into any transaction, agreement or arrangement with the Company or any of its Subsidiaries, on the one hand, and any Related Person, on the other hand, except (A) for payments of cash bonuses or pursuant to any agreement set forth on the Contracts Schedule or the Affiliated Transactions Schedule, (B) as otherwise permitted by Sections 7.01(b)(ii), (iii), (iv), (v), (vi) or (xiii), or (C) as contemplated by the Transition Services Agreement or Section 7.09;

(xxiii)                 purchase, sell or transfer, or enter into any agreement to purchase, sell or transfer any Owned Real Property;

(xxiv)                amend or modify in any material respect, transfer or terminate, in whole or in part, or grant any release, waiver or relinquishment of any material right under, any Lease or any Contract set forth or required to be set forth on the Contracts Schedule or any Contract that would be required to be set forth on the Contracts Schedule if entered into prior to the date hereof, or enter into any new Lease or Contract that would be required to be set forth on the Contracts Schedule if entered into prior to the date hereof, other than (A) in the case of Material Contracts described in Sections 4.10(a)(viii), (x), (xv) and (xvi), in the ordinary course of business consistent with past practices, (B) the termination of a Contract upon the expiration of such Contract in accordance with its terms or (C) as contemplated by the Transition Services Agreement or Section 7.09;

(xxv)                   implement any employee layoffs that would implicate the WARN Act;

(xxvi)                manage its working capital other than in the ordinary course of business consistent with past practices in all material respects (including (i) not deferring, delaying or postponing the payment of accounts payable or other Liabilities or obligations other than in the ordinary course of business consistent with past practices, and (ii) not accelerating the collection of accounts receivable other than in the ordinary course of business consistent with past practices); or

(xxvii)             agree or commit to do any of the foregoing.

7.02                        Access to Books and Records.  Subject to Section 8.06, from the date hereof until the Closing Date, the Company shall provide the Purchaser and its authorized representatives (the “Purchaser’s Representatives”) with reasonable access during normal business hours and upon reasonable notice to the offices, properties, Senior Personnel, any employee who is a party to any Ancillary Agreement, any Specified Employee (during the Specified Period only), any Accepting Specified Employee, any Considering Specified Employee (during the Specified Period and each Extension Period applicable to such Considering Specified Employee) or any Person who is included in clause (i) of the definition of Knowledge, books and records of the Company and its Subsidiaries in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire of the affairs of the Company and its Subsidiaries; provided that, notwithstanding the foregoing, (a) such access does not unreasonably interfere with the normal operations of the Company or its Subsidiaries, (b) Purchaser and its authorized representatives shall have no right to perform environmental sampling or testing or other invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries, (c) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, and (d) nothing herein shall require the Company to provide access to, or to disclose any information to, the Purchaser or any of the Purchaser’s Representatives if such access or disclosure would reasonably be expected to (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) waive any legal privilege, or (iii) be in violation of applicable Law (including the HSR Act and other antitrust Laws).  The Purchaser acknowledges that the Purchaser is and remains bound by that certain Confidentiality Agreement, dated as of September 13, 2017 (as amended from time to time, the “Confidentiality Agreement”), by and between Purchaser and AMAG Pharmaceuticals, Inc. (“AMAG”).  The information provided pursuant to this Section 7.02 will be used solely for the purpose of effecting the transactions contemplated by this Agreement, and will be governed by all the terms and conditions of the Confidentiality Agreement.

7.03                        Regulatory Filings.

(a)                                 The Company and Seller shall, and shall cause their Affiliates to, (i) promptly make or cause to be made all filings, notices, applications and submissions required to be made under any Laws applicable to the Company and the Seller for the consummation of the transactions contemplated by this Agreement, (ii) coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with all of the foregoing, and (iii)(A) supply promptly any additional information and documentary material that may be requested in connection with such filings, (B) make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith and (C) use reasonable best efforts to take all actions necessary to obtain all required clearances.

(b)                                 As soon as practicable following the date hereof (and with respect to the HSR Filing, within seven days), the Company and the Seller shall make or cause to be made all filings and submissions under the HSR Act (the “HSR Filing”) and any other material Laws or regulations applicable to the transactions contemplated herein. The Company shall coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with all of the foregoing. The Purchaser shall be responsible for the filing fees under the HSR Act.  The Company and Seller shall at the time of making the Seller HSR Filing request early termination of the applicable premerger waiting period.

(c)                                  To the extent permitted by applicable Law and the applicable Governmental Entity, the Company and the Seller will each provide the Purchaser with prompt notice of any communication (whether written or oral) received by it from any Governmental Entity with respect to the foregoing, consult with the Purchaser prior to providing any additional information to or otherwise communicating (whether in written or oral form) with any Governmental Entity with respect to the foregoing, and incorporate the reasonable comments of the Purchaser in connection with providing any additional information or otherwise communicating (whether in written or oral form) with any Governmental Entity with respect to the foregoing.

7.04                        Conditions; Consents and Notices.  The Company shall use commercially reasonable efforts to cause the conditions set forth in Section 3.01, to be satisfied as soon as practicable following the date hereof, to cause Closing to occur as expeditiously as possible following the execution of this Agreement, and to consummate the transactions contemplated herein as soon as possible after the satisfaction of the conditions set forth in Article III (other than those to be satisfied at the Closing itself, but subject to such conditions being capable of being satisfied at the Closing); provided that neither the Company nor the Seller shall be required to provide financing or any other financial accommodation to the Purchaser for the consummation of the transactions contemplated hereby.  Seller shall, and shall cause the Company and its Subsidiaries to, give promptly as is reasonably practicable such notices to third parties and use commercially reasonable efforts to obtain any third-party consents required in connection with the transactions contemplated hereby, including all consents listed on the Consents Schedule, and the San Francisco Landlord Consent to Assignment and the San Francisco Landlord Estoppel Certificate; provided, however, that in obtaining any such consent or the San Francisco Landlord Consent to Assignment or the San Francisco Landlord Estoppel Certificate, none of Seller, the Company or any of its Subsidiaries shall (i) be required to modify or alter the terms of the agreement to which such consent or notice or San Francisco Landlord Estoppel Certificate relates, except that the San Francisco Landlord Consent to Assignment shall include a waiver of (A) the San Francisco Landlord’s right to any Transfer Premium (as defined in the San Francisco Lease) and (B) the San Francisco Landlord’s right to recapture the premises, in each case, in a form reasonably acceptable to Purchaser (and none of Seller, the Company or any of its Subsidiaries shall modify or alter the terms of the applicable agreement in a manner that is adverse in any material respect to Purchaser, the Company or any of its Subsidiaries, without the prior written consent of Purchaser) or (ii) be required to make any payments of money or provide any other inducement to the other party or parties to such agreement other than such payments or inducements required under the terms of the applicable agreement with such third party.

7.05                        Exclusive Dealing.  During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, each of the Company and the Seller shall not, and each of the Company and the Seller shall cause its respective Subsidiaries, officers, directors, managers, employees, Affiliates, advisors (including investment bankers) and other authorized agents and representatives not to, directly or indirectly (a) take any action to solicit, encourage, induce, initiate or facilitate the making, submission or announcement of any offer or proposal relating to an Acquisition Transaction (an “Acquisition Proposal”) or take any other action that would reasonably be expected to lead to an Acquisition Proposal, (b) engage in discussions or negotiations with, or provide any information to, any Person (other than the Purchaser and the Purchaser’s Representatives) concerning any Acquisition Transaction or an Acquisition Proposal, (c) approve, endorse, recommend any Acquisition Proposal, (d) enter into any commitment, understanding, term sheet, letter of intent or similar document or any Contract contemplating or otherwise relating to an Acquisition Proposal, or (e) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than the Purchaser and its Affiliates) to do or seek to do any of the foregoing. Without limiting the generality of the foregoing, the Company and the Seller each acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any of its Subsidiaries or any of its or their respective Affiliates (whether or not such Subsidiary or Affiliate is purporting to act on its behalf) or any of its or their respective representatives (acting on the behalf of the Company or the Seller) shall be deemed to constitute a breach of this Section 7.05 by the Company or the Seller, as applicable. The Company and the Seller shall promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal) advise Purchaser orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal (including the identity of the Person making or submitting such

Acquisition Proposal, inquiry, indication of interest or request, and the material terms thereof in each case, to the extent that the provision of such information to Purchaser does not breach any confidentiality obligations that the Seller or the Company have to such third party pursuant to an agreement entered into with such third party prior to the date hereof, but, for the avoidance of doubt, the Company and Seller shall disclose to Purchaser that such Acquisition Proposal, inquiry or indication of interest has been received) that is made or submitted by any Person prior to the Closing and any modification or proposed modification thereto. Promptly following the execution and delivery of this Agreement, the Company and the Seller shall, and shall each cause its Subsidiaries and its and their respective Affiliates and representatives to, immediately cease and cause to be terminated any existing discussions with any Person (other than Purchaser and its Affiliates and representatives) that relate to any Acquisition Proposal or potential Acquisition Proposal.

7.06                        Cooperation with Debt Financing Sources.

(a)                                 From the date of this Agreement until the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use their respective commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause the respective senior management, representatives and financial, accounting and legal advisors of the Company and its Subsidiaries to, provide to the Purchaser such cooperation as is reasonably requested by the Purchaser that is customary in connection with financings of the type contemplated by the Debt Commitment Letter solely at the Purchaser’s expense, in connection with the arrangement by the Purchaser of the Debt Financing, including using commercially reasonable efforts with respect to the following: (i) making appropriate senior officers reasonably available for participation upon reasonable advance notice and at such times and in such places to be mutually agreed in (1) a reasonable number of meetings with prospective lenders in connection with the Debt Financing (but not, for the avoidance of doubt, more than one “bank meeting”), (2) due diligence sessions with prospective lenders with respect to the Debt Financing  and (3) sessions with rating agencies in connection with the Debt Financing, (ii) reasonably assisting with the preparation of customary materials for rating agency presentations, bank information memoranda and similar documents as contemplated by the Debt Commitment Letter and customarily required in connection with the Debt Financing; (iii) authorizing the distribution of information to prospective lenders and executive ratings agency engagement letters as required in connection with the Debt Financing (provided that the Company shall not be required to pay any cost or expense relating to such rating agency engagement letters); (iv) at least three (3) Business Days prior to Closing, providing all documentation and other information about the Company and its Subsidiaries that is reasonably requested by the Debt Financing Sources and the Debt Financing Sources reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, to the extent requested by the Purchaser in writing at least ten (10) Business Days prior to Closing; and (v) delivering the historical financial statements required under paragraph 7 of Exhibit D to the Debt Commitment Letter (“the “Required Financial Information”) to the Purchaser; provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. Nothing in this Section 7.06 shall require the Company or its Subsidiaries to (t) prepare or deliver any financial statements (other than the Required Financial Information) for any period that are not otherwise prepared in the ordinary course of its business, (u) cause its directors and managers to adopt or pass any resolutions or consents other than any resolutions or consents necessary to authorize the officers and employees of the Company and its Subsidiaries to take such actions as are necessary to comply with the Company’s and its Subsidiaries’ obligations herein (provided that prior to the Closing Date in no event shall the Company or its Subsidiaries be required to approve the agreements, documents and instruments pursuant to which the Debt Financing is obtained), (v), (w) execute or deliver any certificate, document or agreement in connection with the Debt Financing unless the effectiveness of such certificate, document or agreement is contingent upon the occurrence of the Closing Date, (x) deliver or cause their counsel to deliver any legal opinion letters in connection with the Debt Financing, (y) take any action that would (A) cause any condition to Closing set forth in Article III to not be satisfied or otherwise cause any breach of this Agreement or (B) reasonably be expected to conflict with, violate, breach or otherwise contravene (1) any organizational document of the Company and/or its Subsidiaries, (2) any law or any legally privileged agreement (provided that the Company and its Subsidiaries agree to use commercially reasonable efforts to provide such information in a manner that would not result in a waiver of any attorney-client privilege or other legal privilege or contravene any applicable laws, whether by redacting certain information or otherwise) and/or (3) any material contract or agreement binding on the Company or its Subsidiaries, or (z) deliver any certificate that any officer, director other representative of the Company or its Subsidiaries reasonably believes, in good faith, contains any untrue certifications or result in any officer or director of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Debt Financing.

(b)                                 Notwithstanding anything to the contrary in this Section 7.06 or elsewhere in this Agreement:

(i)                                     no certificate, document or instrument related to the Debt Financing will be effective until the Closing, other than the authorization letters or representation letters to auditors in the information provided by the Company, and neither the Company nor any of its Subsidiaries will be required to take any action under any certificate, document or instrument that is not contingent upon consummation of the Closing (including the entry into any agreement that is effective before the Closing) or that would be effective prior to the Closing; and

(ii)                                  in no event will the Company or any of its Subsidiaries be required to pay any commitment fee or other fee or payment to obtain consent, or to incur any liability with respect to, or cause or permit any Lien to be placed on any of their respective assets in connection with, the Debt Financing prior to the Closing.

(c)                                  Nothing in this Section 7.06 shall require the Company or any of its Subsidiaries to provide access to, or to disclose any information to, the Purchaser or any of the Purchaser’s Representatives if such access or disclosure would reasonably be expected to waive any legal privilege, provided that if the Company so withholds access or disclosure of any information from Purchaser, it shall immediately notify the Purchaser in writing that disclosure or information has been withheld.  The Purchaser shall (i) promptly upon request by the Company, reimburse the Company for all reasonable and documented costs and out-of-pocket expenses (including reasonable legal and accounting fees) incurred by the Company and its Subsidiaries in connection with providing the assistance contemplated by this Section 7.06 or otherwise in connection with the Debt Financing (or, in the event that any expenses incurred prior to the opening of business on the Closing Date are not reimbursed by the Purchaser to the Company prior to the opening of business on the Closing Date, then, to the extent such expenses were paid in cash by the Company or Seller prior to the opening of business on the Closing Date, such expense reimbursement shall be made to the Seller) and (ii) indemnify and hold harmless the Company, its  Subsidiaries and their respective officers, directors, employees, Affiliates and/or agents from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement or consummation of the Debt Financing or any information used in connection therewith, except for losses, damages, claims, costs and/or expenses resulting directly from the gross negligence or willful misconduct of the Company or its Subsidiaries prior to Closing as determined in a final, non-appealable judgement of a court of competent jurisdiction.

7.07                        Financial Statements.  As soon as reasonably practicable following the date of this Agreement, the Company shall cause to be prepared the Audited Financial Statements in accordance in all material respects with GAAP and deliver, or cause to be delivered, the Audited Financial Statements to Purchaser, and the Company shall use commercially reasonable efforts to have such Audited Financial Statements delivered by July 15, 2018.

7.08                        Resignation of Directors and Officers. The Company shall use its reasonable best efforts to cause to be delivered to the Purchaser at the Closing written resignations, in form and substance reasonably satisfactory to the Purchaser, from each of the officers, directors and managers of the Company and each of its Subsidiaries (in each case other than those specified by Purchaser at least two (2) Business Days prior to the Closing), which resignations shall be effective as of the Closing.

7.09                        Termination of Related Person Obligations; Separation Actions.

(a)                                 For purposes of this Agreement:

(i)                                     “Company Used Seller Agreements” means agreements that are material to the business of the Company and/or any of its Subsidiaries and are in the name of the Seller under which only the Company and/or its Subsidiaries use, are provided access to, receive, or acquire products and/or services.  Attached hereto as the Listed Company Used Seller Agreements Schedule is a list provided by the Seller of Company Used Seller Agreements (the “Listed Company Used Seller Agreements”). Agreements that fall within the definition of Company Used Seller Agreements that are not Listed Company Used Seller Agreements and either (i) involve at least $100,000 in annual payments or (ii) the loss of which would be reasonably likely to cause material disruption to the Company and/or any of its Subsidiaries and, in each case, concerning which Purchaser notifies Seller within six months following the Closing that it desires to have included as Company Used Seller Agreements are referred to herein as the “Unlisted

Company Used Seller Agreements.”  The Listed Company Used Seller Agreements, together with the Unlisted Company Used Seller Agreements, are referred to herein as the “Protected Company Used Agreements.”

(ii)                                  “Seller Mutual Agreements” means agreements in the name of the Seller under which both the Seller and the Company and/or its Subsidiaries use, are provided access to, receive, or acquire products and/or services, but excluding agreements covering services which the Seller will provide to the Company and its Subsidiaries pursuant to the Transition Services Agreement. Attached hereto as the Listed Mutual Agreement Schedule is a list provided by the Seller of the Seller Mutual Agreements (the “Listed Mutual Agreements”). Agreements that fall within the definition of Seller Mutual Agreements that are not Listed Mutual Agreements the loss of which would be reasonably likely to cause material disruption to the Company and/or any of its Subsidiaries and, in each case, concerning which Purchaser notifies Seller within six months following the Closing that it desires to have included as Seller Mutual Agreements are referred to herein as the “Unlisted Mutual Agreements.”  The Listed Mutual Agreements, together with the Unlisted Mutual Agreements, are referred to herein as the “Protected Mutual Agreements.”

(iii)                               “Seller Referenced Company Agreements” means agreements in the name of the Company and/or its Subsidiaries which reference the Seller but under which only the Company and/or its Subsidiaries use, are provided access to, receive, or acquire products and/or services.

(b)                                 Except as set forth in Section 7.09(c), Section 7.09(d) or Section 7.09(e) below, prior to the Closing, except for this Agreement and the Ancillary Agreements, the Company shall cause all liabilities, obligations and agreements between the Company or any of its Subsidiaries, on the one hand, and Seller and its Subsidiaries and/or any of Seller’s or any of its Subsidiaries’ (other than the Company or its Subsidiaries) officers, directors or employees (or any such officer’s, director’s or employee’s immediate family), on the other hand, to be terminated in full and of no further force or effect upon the Closing and shall cause reasonable evidence of such termination of such liabilities, obligations and agreements to be delivered to Purchaser.

(c)                                  With respect to any Seller Referenced Company Agreements, prior to the Closing Seller shall be entitled to provide written notice to the applicable counterparty (which such form of notice shall be provided to Purchaser for its review and prior written approval, not to be unreasonably withheld) (each a “Seller Notice”) that Seller will no longer be involved with such agreement after the Closing.  Following the Closing, the Company shall indemnify Seller for any Losses that the Seller suffers as a result of such Seller Referenced Company Agreements; provided, however, following the Closing Seller shall indemnify the Company and its Subsidiaries from up to thirty (30) months of any Losses that the Company and/or any of its Subsidiaries suffers as a result of, (i) if applicable, the use, access to, receipt, or acquisition of products and/or services by the Seller and/or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to the Seller Referenced Company Agreements, (ii) any termination of such Seller Referenced Company Agreement (excluding any non-renewals of such Seller

Referenced Company Agreement) that is initiated within six (6) months after the delivery of such Seller Notice that is primarily the result of the delivery of such Seller Notice and/or (iii) increases of price that are initiated within six (6) months after the delivery of such Seller Notice that primarily result from the Seller Notice (excluding any price increases in connection with renewals or amendments to such Seller Referenced Company Agreement and any price increases pursuant to the terms of such Seller Referenced Company Agreement).

(d)                                 With respect to any Protected Mutual Agreements prior to the Closing (and continuing thereafter for a period of six (6) months if not obtained at the Closing), Seller, Purchaser and the Company shall use their commercially reasonable efforts (all at Purchaser’s sole expense) to have the counterparty to each Protected Mutual Agreement either (i) split its Protected Mutual Agreement into separate agreements for the Seller and for the Company and/or any of its Subsidiaries (each such separate agreement for the Company and/or any of its Subsidiaries, a “Split Agreement”) or (ii) put in place a new agreement for the Company and/or its Subsidiaries (each such new agreement for the Company and/or any of its Subsidiaries and each Split Agreement shall each be referred to herein as a “Separate Agreement”). The parties agree that Seller shall not be required to negotiate on behalf of the Purchaser or the Company with respect to any Separate Agreement, other than to use its commercially reasonable efforts to result in a Separate Agreement or Split Agreement being executed, and need not provide any guarantees (whether of payment or performance), deposits, security, or similar actions or obligations in order to procure a Separate Agreement or Split Agreement for any Party or to obtain any particular term in any Separate Agreement or Split Agreement for any Party.

(e)                                  To the extent assignable, Seller shall use commercially reasonable efforts to assign each of the Company Used Seller Agreements to the Company and/or any of its Subsidiaries at the Closing and provide the counterparty to each such Company Used Seller Agreement written notice (subject to Purchaser’s prior written approval, not to be unreasonably withheld) of such assignment.  To the extent a Company Used Seller Agreement requires consent of a counterparty thereto, Seller shall use its commercially reasonable efforts to obtain such consent so that it can assign such Company Used Seller Agreement to the Company and/or any of its Subsidiaries at Closing or, if not obtainable by the Closing, following the Closing.  To the extent a counterparty requires a fee or other payment in order to provide such consent, such amounts shall be paid by (i) Seller with respect to any Protected Company Used Agreement and (ii) Purchaser with respect to any other Company Used Seller Agreement. Following the Closing, until the earlier of (a) such assignment having occurred or (b) the six (6) month anniversary of the Closing Date, the Seller shall provide to the Company the products and/or services Seller uses, is provided access to, receives, or acquires pursuant to such Protected Company Used Agreement and the Company shall promptly reimburse Seller for the costs Seller incurs in using, accessing, receiving, or acquiring such products and/or services from the counterparty to such Protected Company Used Agreement, provided, that in the event the counterparty to any Protected Company Used Agreement terminates such Protected Company Used Agreement despite Seller offering to pay any fees or other payment required to be paid by Seller pursuant to the preceding sentence, Seller shall use commercially reasonable efforts to provide the Company with the products and/or services subject to such Protected Company Used Agreement, or provide access to such products and/or services that the Company and its Subsidiaries currently receives pursuant to such Protected Company Used Agreement. Following an assignment, the Company shall indemnify Seller for any Losses Seller suffers as a result of such Company Used Seller Agreement; provided, however, Seller shall indemnify the Company and its Subsidiaries from any Losses the Company and/or any of its Subsidiaries suffer that relate to the Seller’s and/or any of its Subsidiaries’ (other than the Company and its Subsidiaries) use, access to, receipt, or acquisition of products and/or services covered by the Company Used Seller Agreements.

(f)                                   For the avoidance of doubt, nothing contained in this Section 7.09 shall be deemed to limit or modify the representations and warranties of the Company contained in this Agreement or the representations and warranties of the Seller contained in this Agreement, or limit Purchaser’s rights to make claims for breaches of or inaccuracies in such representations or warranties.

(g)                                  Purchaser and Seller hereby agree to the matters set forth on the Pre-Closing Services Schedule.

7.10                                                Seller Audit Cooperation.  During the period commencing on the Closing Date and ending on the earlier of March 31, 2019 and the date on which Purchaser completes its audit for the fiscal year ending December 31, 2018, Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to reasonably cooperate with any reasonable requests by Purchaser with respect to the Company and its Subsidiaries for the period commencing on January 1, 2018 and ending on the Closing Date, and if reasonably necessary, access to its auditors, in each case, in connection with Purchaser’s audit for the fiscal year ending December 31, 2018, provided, that, notwithstanding the foregoing, (a) any such requests shall require reasonable advance notice to Seller in writing (for which e-mail pursuant to Section 13.04 shall be sufficient), (b) such access does not unreasonably interfere with the normal operations of Seller or its Subsidiaries, and (c) nothing herein shall require Seller or its Subsidiaries to provide access to, or to disclose any information to, Purchaser, its Subsidiaries or its authorized representatives if such access or disclosure would reasonably be expected to (x) waive any legal privilege, or (y) be in violation of applicable law.

7.11                                                San Francisco Lease Letter of Credit.  Notwithstanding anything to the contrary herein, during the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, each of Seller and the Company covenants and agrees that it will, and will cause its Subsidiaries to, maintain at least $151,002.69 in cash, and not transfer, dispose of or disburse such cash (whether to any other account of Seller, the Company or any of their respective Subsidiaries or to any other Person or otherwise), which is included in general ledger account 1300 relating to the letter of credit Seller has delivered to the San Francisco Landlord with respect to the San Francisco Lease.

7.12                                                Seller Indenture Obligations.  Following the Closing, Seller shall, within the time periods permitted thereunder, take all actions necessary or otherwise required in order for the sale of the Purchased Shares to constitute an Asset Sale (as defined in that certain Indenture dated as of August 17, 2015, by and between Seller and Wilmington Trust, National Association, as trustee (the “Indenture”)) that is permitted under the Indenture; provided that this covenant shall not require Seller to use the proceeds of this Transaction in any specific way or amount immediately following the Closing.

ARTICLE VIII

COVENANTS OF THE PURCHASER

8.01                        Access to Books and Records.  From and after the Closing, for a period of seven years, the Purchaser shall, and shall cause the Company to, provide the Seller and its authorized representatives with access, during normal business hours and upon reasonable notice, to the books and records (for the purpose of examining and copying) of the Company and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date for purposes of preparing tax returns or filings, accounting or financial statements or reports or filings under applicable securities laws or in connection with any audit or inquiry by any Governmental Entity; provided that, notwithstanding the foregoing, (a) such access does not unreasonably interfere with the normal operations of the Purchaser, the Company or its Subsidiaries, (b) nothing herein shall require the Company or its Subsidiaries to provide access to, or to disclose any information to, the Seller or its authorized representatives if such access or disclosure would reasonably be expected to (x) waive any legal privilege, or (y) be in violation of applicable law.  Unless otherwise consented to in writing by the Seller, the Purchaser shall not, and shall not permit the Company or its Subsidiaries to, for a period of seven years following the Closing Date, destroy or otherwise dispose of any of the books and records of the Company or its Subsidiaries for any period prior to and including the Closing Date without first giving reasonable prior notice to the Seller and offering to surrender to the Seller such books and records or any portion thereof which the Purchaser or the Company may intend to destroy or dispose of.

8.02                        Director and Officer Liability and Indemnification.

(a)                                 For a period of six years after the Closing Date, the Purchaser shall not, and shall not permit the Company or its Subsidiaries to, amend, repeal or otherwise modify any provision in the Company’s or its Subsidiaries’ certificate of formation, certification of incorporation, articles of incorporation, operating agreement, bylaws, or equivalent governing documents relating to the exculpation or indemnification (including fee advancement) of any officers and/or directors of the Company or its Subsidiaries (each such officer or director, an “Indemnified Person”) as in effect as of the date of this Agreement that is adverse to such officers and/or directors (unless required by Law) (collectively, the “Charter Indemnification Obligations”), it being the intent of the parties that the Indemnified Persons shall continue to be entitled to such exculpation and indemnification (including fee advancement) thereunder to the full extent permitted by applicable Law.  The Purchaser shall, and shall cause the Company and its Subsidiaries to, honor and perform under all such Charter Indemnification Obligations owed to any of the Indemnified Persons.

(b)                                 If the Company, its Subsidiaries or any of their respective successors or assigns (i) is to consolidate with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) is to transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 8.02.  The provisions of this Section 8.02 are intended for the benefit of, and will be enforceable by, each Indemnified Person and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.

(c)                                  Notwithstanding anything herein to the contrary, if any Proceeding or investigation (whether arising before, at or after the Closing Date) is made against any Indemnified Person or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 8.02 shall continue in effect until the final disposition of such Proceeding or investigation.

8.03                        Employment and Benefit Arrangements.

(a)                                 From the Closing Date until December 31, 2018, the Purchaser shall cause the Company to provide employees of the Company and its Subsidiaries who were employed by the Company and its Subsidiaries immediately following the Closing (the “Transferred Employees”) with (i) base salary and target incentive compensation (other than equity-based compensation) that is no less than the base salary and target incentive compensation (other than equity-based compensation) provided to such employees prior to the Closing and (ii) subject to Section 8.03(b), benefit plans, programs, arrangements, agreements and policies that provide a level of benefits (other than equity based compensation) that are, in the aggregate, substantially comparable to the aggregate level of benefits provided under the Plans as of the Closing.  The Purchaser shall take all actions necessary so that employees of the Company and its Subsidiaries shall receive service credit for all purposes (other than for purposes of benefit accrual under any defined benefit pension plan) under any compensation or benefit plans, programs, arrangements, agreements and policies sponsored by the Purchaser or any of its Affiliates (other than any equity-based arrangements and severance), except to the extent duplication of benefits would result.

(b)                                 Effective as of the later of the Closing Date or the date such Transferred Employees would otherwise lose coverage under any Seller Plan that is a group health plan, Seller shall offer to such Transferred Employees continued coverage in such group health plan and their eligible dependents as if they had incurred a qualifying event under Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA (“COBRA”) as of the Closing Date (the “Continued Coverage”).  Seller shall cause all offers, notices, elections, premium payments and duration of Continued Coverage to be provided in accordance with the requirements of COBRA, including the inclusion of an administrative charge of up to 2% of the monthly premium.  Purchaser shall (or shall cause the Company to) make available a group health plan for medical, dental and vision, coverage effective no later than January 1, 2019, to Transferred Employees who are then employed by the Company or its Subsidiaries and Seller may terminate the Continued Coverage for Transferred Employees when they become eligible for group health coverage through Purchaser or the Company.  From the Closing Date through the earlier of the (1) effective date the Purchaser or its Affiliate makes medical, dental and vision coverage available to the

Transferred Employees, or (2) the date such Transferred Employee’s Continued Coverage ceases (e.g., Transferee Employee’s non-payment of premium), the Company shall reimburse 80% of each Transferred Employee’s Continued Coverage premiums as soon as practicable following such Transferred Employee providing evidence of premium payment.  The Company shall reimburse Seller, as soon as reasonably practicable following delivery of a notice therefor and reasonable evidence thereof, for any reasonable out-of-pocket costs or expenses not reimbursable through insurance or otherwise it directly incurs in connection with complying with this Section 8.03(b), including with respect to the provision of health reimbursement accounts or HRAs to the Transferred Employees.

(c)                                  As soon as reasonably practicable following the Closing Date, Seller and Purchaser shall cause a Code Section 414(l) trust-to-trust transfer of the account balances (and related assets and liabilities including participant loan notes) of Transferred Employees in the AMAG Pharmaceuticals, Inc. 401(k) Retirement Plan (the “Seller 401(k) Plan”) to the 401(k) plan adopted by Purchaser or its Affiliate (the “Purchaser 401(k) Plan”).  Prior to such transfer, each Party shall provide the other Party with evidence that it has duly approved corporate and Plan documents that reasonably enable the transfer to occur as of a mutually agreeable date.  As a condition precedent to any transfer of assets from the Seller 401(k) Plan to the Purchaser 401(k) Plan, each Party shall provide the other Party with (i) reasonable evidence that its 401(k) plan is tax-qualified within the meaning of sections 401(a) and 401(k) of the Code, and (ii) any other duly executed corporate or plan documents that the other may reasonably require through advance notice to the other Party.   From the Closing Date until completion of the plan-to-plan transfer contemplated herein, Seller agrees to cause the plan administrator of the Seller 401(k) Plan to implement reasonable measures to prevent deemed distribution of Transferred Employee loan balances in the Seller 401(k) Plan, such as for example and without limitation extending the maximum cure period for loan defaults (subject to the maximum limitations of Code Section 72(p) and its associated regulations) and/or accepting loan repayments from Transferred Employees via check.

(d)                                 Seller agrees that the Seller and its Affiliates shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9 who incur a qualifying event under any Seller Plan prior to or following the Closing.  As of and following the Closing Date, except as provided in Section 8.03(c), the Company and its Subsidiaries shall not have any liability or obligation under any Seller Plan.

(e)                                  Notwithstanding anything herein to the contrary, including without limitation Section 7.01, the Company shall or shall cause its Subsidiaries to, refund any amounts required to be paid under Seller’s Employee Stock Purchase Plan as a result of the Closing to the appropriate employees in accordance with the terms of the Seller’s Employee Stock Purchase Plan, and no such amounts shall be taken into account as Current Liabilities, as items of Indebtedness or as Transaction Expenses hereunder.

(f)                                   Nothing in this Section 8.03 shall (i) confer upon any Person any right to continue in the employ or service of Purchaser, the Company or any of its Subsidiaries or

any of their respective Affiliates, or interfere with or restrict in any way the rights of Purchaser, the Company or any of its Subsidiaries or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any employee at any time for any reason whatsoever, with or without cause, (ii) subject to compliance with this Section 8.03, restrict Purchaser’s or the Company’s or its Subsidiaries’ right to amend, modify or terminate any Company Plan, (iii) be deemed or construed to be an amendment or other modification of any Plan or Purchaser employee benefit plan, or (iv) give any Person other than the parties to this Agreement, including any employees of the Company or any of its Subsidiaries, any right to enforce the provisions of this Section 8.03 as a third-party beneficiary.

8.04                        Regulatory Filings.

(a)                                 The Purchaser shall, and shall cause its Affiliates to, (a) promptly make or cause to be made all filings, notices, applications and submissions required to be made under any Laws applicable to the Purchaser for the consummation of the transactions contemplated by this Agreement, (b) coordinate and cooperate with the Company and the Seller in exchanging such information and providing such assistance as the Company and the Seller may reasonably request in connection with all of the foregoing, and (c) (i) supply promptly any additional information and documentary material that may be requested in connection with such filings, (ii) make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith and (iii) use reasonable best efforts to take all actions necessary to obtain all required clearances.

(b)                                 As soon as practicable following the date hereof (and with respect to the Purchaser HSR Filing, within seven days), the Purchaser shall make or cause to be made all filings and submissions under the HSR Act (the “Purchaser HSR Filing”) and any other material Laws or regulations applicable to the transactions contemplated herein.  The Purchaser shall coordinate and cooperate with the Company and the Seller in exchanging such information and providing such assistance as the Company and the Seller may reasonably request in connection with all of the foregoing.  The Purchaser shall be responsible for all filing fees under the HSR Act.  The Purchaser shall at the time of making the Purchaser HSR Filing request early termination of the applicable premerger waiting period.

(c)                                  To the extent permitted by applicable Law and the applicable Governmental Entity, the Purchaser will provide the Company and the Seller with prompt notice of any communication (whether written or oral) received by it from any Governmental Entity with respect to the foregoing, consult with the Company and the Seller prior to providing any additional information to or otherwise communicating (whether in written or oral form) with any Governmental Entity with respect to the foregoing, and incorporate the reasonable comments of the Company and the Seller in connection with providing any additional information to or otherwise communicating (whether in written or oral form) with any Governmental Entity with respect to the foregoing.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement,  neither the Purchaser nor any of its Subsidiaries or Affiliates, shall be required to agree to or effect (i) any license, divestiture, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of its capital stock or other equity or ownership interests or of any of its businesses, assets, business lines or properties, or those of any of its Subsidiaries or Affiliates or the Company or its Subsidiaries, (ii) the imposition of any limitation or restriction on the ability of Purchaser or any of its Subsidiaries or Affiliates to conduct, operate or manage any of their respective businesses, assets, business lines or properties or own any capital stock or other equity or ownership interests or assets or to acquire, hold or exercise full rights of ownership of their respective businesses, assets, business lines or properties and, in the case of Purchaser, the business, assets, business lines or properties of the Company and its Subsidiaries, or (iii) the imposition of any impediment, condition or undertaking on Purchaser or any of its Subsidiaries or Affiliates of any kind under any Law, statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (collectively, a “Divestiture Action”).  In addition, notwithstanding anything to the contrary in this Agreement, with regard to any Governmental Entity, none of the Seller, the Company or any of its Subsidiaries shall, without Purchaser’s written consent in Purchaser’s sole discretion, discuss or commit to any Divestiture Action, or discuss or commit to alter the Company’s or its Subsidiaries’ businesses, assets, business lines, properties or commercial practices in any way, or otherwise discuss or take or commit to take any action that limits Purchaser’s freedom of action with respect to, or Purchaser’s ability to retain any of the Company’s or its Subsidiaries’ businesses, assets, business lines or properties or otherwise receive the full benefits of this Agreement, in Purchaser’s sole discretion.  Nothing herein shall require Purchaser or any of its Subsidiaries or Affiliates to litigate with any Person, or otherwise contest or defend against any administrative, regulatory or judicial action or proceeding or the imposition of any undertaking or condition or decree, judgment, injunction or other order, whether temporary, preliminary or permanent.

(e)                                  Notwithstanding anything herein to the contrary, Purchaser and its Subsidiaries shall not be permitted to, and shall not permit their respective Affiliates to, unilaterally extend any waiting period and/or agree to pull and refile under the HSR Act or any other applicable state, federal or foreign antitrust, competition or similar Laws, other than under the HSR Act in which case such parties shall be permitted to pull and refile one (1) time unilaterally.  Notwithstanding anything herein to the contrary, Seller may compel the Purchaser to pull and refile under the HSR Act one (1) time unilaterally, and Purchaser agrees, and agrees to cause its subsidiaries and Affiliates to, comply with such request.  All other extensions of any waiting period and/or agreement  to pull and refile under the HSR Act or any other applicable state, federal or foreign antitrust, competition, or similar Laws, shall require the mutual consent of Purchaser and Seller.

8.05                        Conditions.  The Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 3.02 to be satisfied as soon as practicable following the date hereof, subject to the provisions of Section 2.01 and completion of the Marketing Period, to cause the Closing to occur as expeditiously as possible following the execution of this Agreement, and, subject to the provisions of Section 2.01 and completion of the Marketing Period to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article III (other than those to be satisfied at the Closing itself, but subject to such conditions being capable of being satisfied at the Closing).

Without limiting the generality of the foregoing, for purposes of Section 8.04 and this Section 8.05, the Purchaser shall not, and shall not permit the Guarantors or any of their controlled Affiliates to, intentionally take any action that, Purchaser determines in good faith, after consultation with outside legal counsel (to the extent necessary to make such determination in good faith), would be reasonably likely to prevent the conditions set forth in Section 3.02(c) from being satisfied or materially delay the conditions set forth in Section 3.02(c) from being satisfied, in each case, beyond the sixtieth (60th) day after the date that the HSR Filing and the Purchaser HSR Filing are filed with the applicable Governmental Entity, other than as described on the Permitted Acquisitions Schedule or as permitted pursuant to Section 8.04(e).  Purchaser hereby agrees, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, not to, and to cause its Subsidiaries not to, give its consent under the CCB Acquisition Agreement to any (i) acquisition by merger or consolidation with, or by purchasing the assets of, any Person or division thereof, or material portion of assets of any Person (other than inventory) by CCB or any of its Subsidiaries, or (ii) acquisition of any capital stock or any other securities or equity or ownership interests of any Person by CCB or any of its Subsidiaries, in each case of clauses (i) and (ii), which are competitive with the business of the Company and its Subsidiaries, other than, in each case of clauses (i) and (ii), as described on the Permitted Acquisitions Schedule.  Purchaser and its Affiliates shall reasonably assist in the giving of the notices to third parties and use commercially reasonable efforts to cooperate in obtaining any required third-party consents described in the last sentence of Section 7.04, which shall include, without limitation, (A) providing financial information of Purchaser and/or any of its Subsidiaries to the San Francisco Landlord and any counterparty (other than Seller or any of its Subsidiaries (other than the Company and its Subsidiaries)) whose consent is required under any Seller Mutual Agreement or Company Used Seller Agreement in connection with the transactions contemplated by Sections 7.09(d) or 7.09(e), in each case, as reasonably requested by the San Francisco Landlord or such counterparty, (B) solely with respect to the San Francisco Lease, delivering within ten (10) days following the Closing a letter of credit in form and substance required under the San Francisco Lease in an amount not to exceed $151,002.69, (C) solely with respect to the San Francisco Lease, delivering a certificate of good standing with respect to Purchaser issued by the office of the Secretary of State of the State of Delaware, as reasonably requested by the San Francisco Landlord and (D) solely with respect to the San Francisco Lease, to the extent reasonably requested by the San Francisco Landlord, any information specifically requested under Section 14.1(iv) of the San Francisco Lease with respect to Purchaser and/or CCB (provided, that in the case of CCB, to the extent such information is in the possession of Purchaser at such time and Purchaser is permitted to disclose such information under the CCB Acquisition Agreement or any other agreement between Purchaser and/or any of its Affiliates, on the one hand, and CCB and/or any of its direct or indirect owners or Affiliates, on the other hand), in each case, to the extent reasonably practicable for the Purchaser (but, for the avoidance of doubt, not including any information with respect to the Guarantors or any of their respective Affiliates (other than Purchaser), owners or general or limited partners); provided, however, Purchaser and its Affiliates shall not be required to (1) modify or alter the terms of the agreement to which such consent or notice relates or (2) except as described in clause (B) above in this sentence, make any payments of money or provide any other inducement to the other party or parties to such agreement.

8.06                        Contact with Employees, Customers and Suppliers.  Prior to the Closing, the Purchaser and the Purchaser’s Representatives may not contact and communicate with any employee (other than Senior Personnel of the Company or any of its Subsidiaries, any Person

who is a party to any Ancillary Agreement, any Specified Employee (during the Specified Period only), any Person who is included in clause (i) of the definition of Knowledge, any Accepting Service Provider or any Considering Specified Employee (during the Specified Period and each Extension Period applicable to such Considering Specified Employee)), customer, Service Provider, or supplier of the Company and its Subsidiaries unless (a) it obtains prior written approval of the Company or (b) such contact or communication is completely unrelated to the transactions contemplated hereby, does not include mention of the Seller, the Company, their respective Subsidiaries, or any other matter contemplated hereby, and is not intended to seek or obtain any information regarding the Seller, the Company, and their respective Subsidiaries.

8.07                        Purchaser Audit Cooperation.  During the period commencing on the Closing Date and ending on the earlier of March 31, 2019 and the date on which Seller completes its audit for the fiscal year ending December 31, 2018, Purchaser shall, and shall cause the Company and its Subsidiaries to, use commercially reasonable efforts to reasonably cooperate with any reasonable requests by Seller with respect to the Company and its Subsidiaries for the period commencing on January 1, 2018 and ending on the Closing Date, and if reasonably necessary, access to its auditors, in each case, in connection with Seller’s audit for the fiscal year ending December 31, 2018, provided, that, notwithstanding the foregoing, (a) any such requests shall require reasonable advance notice to Purchaser in writing (for which e-mail pursuant to Section 13.04 shall be sufficient), (b) such access does not unreasonably interfere with the normal operations of Purchaser, the Company or its Subsidiaries, and (c) nothing herein shall require Purchaser, the Company or its Subsidiaries to provide access to, or to disclose any information to, Seller, its Subsidiaries or its authorized representatives if such access or disclosure would reasonably be expected to (x) waive any legal privilege, or (y) be in violation of applicable law.

8.08                        Financing.

(a)                                 The Purchaser shall use reasonable best efforts to obtain the Debt Financing on or prior to the Closing Date on the terms and conditions described in the Debt Commitment Letter (as the same may be amended, modified or replaced in accordance with this Section 8.08), including its reasonable best efforts to (i) maintain in effect the Debt Commitment Letter and comply with its obligations thereunder; (ii) negotiate and execute the financing documents on terms contained in the Debt Commitment Letter (including any “flex” provisions related thereto); (iii) satisfy on a timely basis, or obtain a waiver of, the conditions to the Debt Commitment Letter that are within the Purchaser’s control (but excluding any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information as required under Section 7.06 or the Company’s or the Seller’s breach of any of their respective other obligations under this Agreement); (iv) subject to the terms of the Debt Commitment Letter and upon the satisfaction of the conditions set forth in the Debt Commitment Letter, enforce its rights to consummate the Debt Financing or to cause the Debt Financing Sources and the other persons committing to fund the Debt Financing to fund the Financing at the Closing under the Debt Commitment Letter (provided, however, that in no event shall reasonable best efforts include any obligation on the part of Purchaser or any of its Affiliates to commence or thereafter to commence any litigation, arbitration, action or other adjudicatory or legal proceeding against any Debt Financing Source); and (v) upon satisfaction of the conditions set forth in the Debt Commitment Letter, to consummate the Debt Financing at or prior to the Closing, including using its reasonable best efforts to cause the Debt Financing Sources and the other persons committing to fund the Debt Financing to fund the Debt Financing at the Closing.  The Purchaser shall not permit or agree to any termination, amendment or modification to be made to, or any waiver of any provision under, or any replacement of, any of the Debt Commitment Letter if such termination, amendment, modification, waiver or replacement (A) reduces (or would have the effect of reducing) the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount), unless the representation and warranty set forth in Section 6.08 hereof (as though made at the time of the effectuation of such termination, amendment, modification, waiver or replacement) shall remain true and correct; or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing, or otherwise expands, amends or modifies any other provision of the Debt Commitment Letter in a manner that would reasonably be expected to (x) delay or prevent the funding of the Debt Financing (or satisfaction of the conditions to the Debt Commitment Letter that are in the Purchaser’s control) on the Closing Date or (y) adversely impact the ability of Purchaser to enforce its rights against other parties to the Debt Commitment Letter or solely to the extent definitive loan agreements are entered into prior to the Closing Date, the definitive agreements with respect thereto; provided that the Purchaser shall not be deemed to have violated this Section 8.08 if the Purchaser shall have (A) provided prior written notice to the Seller of any termination, amendment, modification, waiver or replacement or any other event, fact or circumstance that would be restricted by the foregoing provisions of this Section 8.08 and (B) demonstrated (to the reasonable satisfaction of the Seller) that it has other funds available to it (on conditions not materially less favorable in the aggregate to the Purchaser than the conditions to the Debt Commitment Letter) that are sufficient to pay all amounts required to be paid by the Purchaser pursuant to this Agreement and in connection with the transactions contemplated by this Agreement (including the Debt Commitment Letter). Purchaser shall promptly deliver to the Seller copies of any such termination, amendment, modification, waiver or replacement of the Debt Commitment Letter.

(b)                                 If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, the Purchaser shall (i) promptly notify the Seller of such failure and the reasons therefor and (ii) use its reasonable best efforts to arrange and obtain alternative financing from the same or alternative sources in an amount sufficient, when added to the portion of the Debt Financing being replaced that is still available, to consummate the transactions contemplated hereby with terms and conditions that are not materially less favorable to the Purchaser, in the aggregate, than the terms and conditions set forth in the Debt Commitment Letter (giving effect to any applicable flex provisions), except as agreed by the Purchaser, as promptly as practicable following the occurrence of such event (the “Alternative Debt Financing”); provided, however, for the avoidance of doubt, the Purchaser shall not be required to execute any alternative Debt Commitment Letter (and related documents) or arrange for such alternative debt financing (x) on terms and conditions (including the “flex” provisions of any related fee letter) which are materially less favorable (taken as a whole) than those set forth in the Debt Commitment Letter (after giving effect to the “flex” provisions of any related fee letter) unless otherwise determined by Purchaser in its sole discretion or (y) pay fees in the aggregate at Closing which are in excess of those contemplated by the Debt Commitment Letter, after giving effect to the “flex” provisions of any related fee letters (whether to secure waiver of any conditions contained therein or otherwise).  The Purchaser shall as soon as reasonably practicable deliver a true, correct and complete copy of each alternative financing commitment and related fee letters (redacted consistently with Section 6.08) (collectively, a “New Debt Commitment Letter”) to the Company.  Any reference in this Agreement to the “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter on the date hereof, as permitted to be amended, modified or replaced (in whole or in part) by this Section 8.08, including any Alternative Debt Financing, and references to “Debt Commitment Letter” shall include such debt commitment letters as permitted to be amended, modified or replaced (in whole or in part) by this Section 8.08, including any New Debt Commitment Letter.

(c)                                  Prior to the Closing, the Purchaser shall keep the Company reasonably informed, upon the request of the Company, of the status of its efforts to arrange the Debt Financing and shall give the Company prompt notice: (i) of any breach of any material provisions of any of the Debt Commitment Letter or definitive document related to the Debt Financing by any party to any Debt Commitment Letter or definitive document related to the Debt Financing of which it has Knowledge, in each case to the extent such breach could reasonably be expected to delay or prevent the Closing, and (ii) of the receipt of any written notice or other written communication from any Debt Financing Source with respect to any (A) actual or potential breach, default, termination or repudiation by any party to any Debt Commitment Letter or any definitive document related to the Debt Financing or any provisions of the Debt Commitment Letter or (B) dispute or disagreement between or among any parties to any Debt Commitment Letter with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing.  Purchaser acknowledges and agrees that the obtaining of the Debt Financing, or any alternative financing, is not a condition to Closing (for the avoidance of doubt, the foregoing does not limit or modify the provisions of Section 13.19(c)).

8.09                        2018 LTCIP Amounts.  Purchaser hereby agrees to pay, or cause to be paid, the 2018 LTCIP Amount to the eligible employees and/or Service Providers of the Company and/or its Subsidiaries, in accordance with Schedule 8.09, as updated at the Closing, on the first payroll date of Cbr Systems occurring following September 5, 2018, if and only if Seller, the Company or its Subsidiary has not previously paid such 2018 LTCIP Amount prior to the Closing Date.

ARTICLE IX

TERMINATION

9.01                        Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of the Purchaser and the Seller;

(b)                                 by the Purchaser upon written notice to the other parties hereto, if there has been a material violation or breach by the Company or the Seller of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition set forth in Section 3.01 and such violation or breach has not been waived in writing by the Purchaser or, if curable, cured by the Company or the Seller, as applicable, prior to the earlier of (i) 30 days after receipt by the Company of written notice thereof from the Purchaser and (ii) the Outside Date; provided, however, that the Purchaser may not so terminate if it has materially breached this Agreement so as to cause any conditions set forth in Section 3.01 not to be satisfied;

(c)                                  by the Seller upon written notice to the other parties hereto, if there has been a material violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition set forth in Section 3.02 and such violation or breach has not been waived by the Seller or, if curable, cured by the Purchaser prior to the earlier of (i) 30 days after receipt by the Purchaser of written notice thereof from the Seller and (ii) the Outside Date; provided further that in any event, the Seller may not so terminate if it has materially breached this Agreement so as to cause any conditions set forth in Section 3.02 not to be satisfied;

(d)                                 by the Purchaser or the Seller upon written notice to the other parties hereto, if the transactions contemplated hereby have not been consummated on or before December 11, 2018 (such date, the “Outside Date”); provided that (i) the Outside Date may be extended for a period not to exceed thirty (30) days by either the Purchaser or the Seller upon written notice to the other party if the transactions contemplated hereby shall not have been consummated as a result of the condition set forth in Section 3.01(c) and Section 3.02(c) failing to have been satisfied but (1) the extending party reasonably believes that the relevant approvals will be obtained during such extension period and (2) each of the other conditions set forth in Article III has been satisfied or waived or remains reasonably capable of satisfaction; (ii) the right to terminate this Agreement under this Section  9.01(d) shall not be available to any party if it has materially breached this Agreement so as to prevent any condition set forth in Section 3.01, in the case of a purported termination by the Purchaser, or Section 3.02, in the case of a purported termination by the Seller, not to be satisfied; and (iii) if the satisfaction, or waiver in writing by the appropriate party, of all of the conditions contained in Article III (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied at the Closing) occurs three Business Days or less prior to the Outside Date, then neither the Purchaser nor Seller shall be permitted to terminate this Agreement pursuant to this Section  9.01(d) until the fourth Business Day after the Outside Date;

(e)                                  by either the Purchaser or the Seller, if any Governmental Entity has issued any Order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or other action has become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.01(e) shall not be available to any party seeking to terminate whose material breach of this Agreement causes or results in the imposition of such Order or action or the failure of such Order or action to be resisted, resolved or lifted, as applicable; or

(f)                                   by the Seller, if (A) the Marketing Period has ended and all conditions set forth in Section 3.01 have been satisfied as of the date on which the Closing should have occurred pursuant to Section 2.01 (except for the delivery of the certificates and other deliverables to be delivered at the Closing pursuant to Section 3.01, all of which shall have been capable of being delivered on the date the Closing should have occurred pursuant to Section 2.01), (B) the Seller has irrevocably confirmed in writing to the Purchaser that all of the conditions set forth in Section 3.02 have been satisfied or will be waived by the Seller, (C) the Purchaser fails to consummate the Closing within three (3) Business Days following the date on which the Closing should have occurred pursuant to Section 2.01, and (D) the Seller stood ready, willing and able to consummate the Closing at all times during such three (3) Business Day period.

9.02                        Effect of Termination.  In the event this Agreement is terminated by either the Purchaser or the Seller as provided in Section 9.01, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 9.02, Section 9.03, Article XII and Article XIII and the Confidentiality Agreement), and there shall be no Liability on the part of the Purchaser, the Company or the Seller to one another, provided that, except as provided in Section 9.03, no party shall be relieved of any Liability for any willful and material breach of this Agreement prior to the time of such termination.

9.03                        Reverse Termination Fee.

(a)                                 If this Agreement is validly terminated by the Seller pursuant to Section 9.01(f) or Section 9.01(c) with respect to a breach of the covenants set forth in Section 8.08, the Purchaser shall pay, or cause to be paid, within five (5) Business Days after such termination, to Seller a cash fee equal to $37,100,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller, it being understood that in no event shall the Purchaser be required to pay or cause to be paid the Termination Fee on more than one occasion.  If the Purchaser fails to timely pay the Termination Fee when due pursuant to this Section 9.03(a), and in order to obtain payment, the Seller commences a Proceeding which results in a final, non-appealable judgment against the Purchaser and/or the Guarantors, the Purchaser shall pay, or cause to be paid, to Seller its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding, together with interest on the Termination Fee at a rate per annum equal to the prime rate as published in The Wall Street Journal, in effect on the date hereof, compounding quarterly from the date such payment was required to be made through the date such payment was actually received (collectively, the “Seller Recovery Costs”); provided, however, if the Purchaser and/or the Guarantors is the prevailing party in such Proceeding, the Seller shall pay to the Purchaser any reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Purchaser and/or the Guarantors in connection with such Proceeding.  Upon payment of the Termination Fee (and any Seller Recovery Costs payable under and in accordance with this Section 9.03(a) and any amounts payable under and in accordance with Section 7.06(c)) when due pursuant to this Section 9.03(a), neither the Purchaser nor any other Purchaser Related Party shall have any further Liability with respect to this Agreement or the transactions contemplated hereby (including the Equity Financing and the Debt Financing) to the Company and its Subsidiaries, the Seller, any other Seller Related Party or any other Person (whether at law, in equity, in contract, in tort or otherwise), and upon such payment none of the Company or any of its Subsidiaries, the Seller, any other Seller Related Party or any other Person shall have any claim or recourse against any Purchaser Related Party as a result of the breach of any representation, warranty, covenant or agreement of the Purchaser contained herein or otherwise arising out of or in connection with the transactions contemplated hereby (including the Equity Financing and the Debt Financing).  Without limiting the foregoing, in no event shall any Seller Related Party seek, or permit to be sought, on behalf of any of the Seller Related Parties, any monetary damages from any Purchaser Related Party in connection with this Agreement or any of the transactions contemplated hereby (including the Equity Financing and the Debt Financing), other than (without duplication) from the Purchaser (i) to the extent provided in this Section 9.03(a), or (ii) pursuant to a claim for monetary damages by Seller (brought in the appropriate court with jurisdiction in accordance with Sections 13.16 and 13.17) for a Purchaser Willful Breach against Purchaser (a “Purchaser Willful Breach Claim”) (provided that (A) the Seller Related Parties, in the aggregate, shall not be permitted or entitled to recover damages in excess of an amount equal to two times (2x) the Termination Fee in the aggregate (the “Purchaser Damages Cap”), and (B) for the avoidance of doubt, none of the Seller Related Parties shall be permitted or entitled to recover damages that have not been awarded to the Seller Related Parties in respect of a Purchaser Willful Breach by the appropriate court (with jurisdiction in accordance with Sections 13.16 and 13.17), as finally determined by a judgment of such court (which is no longer subject to further appeal or review)).  Nothing in this Section 9.03(a) shall in any way expand or be deemed to expand the circumstances in which the Purchaser or any other Purchaser Related Party may be liable under this Agreement or any of the transactions contemplated hereby (including the Equity Financing and the Debt Financing).  Notwithstanding anything herein to the contrary (but subject to Section 13.19), while Seller may pursue both (x) a grant of a decree or order of specific performance or other equitable relief, as and only to the extent expressly permitted by Section 13.19, to enforce the Purchaser’s obligations under this Agreement to cause the Equity Financing to be funded pursuant to the terms and conditions of the Equity Commitment Letter and to effect the Closing in accordance with Section 2.01 and (y) a Purchaser Willful Breach Claim (only to the extent expressly permitted by this Section 9.03), under no circumstances shall Seller be permitted or entitled to receive both (i) such grant of a decree or order of specific performance or other equitable relief to cause the Equity Financing to be funded and to effect the Closing and (ii) damages in respect of a Purchaser Willful Breach Claim.  Notwithstanding anything to the contrary herein, in no event shall (i) the Seller Related Parties be entitled to receive both the Termination Fee and monetary damages in respect of a Purchaser Willful Breach Claim, or (ii) any Seller Related Party be entitled to recover any monetary damages for a Purchaser Willful Breach Claim prior to the termination of this Agreement in accordance with Section 9.01; provided, nothing in this sentence shall preclude Seller from pursuing a Purchaser Willful Breach Claim prior to the termination of this Agreement so long as any award of monetary damages in respect thereof is conditioned upon the prior or concurrent termination of this Agreement in accordance with Section 9.01.

(b)                                 Notwithstanding anything in this Agreement or the Commitment Letters to the contrary, in the event that the Purchaser fails to effect the Closing for any reason or no reason or otherwise breaches this Agreement (or any representation, warranty or covenant hereof) (whether willfully, intentionally, unintentionally or otherwise (other than a Purchaser Willful Breach)) or otherwise fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise (other than a Purchaser Willful Breach)), then, except for the right of the Seller to enforce the Equity Commitment Letter and the Guarantee and to an injunction or injunctions, specific performance or other equitable relief pursuant to, and only to the extent expressly permitted by, Section 13.19 and Section 6 of the Equity Commitment Letter, the right of Seller (subject to the terms, conditions and limitations hereof) to terminate this Agreement and the right, if applicable, of the Seller to (without duplication) (x) receive the Termination Fee pursuant to Section 9.03(a) and the Seller Recovery Costs pursuant to Section 9.03(a), including from the Guarantors pursuant to the Guarantee, or (y) make a Purchaser Willful Breach Claim (provided that (A) the Seller Related Parties, in the aggregate, shall not be permitted or entitled to recover damages in excess of an amount equal to the Purchaser Damages Cap, and (B) for the avoidance of doubt, none of the Seller Related Parties shall be permitted or entitled to recover damages that have not been awarded to the Seller Related Parties in respect of a Purchaser Willful Breach by the appropriate court (with jurisdiction in accordance with Sections 13.16 and 13.17), as finally determined by a judgment of such court (which is no longer subject to further appeal or review)), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of (i) the Company and its Subsidiaries, (ii) the Seller, (iii) any former, current or future, direct or indirect, stockholder, member, owner, member, director, manager, officer, employee, agent, representative, Affiliate or assignee of any of the Company or its Subsidiaries or of the Seller or (iv) any former, current or future, director, manager, officer, employee, agent, representative, Affiliate or assignee of any of the foregoing (the Persons described in clauses (i) through (iv) shall be collectively referred to as the “Seller Related Parties” and individually as a “Seller Related Party”) against (A) the Purchaser or any of the Guarantors, (B) any former, current or future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, owners or assignees of any of the Purchaser or the Guarantors, (C) any lender, prospective lender, arranger or agent of or under the Debt Financing or any of their respective former, current or future equityholders, controlling persons, directors, officers, employees, Affiliates, managers or agents (including the Debt Financing Sources and the Debt Financing Source Related Parties), or (D) any holders or future holders of any capital stock or other equity or ownership interest (including any options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock or equity rights, stock or equity appreciation rights, stock or equity based performance units with respect to such interest or stock), controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, owners or assignees of any of the foregoing (the Persons described in clauses (A) through (D) shall be collectively referred to as the “Purchaser Related Parties” and individually as a “Purchaser Related Party”), for any and all Losses of any kind or nature suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) in this Agreement or failure to perform under this Agreement (whether willfully, intentionally, unintentionally or otherwise) or other failure of the transactions contemplated hereby to be consummated (whether willfully, intentionally, unintentionally or otherwise).  Notwithstanding anything herein to the contrary, the Seller and the Company (on behalf of themselves and any of their respective stockholders, partners, members, owners, Affiliates, directors, officers, employees, agents and representatives) hereby waive any rights or claims against any Debt Financing Sources or any Debt Financing Source Related Party in connection with this Agreement or the Debt Commitment Letter or the Debt Financing, whether at law or equity, in contract, in tort or otherwise and the Seller and the Company (on behalf of themselves and any of their respective stockholders, partners, members, owners, Affiliates, directors, officers, employees, agents and representatives) agree not to commence any Proceeding against any Debt Financing Sources or any Debt Financing Source Related Party in connection with this Agreement (including any Proceeding relating to the Debt Financing) and agree to cause any such Proceeding asserted by the Seller or the Company (whether on behalf of themselves or any of the Company’s stockholders, partners, members, owners, Affiliates, directors, officers, employees, agents and representatives) in connection with this Agreement (including any action related to the Debt Financing) against any Debt Financing Sources to be dismissed or otherwise terminated.  In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Debt Financing Sources or Debt Financing Source Related Parties shall have any Liability for any claims, losses, settlements, liabilities, damages (whether special, consequential, punitive, or indirect damages or damages of a tortious nature), costs, expenses, fines or penalties to the Company or the Seller (or any of their respective stockholders, partners, members, owners, Affiliates, directors, officers, employees, agents and representatives) in connection with this Agreement or the transactions contemplated hereby; provided that, following consummation of the Transaction, the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto.

(c)                                  The parties acknowledge that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement, and that the Termination Fee payable pursuant to Section 9.03(a) does not constitute a penalty but constitutes payment of liquidated damages and that the Company’s and the Seller’s liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by the Purchaser’s breach or default under this Agreement, the non-feasibility of proof of loss and damages, the inconvenience and difficulty of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder.

(d)                                 The provisions of this Section 9.03 are for the benefit of, and shall be enforceable by, each of the Purchaser Related Parties.

ARTICLE X

ADDITIONAL COVENANTS

10.01                 Provision Respecting Legal Representation.

(a)                                 The Seller and the Company hereby inform the Purchaser that each of the Company, the Seller and their respective Subsidiaries have retained Goodwin to act as its counsel in connection with the transactions contemplated hereby and that Goodwin has not acted as counsel for any other party hereto in connection with the transactions contemplated hereby and that none of the other parties hereto has the status of a client of Goodwin for conflict of interest or any other purposes as a result thereof.

(b)                                 The Purchaser, the Company and the Seller hereby agree that, in the event that a dispute arises under this Agreement after the Closing between the Purchaser, the Company, and/or its Subsidiaries, on the one hand, and the Seller or its post-Closing Affiliates (for the avoidance of doubt, which shall not include the Company or any of its Subsidiaries), on the other hand, (an “Agreement Dispute”), Goodwin may represent the Seller and/or such post-Closing Affiliates in any Agreement Dispute even though the interests of the Seller and/or such post-Closing Affiliates may be directly adverse to the Purchaser, the Company or its Subsidiaries, and even though Goodwin may have represented the Company or its Subsidiaries in a matter substantially related to such Agreement Dispute, or may be handling other matters for the Purchaser, the Company or any of their Subsidiaries that are not related to the Agreement Dispute.

(c)                                  The Purchaser further agrees that, in any Agreement Dispute, the portion of the communications among Goodwin, the Seller and its respective Affiliates (other than the Company and its Subsidiaries), and, for communications made prior to the Closing, the Company and its Subsidiaries, that (i) relate to the transactions contemplated by this Agreement, and (ii) are subject to the attorney-client privilege (communications meeting the requirements of clauses (i) and (ii) of this sentence are collectively referred to as the “Privileged Communications”), the attorney—client privilege and the expectation of client confidence belongs to the Seller, may be controlled by the Seller and, except as expressly provided in Section 10.01(d), shall not pass to or be claimed by the Purchaser, the Company or any of their Subsidiaries.

(d)                                 The Purchaser, the Company and the Seller hereby agree that the protections afforded to the Seller in Section 10.01(c) shall not be considered, and is not, a waiver by the Purchaser, the Company or their Subsidiaries of any attorney-client privilege that they may have over the Privileged Communications as against any third party other than the Seller and its post-Closing Affiliates (an “Unaffiliated Party”).  In the event of a dispute between the Purchaser, the Company, and/or its Subsidiaries on the one hand, and an Unaffiliated Party, on the other hand, (an “Unaffiliated Party Suit”), the Purchaser, the Company and its Subsidiaries may assert the attorney-client privilege to prevent the disclosure of any Privileged Communications to such Unaffiliated Party; provided, however, that none of the Purchaser, the Company or its Subsidiaries may waive such privilege without the prior written consent of the Seller for any Third-Party Claim subject to indemnification by the Seller under Section 11.02(a).  Notwithstanding anything to the contrary set forth in this Agreement, in the event that any of the Purchaser, the Company or its Subsidiaries is required or requested by governmental order, other order or request of a tribunal of competent jurisdiction, or by request or order of any Governmental Entity, to produce, or otherwise to access or obtain a copy of, all or a portion of a Privileged Communication, the Purchaser shall be entitled to so produce, access or obtain such Privileged Communication, provided that, to the extent permitted by applicable Law and such order, tribunal and/or Governmental Entity (as applicable), as soon as reasonably practicable following such a request or order, the Purchaser shall notify the Seller in writing so that the Seller can seek such remedy as may be available to the Seller to prevent the production or disclosure of, or access to, any of such Privileged Communications or maintain the confidentiality of any of such Privileged Communications.  Where the Seller seeks such a remedy regarding such Privileged Communications in an Unaffiliated Party Suit, to the extent permitted by applicable Law and such order, tribunal and/or Governmental Entity (as applicable), the Purchaser agrees to reasonably assist the Seller in seeking such remedy.

(e)                                  The Purchaser agrees that, in any Agreement Dispute, it will not, and that it will cause the Company and its Subsidiaries to not, use or rely on any of the Privileged Communications.  Each of the Purchaser and, after the Closing, the Company, agree not to assert that the attorney-client privilege has been waived as to the Privileged Communications that may be located in the records or email server (or in the knowledge of the officers and employees) of the Company or any of its Subsidiaries.  The Privileged Communications may be used by the Seller and/or any of its post-Closing Affiliates in connection with any Agreement Dispute, including in any claim for indemnification brought by the Purchaser.

10.02                 Tax Matters.

(a)                                 Tax Returns.

(i)                                     Seller shall prepare or cause to be prepared, at Seller’s expense, all Income Tax Returns of the Company and its Subsidiaries for all taxable periods ending on or prior to the Closing Date that have not yet been filed and are required to be filed after the Closing Date, including the Seller Group’s consolidated return for U.S. federal income Tax purposes.  The Seller Group shall include the Company and its Subsidiaries on its consolidated U.S. federal income Tax Return and any other consolidated Tax Returns for the period up to and including the Closing Date.  Seller shall pay or cause to be paid any Taxes due in respect of such Tax Returns.  With respect to any income Tax Return of the Company or any Subsidiary that is not a combined, consolidated or unitary Tax Return that includes the Company or any Subsidiary (each a “Standalone Tax Return”), the Seller shall prepare such Tax Return consistent with past practice unless otherwise required by applicable Law and Seller shall provide, or cause to be provided, to the Purchaser a draft of any such Tax Return at least 30 days prior to the due date, giving effect to extensions thereto, for filing such Tax Return, for review by the Purchaser; provided, however, if Seller shall fail to provide any such Standalone Tax Return due after the Closing Date to Purchaser as set forth in this Section 10.02(a)(i), Purchaser may prepare and file such Tax Return at Seller’s expense.  The Purchaser shall file such Standalone Tax Returns, and Seller shall pay or cause to be paid to the Purchaser any Taxes of the Company and its Subsidiaries due in respect of such Standalone Tax Returns at least ten (10) days before the date on which the Purchaser or the Company or its Subsidiaries would be required to pay such Taxes to the extent such Taxes were not taken into account to reduce the purchase price through Indebtedness or Net Working Capital, each as finally determined pursuant to Section 1.04 (and, for the avoidance of doubt, Purchaser shall pay or cause to be paid any such finally determined Taxes taken into account in Indebtedness or Net Working Capital, each as finally determined pursuant to Section 1.04, to the applicable taxing authority).  The Purchaser and Seller agree to deduct the Transaction Tax Deductions on the Closing Date to the maximum extent permitted by applicable Law and shall file all Tax Returns consistently therewith. The Purchaser shall notify Seller of any reasonable objections the Purchaser has to any items set forth on a draft Standalone Tax Return delivered by Seller to Purchaser for review and the Purchaser and Seller agree to consult and resolve in good faith any such objection.  If the parties cannot resolve any such objections within fifteen (15) days after Seller submits such Tax Return to the Purchaser, the item in question shall be resolved by the Dispute Advisory Firm the fees and expenses of which shall be borne  by Seller, on the one hand, and the Purchaser, on the other hand, in that percentage of the fees and expenses of the Dispute Advisory Firm equal to the proportion (expressed as a percentage and determined by the Dispute Advisory Firm) of the dollar value of the disputed amounts determined in favor of the other party by the Dispute Advisory Firm.

(ii)                                  The Purchaser shall prepare and file or cause to be prepared and filed all Tax Returns of the Company and its Subsidiaries that are either (A) Tax Returns for Straddle Periods or (B) Tax Returns for taxable periods ending on or before the Closing Date that are not Standalone Tax Returns (each, a “Purchaser Tax Return”). The Purchaser shall prepare such Purchaser Tax Returns consistent with past practice unless otherwise required by applicable Law and Purchaser shall deliver a draft of any such Purchaser Tax Return that is an income Tax Return to the Seller at least thirty (30) days prior to the due date thereof or for any such Purchaser Tax Return that is a non-income Tax Return with respect to which Purchaser will seek indemnification under this Agreement as soon as reasonably practicable (but in no event later than in connection with making such indemnification) (in each case, taking into account any extensions of the due date), and the Purchaser shall allow the Seller to comment on such Purchaser Tax Return. Seller shall notify the Purchaser of any reasonable objections Seller has to any items set forth in such draft Purchaser Tax Return and the Purchaser and Seller agree to consult and resolve in good faith any such objection.  If the parties cannot resolve any such objections within fifteen (15) days after the Purchaser submits such Purchaser Tax Return to Seller, the item in question shall be resolved by the Dispute Advisory Firm the fees and expenses of which shall be borne by Seller, on the one hand, and the Purchaser, on the other hand, in that percentage of the fees and expenses of the Dispute Advisory Firm equal to the proportion (expressed as a percentage and determined by the Dispute Advisory Firm) of the dollar value of the disputed amounts determined in favor of the other party by the Dispute Advisory Firm; provided that, in the event such objections cannot be resolved by the parties prior to the due date of such Purchaser Tax Return (taking into account extensions), Purchaser shall be entitled to file such Purchaser Tax Return and Purchaser shall promptly amend such Purchaser Tax Return following resolution by the parties and/or Dispute Advisory Firm to the extent necessary to reflect such resolution.  Seller shall pay to the Purchaser an amount equal to the Pre-Closing Taxes attributable to the portion of the underlying Straddle Period ending on the end of the Closing Date due with any Purchaser Tax Returns at least ten (10) days before the date on which the

Purchaser or the Company or any of its Subsidiaries would be required to pay such Taxes to the extent such Taxes were not taken into account to reduce the purchase price through Indebtedness or Net Working Capital, each as finally determined pursuant to Section 1.04.  Seller shall be responsible for the portion of expenses for preparing any Purchaser Tax Return equal to the product of such expenses and a fraction, the numerator of which is the number of days in the portion of the underlying Straddle Period ending on (and including) the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(iii)                               With respect to Taxes of the Company and its Subsidiaries relating to a Straddle Period, the portion of any Tax that is allocable to the Pre-Closing Tax Period will be determined as follows: (i) in the case of real property Taxes, personal property Taxes and similar ad valorem Taxes, the amount of such Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in such entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company and its Subsidiaries terminated at the end of  the Closing Date.  For purposes of computing Pre-Closing Taxes (i) the taxable year of the Company and any of its Subsidiaries that is a “controlled foreign corporation” (as defined in the Code) shall be deemed to have closed on the Closing Date for purposes of computing any inclusion under Sections 951 and 951A of the Code and the determination of any related foreign tax credits, and (ii) income Tax liabilities of the Company and its Subsidiaries shall be calculated assuming that neither the Company nor any of its Subsidiaries has made or is making an election described in Section 965(h) of the Code with respect to inclusions under Section 965(a) of the Code.

(b)                                 Transfer Taxes.  The Purchaser and the Seller will each pay fifty percent (50%) of any transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax, or other similar Tax imposed, directly or indirectly, on the Company or the Seller as a result of the purchase and sale of stock pursuant to this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes.  The Seller and the Purchaser agree to cooperate with each other in the filing of any returns with respect to Transfer Taxes, including by promptly supplying any information in its possession that is reasonably necessary to complete such returns.

(c)                                  Tax Sharing Agreements.  Any and all existing Tax sharing or similar agreements between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company other than one of its Subsidiaries, on the other hand, excluding this Agreement, shall be terminated and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date.  After the Closing Date, neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder or under any payables or receivables arising thereunder.

(d)                                 Intermediary Transaction Tax Shelter and Tax Elections.  The Purchaser shall not take any action with respect to the Company or cause or permit the Company to take any action that would cause the transaction contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-11. No election under Section 338(h)(10) or 336(e) of the Code shall be made with respect to the transactions contemplated by this Agreement.

(e)                                  Cooperation on Tax Matters. The Purchaser, the Company and the Seller shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any action, suit, demand or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request and expense) the provision of records and information which are reasonably relevant to any such action, suit, demand or other proceeding. The Purchaser, the Company and the Seller agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations, and to abide by all record retention agreements entered into with any Governmental Entity.

(f)                                   Tax Treatment of Indemnity Payments. All indemnity payments made pursuant to this Agreement shall be treated as adjustments to the purchase price for Tax purposes and shall be treated as such by the Parties on their Tax Returns to the extent permitted by Law.

(g)                                  Tax Contests.

(i)                                     After the Closing, the Purchaser shall, and shall cause the Company and its Subsidiaries to, promptly notify the Seller in writing upon receipt of any written notice, or becoming aware, of any audit, examination, or proceeding with respect to Taxes that, if determined adversely to the taxpayer, would be reasonable grounds for a Tax indemnification claim in favor of the Purchaser under Article XI (a “Tax Claim”); provided, however, that the failure to give such prompt notice shall not affect Seller’s indemnification obligations under this Agreement except to the extent Seller is materially prejudiced thereby.

(ii)                                  Seller shall have the right, directly or through its designated representatives, to control the defense of any Tax Claim, including the settlement thereof, provided that (i) Seller provides written notice electing to control such Tax Claim within ten (10) days after becoming aware of the assertion of such Tax Claim, (ii) the defense of such Tax Claim can be conducted separately from the defense of any claim, suit, action or proceedings not subject to this Section 10.02(g), (iii) Seller’s counsel is reasonably acceptable to the Purchaser, (iv) Seller shall thereafter consult with the Purchaser upon the Purchaser’s reasonable request for such consultation from time to time with respect to such Tax Claim, and (v) with respect to a Tax Claim impacting only the Company and its Subsidiaries and for the avoidance of doubt not including a Tax Return of the Seller Group, Seller shall not, without the Purchaser’s prior written consent, agree to any settlement with respect to any Tax if such settlement could reasonably be expected to adversely affect any Tax liability of the Purchaser or any Affiliate of the Purchaser (including following the Closing, for the avoidance of doubt, the Company and its Subsidiaries).  With respect to a Tax Claim impacting only the Company and its Subsidiaries and for the avoidance of doubt not including a Tax Return of the Seller Group, if Seller assumes such defense, the Purchaser shall have the right (but not the duty) to participate in the defense thereof to the extent it involves the Company or its Subsidiaries and to employ counsel, at its own expense, separate from the counsel employed by Seller.  With respect to a Tax Claim impacting only the Company and its Subsidiaries and for the avoidance of doubt not including a Tax return of the Seller Group, the Purchaser, at the Purchaser’s sole cost and expense, shall have the right to participate in any such Tax Claim. Notwithstanding the foregoing, with respect to any Tax Claim relating to a Straddle Period, Purchaser shall have the right to control any such Tax Claim; provided that Seller at the Seller’s sole cost and expense, shall have the right to participate in any such Tax Claim, and to the extent such Tax Claim could reasonably be expected to affect the amount of Taxes for which Seller is liable under this Agreement, such settlement shall not be agreed to by the Purchaser without the consent of Seller, which consent will not be unreasonably withheld or delayed.  The Purchaser shall control all other Tax Claims with respect to any Tax liability of the Company and its Subsidiaries.  Seller shall be liable for any Losses resulting from any Tax audit or other examination of the Company and its Subsidiaries for any Taxable period or portion thereof ending on or before the Closing Date whether or not such Tax audit or other examination results in any adjustment of the Company’s or its Subsidiaries’ liability for Taxes.

(iii)                               To the extent this Section 10.02(g) conflicts with the provisions of Section 11.03, this Section 10.02(g) shall control.  To the extent this Section 10.02(g) conflicts with the provisions of the R&W Insurance Policy, the R&W Insurance Policy shall control.

(h)                                 Tax Refunds.  Except to the extent taken into account in the calculation of Net Working Capital as finally determined pursuant to Section 1.04, taken into account in calculating the Final Cash Consideration or subject to a payment obligation of the Company or its Subsidiaries to another Person that is in effect on or before the Closing Date, the Seller shall be entitled to any refund or credit for overpayment of Taxes (in lieu of a refund) (including any interest paid by a Governmental Entity thereon) received by the Company or its Subsidiaries prior to the second anniversary of the Closing Date (a “Tax Refund”) of the Company or any of its Subsidiaries for any Pre-Closing Tax Period of Taxes paid by the Company or any of its Subsidiaries on or before the Closing Date.  Within five (5) Business Days after receipt by the Purchaser, the Company or any Subsidiary thereof of any Tax Refund to which the Seller is entitled, the Purchaser or the Company shall, or shall cause the applicable Subsidiary to, deliver and pay over, by wire transfer of immediately available funds, such Tax Refund to an account or accounts designated by the Seller, net of any Taxes and other expenses incurred to obtain such Tax Refunds.  The Purchaser will, and will cause the Company and its Subsidiaries to, at the Seller’s expense, execute such documents, take reasonable additional actions and otherwise reasonably cooperate as may be necessary for the Purchaser, the Company and its Subsidiaries to perfect their rights in and obtain all Tax Refunds for which any such Person is eligible and to which the Seller is entitled.  None of the Purchaser, the Company, or its Subsidiaries shall forfeit, fail to collect or otherwise minimize any Tax Refund to which the Seller would be entitled under this Section 10.02(h), except as required by applicable Laws.  In the case of any Straddle Period, the amount of Tax Refunds to which the Seller is entitled shall be determined as if the relevant Straddle  Period ended on the Closing Date.  Notwithstanding any other provision in this Agreement, if any such refunds that are subsequently required to be paid back to a Governmental Entity (each, a “Disallowed Tax Benefit”), then such refunds shall be indemnifiable Losses for which the Seller shall indemnity the Purchaser pursuant to Article XI.

(i)                                     Amendments to Returns; Post-Closing Items.  Except as otherwise (i) required by applicable Law, (ii) mutually agreed to by Seller and Purchaser in writing, or (iii) specifically contemplated by this Agreement, following the Closing, the Purchaser shall not file an amended Tax Return for the Company or its Subsidiaries for any Pre-Closing Tax Period, make any voluntary disclosure with respect to Taxes for Pre-Closing Tax Periods, make any Tax election which would have retroactive effect for any Pre-Closing Tax Periods, or change any accounting method with retroactive effect to a Pre-Closing Tax Period and that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a Pre-Closing Tax Period or shifts deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date, in each case, without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed).  In addition, neither Purchaser nor any of its Affiliates shall make any election under Section 338 or 336(e) of the Code or any state, local or foreign law equivalent in respect of the transactions contemplated by this Agreement.

(j)                                    The Company and its Subsidiaries shall not elect to reduce the Tax basis of any of the Company’s or its Subsidiaries’ assets in connection with the transactions contemplated by this Agreement.

10.03                 Solicitation and Other Matters Regarding Specified Employees.

(a)                                 Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, during the period commencing on the date hereof and ending on the date that is thirty (30) days thereafter (the “Initial Specified Period,” and the Initial Specified Period together with any Extension Periods, the “Specified Period”): (i) the Purchaser shall have the right to, directly or indirectly, solicit and/or attempt to solicit any individual set forth on the Specified Employee Schedule (the “Specified Employees”) to cease his or her employment with the Seller or the applicable Subsidiary thereof and to become an employee of the Purchaser, the Company and/or any of their respective Subsidiaries in connection with the transactions contemplated hereby, in each case effective upon the Closing, and the Purchaser, the Company and/or any of their respective Subsidiaries shall have the right to hire any Specified Employee with such employment becoming effective upon the Closing; and (ii) Seller agrees that, during the Specified Period, it will not, either directly or indirectly, and will not permit any Covered Entity to, either directly or indirectly, in each case, either on Seller’s or any Covered

Entity’s behalf or on behalf of any other Person, (A) solicit or attempt to solicit, aid or induce any Specified Employee to (1) continue to be an employee of, or to otherwise provide services to, Seller or any of its Subsidiaries or other Covered Entities following the Closing, or (2) reject or otherwise not accept employment with the Purchaser, the Company and/or any of their respective Subsidiaries upon the Closing, including, in either case of clauses (1) or (2), making any offers or counteroffers to any Specified Employee with respect to his or her employment or any other proposed Service Provider relationship with Seller or any of its Subsidiaries or other Covered Entities, or (B) take any action to assist or aid any other Person in soliciting or taking any other action described in the foregoing clause (ii)(A) with respect to any Specified Employee; provided that during the Specified Period, Seller, the Company, its Subsidiaries and any other Covered Entity (and any employee thereof) (x) may continue ordinary course conversations with Specified Employees regarding the conduct of their employment and related matters (including compensation) to the extent such conversations are not related to or in violation of the substance of the foregoing restrictions in this clause (ii), and (y) in connection with any questions from any Specified Employee which may relate to the substance of the foregoing restrictions in this clause (ii), may reference this Agreement and that they are not permitted to expressly discuss such restricted matters with the Specified Employee (such questions related to the foregoing restricted matters, the “Specified Employee Questions”).  Seller or a Covered Entity shall promptly notify the Purchaser of Specified Employee Questions and Seller (and the applicable Covered Entity) shall, in good faith, consult with Purchaser regarding how to appropriately respond to the applicable Specified Employee’s Specified Employee Questions and shall comply with Purchaser’s reasonable requests in such responses.

(b)                                 At the end of each of the first three seven (7)-day periods during the Specified Period, and at the conclusion of the Specified Period (prior to any extension pursuant to Section 10.03(c) below), the Purchaser shall notify Seller in writing of (i) each Specified Employee who has accepted an employment offer with the Purchaser, the Company and/or any of their respective Subsidiaries (an “Accepting Specified Employee”), (ii) each Specified Employee who Purchaser has determined will not accept an employment offer with Purchaser, the Company and/or any of their respective Subsidiaries (a “Rejecting Specified Employee”), and (iii) with respect to each other Specified Employee, whether Purchaser intends to continue soliciting such Specified Employee to accept an employment offer with Purchaser, the Company and/or any of their respective Subsidiaries (any such Specified Employee who Purchaser intends to continue soliciting, a “Considering Specified Employee” and any such Specified Employee who Purchaser notifies Seller it does not intend to continue soliciting, shall thereafter be treated as a Rejecting Specified Employee).  The restrictions on Seller and/or any Covered Entity set forth in Section 10.03(a) with respect to Specified Employees shall continue to be in force and apply with respect to each Accepting Specified Employee until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms and, with respect to each Considering Specified Employee, until such Considering Specified Employee becomes a Rejecting Specified Employee, notwithstanding the end of the Specified Period or any Extension Period.  The restrictions in Section 10.03(a) with respect to Specified Employees shall cease to apply to any Rejecting Specified Employee as of the date of notification delivered to the Seller that such Specified Employee is a Rejecting Specified Employee.

(c)                                  If at the end of the Initial Specified Period any Specified Employees are Considering Specified Employees, the Initial Specified Period shall be deemed to automatically extend for an additional fifteen (15) day period (the “First Extension Period”), during which the restrictions on Seller and/or any Covered Entity set forth in Section 10.03(a) shall continue to be in force and apply with respect to such Considering Specified Employees; provided that a maximum of ten (10) Specified Employees can remain treated as Considering Specified Employees during the First Extension Period, and to the extent there are more than ten (10) Considering Specified Employees as of the end of the Initial Specified Period, Purchaser shall be required to identify in writing to Seller those who will remain Considering Specified Employees following the end of the Initial Specified Period, and all other Specified Employees who are not Accepting Specified Employees or remaining Considering Specified Employees shall automatically become Rejecting Specified Employees upon delivery by Purchaser of such writing.  At the end of the first seven (7) day period during the First Extension Period and at the end of the First Extension Period, the Purchaser shall notify Seller in writing of (i) each Considering Specified Employee that has accepted an employment offer with the Purchaser (and each such Considering Specified Employee shall thereafter be an Accepting Specified Employee), (ii) each Considering Specified Employee who Purchaser has determined will not accept an employment offer with Purchaser, the Company or any of their respective Subsidiaries (and each such Considering Specified Employee shall thereafter be a Rejecting Specified Employee), and (iii) the remaining Considering Specified Employees not described in clauses (i) and (ii).

(d)                                 If at the end of the First Extension Period any Specified Employees are Considering Specified Employees, the Specified Period shall be deemed to automatically extend for a second and final additional fifteen (15) day period (the “Second Extension Period” and, together with the First Extension Period, the “Extension Periods”), during which the restrictions on Seller and/or any Covered Entity set forth in Section 10.03(a) shall continue to be in force and apply with respect to such Considering Specified Employees.  At the end of the first seven (7) day period during the Second Extension Period and at the end of the Second Extension Period, the Purchaser shall notify Seller in writing of (i) each Considering Specified Employee that has accepted an employment offer with the Purchaser (and each such Considering Specified Employee shall thereafter be an Accepting Specified Employee), and (ii) each of the other Considering Specified Employees (and each such other Considering Specified Employees shall thereafter be a Rejecting Specified Employee).  At the end of the Second Extension Period, any Specified Employee who remains a Considering Specified Employee (and not an Accepting Specified Employee) shall automatically become a Rejecting Specified Employee.

(e)                                  During the period commencing on the day immediately following the last day of the Specified Period (taking into account any Extension Periods) and ending on the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Purchaser and the Seller shall, and shall cause their Subsidiaries to, cooperate in good faith to minimize any material disruption to the business of the Seller and its Affiliates in connection with the transition of Accepting Specified Employees to Purchaser (or the Company and/or any of their respective Subsidiaries) and Rejecting Specified Employees to Seller or any of its Subsidiaries (other than the Company or any of its Subsidiaries), and there shall be no restriction on discussions between Seller and the Covered Entities and the Rejecting Specified Employees.  With respect to each Rejecting Specified Employee, during the period commencing on the date on which notice was delivered by Purchaser to Seller identifying such Rejecting Specified Employee as a Rejecting Specified Employee and ending on the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, Purchaser and its Subsidiaries shall be prohibited from contacting any Rejecting Specified Employees without the express written consent of the Seller, except to respond to communications from any Rejecting Specified Employees with such responses limited to reference to this Agreement and that they are not permitted to communicate any further with the Rejecting Specified Employee (such communications “Rejecting Specified Employee Questions”). Purchaser shall notify the Seller of any Rejecting Specified Employee Questions and Purchaser shall, in good faith, consult with Seller regarding how to appropriately respond to the applicable Rejecting Specified Employee’s Rejecting Specified Employee Questions to minimize any material disruption to the business of the Seller and its Affiliates or to the applicable Rejecting Specified Employees and shall comply with Seller’s reasonable requests in such responses.

(f)                                   From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, and notwithstanding anything herein to the contrary, Seller shall, after reasonable consultation with Purchaser, transfer the employment of any Accepting Specified Employees to the Company or its Subsidiaries, along with taking any ancillary actions related thereto as reasonably necessary (e.g. transfer of payroll information), between such entities in order to give effect to the provisions of this Section 10.03 and the agreements of the parties in this Section 10.03, and all the parties hereto shall, and shall cause their respective Affiliates to, cooperate in good faith with respect to the foregoing and to minimize any material disruption to the business of the Seller, the Company and their respective Subsidiaries.

(g)                                  Seller agrees that, upon the reasonable request of the Purchaser, it shall (and shall cause its Subsidiaries to) execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as may be necessary or desirable to effectuate the transfer of employment of any Accepting Specified Employee to the Purchaser, the Company and/or any of their respective Subsidiaries, as requested by the Purchaser, effective upon the Closing.

(h)                                 Notwithstanding anything herein to the contrary, prior to the Closing, Seller, the Company and/or its Subsidiaries shall transfer each employee of the Company or any of its Subsidiaries set forth on the Transferred Seller Employee Schedule (the “Transferred Seller Employees”) and each Rejecting Specified Employee from the Company or its Subsidiaries to Seller or any of its Subsidiaries (other than the Company or any of its Subsidiaries), and shall take such further action reasonably necessary in order to effectuate the transfer of the employment of the Transferred Seller Employees or Rejecting Specified Employee to Seller or any of its Subsidiaries (other than the Company or any of its Subsidiaries).

(i)                                     For purposes of this Section 10.03, (i) “Control” means the power to direct or cause the direction of the management and policies of another Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing; and (ii) “Covered Entity” means every Affiliate of Seller, and every other Person Controlled by Seller or any Affiliate of Seller.  The agreements of Seller contained in this Section 10.03 specifically apply to each Person that is a Covered Entity as of the date hereof or that becomes a Covered Entity after the date hereof.

ARTICLE XI

SURVIVAL; INDEMNIFICATION

11.01                 Survival of Representations and Warranties and Covenants.  Subject to the limitations and other provisions of this Agreement, (a) the representations and warranties (other than the Company Fundamental Reps and Seller Fundamental Reps) and Pre-Closing Covenants of the Parties contained herein and the right of an Indemnitee to bring an indemnification claim under this Article XI in respect of any breach thereof, shall survive the Closing and shall remain in full force and effect until 11:59pm (Pacific time) on the date that is fifteen (15) months after the Closing Date, (b) the Company Fundamental Reps (other than the Tax Reps) and Seller Fundamental Reps and the right of an Indemnitee to bring an indemnification claim under this Article XI in respect of any breach thereof, shall survive the Closing and shall remain in full force and effect until 11:59pm (Pacific time) on the fourth anniversary of the Closing Date, (c) the Tax Reps and the right of an Indemnitee to bring an indemnification claim under this Article XI in respect of any breach thereof, shall survive the Closing and shall remain in full force and effect until 11:59 pm (Pacific time) on the date that is sixty (60) days after the expiration of the statute of limitations (giving effect to any waiver, mitigation or extension thereof) applicable to the subject matter of such representations and warranties bars all claims with respect to such subject matter and (d) all covenants and other agreements that by their terms are to be performed or complied with, in whole or in part, at or after the Closing (“Post-Closing Covenants”) shall survive the Closing in accordance with their respective terms.  Notwithstanding the foregoing or anything to the contrary in this Agreement, (x) if written notice of a claim has been given in the manner required by this Article XI prior to the expiration of the applicable representations, warranties or covenants by the party seeking indemnification for such claim, then the relevant representations, warranties and covenants of the applicable party shall survive solely as to such claim until such claim has been finally resolved pursuant to this Article XI and (y) none of the survival periods, termination dates or limitations contained in this Article XI shall apply to any claims relating to Fraud.

11.02                 Indemnification; Limits on Indemnification.

(a)                                 Subject to the other provisions of this Article XI, from and after the Closing, the Seller shall hold harmless and without duplication, indemnify and defend the Purchaser and its direct and indirect parents, subsidiaries and Affiliates (including the Company and its Subsidiaries after the Closing), their respective successors and permitted assigns, and their respective owners, stockholders, employees, representatives, officers, partners, members, trustees and directors (in all cases other than the Seller and its post-Closing Affiliates) (the “Purchaser Indemnitees”) from and against, and pay or reimburse the Purchaser Indemnitees for, any and all Losses that any of them incur, pay, suffer or sustain to the extent arising out of or resulting from:

(i)                                     The breach of any representation or warranty made by (A) the Company as set forth in Article IV herein or in any certificate delivered pursuant to this Agreement and (B) the Seller as set forth in Article V herein or in any certificate delivered pursuant to this Agreement;

(ii)                                  any breach of or failure to perform or comply with any of the Pre-Closing Covenants to be performed by the Company or the Seller pursuant to this Agreement;

(iii)                               any breach of or failure to perform or comply with any of the Post-Closing Covenants to be performed by the Seller pursuant to this Agreement; and

(iv)                              any Pre-Closing Taxes.

Notwithstanding anything to the contrary in this Agreement, for purposes of this Article XI (including for purposes of determining whether a representation or warranty of Seller or the Company contained in this Agreement has been breached and the amount of Losses subject to indemnification), such representations and warranties shall be deemed to not be qualified by, and shall be interpreted without giving effect to, any limitations or qualifications as to “materiality” (including the words “material” and “materially”) or “Material Adverse Effect”; provided, however, for the avoidance of doubt, with respect to the representations and warranties of Seller or the Company contained in this Agreement, the word “immaterial” shall not be modified or affected by the preceding sentence and shall be given effect.

(b)                                 Subject to the other provisions of this Article XI, from and after the Closing, the Purchaser shall hold harmless and, without duplication, indemnify and defend the Seller and its direct and indirect subsidiaries and Affiliates, their respective successors and permitted assigns, and their respective owners, stockholders, employees, representatives, officers, partners, members, trustees and directors (the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses that any of them incur, pay, suffer or sustain arising out of or resulting from:

(i)                                     any inaccuracy in any breach of any representation and warranty made by the Purchaser set forth in Article VI;

(ii)                                  any breach of or failure to perform or comply with any of the Pre-Closing Covenants to be performed by the Purchaser pursuant to this Agreement; and

(iii)                               any breach of or failure to perform or comply with any of the Post-Closing Covenants to be performed by the Purchaser pursuant to this Agreement.

(c)                                  Notwithstanding anything herein to the contrary:

(i)                                     the maximum amount of indemnifiable Losses that may be recovered from the Seller for all claims for indemnification pursuant to Section 11.02(a)(i) shall be $2,650,000 (the “Indemnity Cap”), which shall not apply to breaches of the Company Fundamental Reps and Seller Fundamental Reps;

(ii)                                  the maximum amount of indemnifiable Losses that may be recovered from the Purchaser for all claims for indemnification pursuant to Section 11.02(b)(i) shall be an amount equal to the Indemnity Cap, which shall not apply to breaches of the Purchaser Fundamental Reps;

(iii)                               no indemnification claims for Losses shall be asserted by the Purchaser pursuant to Section 11.02(a)(i) until the aggregate amount of Losses that would otherwise be payable under Section 11.02(a)(i) exceeds $2,650,000 (the “Basket Amount”), whereupon the Purchaser Indemnitees shall be entitled to receive only amounts for Losses in excess of the Basket Amount (subject to any other applicable limitations under this Agreement).

(iv)                              in calculating any amount indemnifiable hereunder in respect of Losses, such Losses shall be reduced by (A) any amounts actually recovered by the Indemnitee under applicable third party insurance policies or under any indemnification rights against third parties with respect to such Losses (other than from an Affiliate of such Indemnitee), net of any and all deductibles, retentions or similar costs or payments, any increases in premiums and any out-of-pocket costs and expenses (including reasonable attorney’s fees and expenses) incurred by the Indemnitee in obtaining such recovery (collectively, “Recovery Costs”) and (B) the amount of any Tax benefits actually realized in the form of a reduction in income Tax liability of the Company and its Affiliates in the taxable year that includes the relevant Loss resulting from the relevant Loss or the following year (calculated by comparing the income Tax liability of the Company and its Affiliates, taking the relevant Loss into account, with the income Tax liability that the Company and its Affiliates would have had absent the Loss).  To the extent that any Tax benefit that is used to reduce a Loss pursuant to this Section 11.02(c)(iv) is disallowed, Seller shall pay an amount equal to such disallowed Tax benefit to the Purchaser within five (5) days of such disallowance and such disallowed Tax benefit shall be treated as a “Disallowed Tax Benefit” for purposes of this Agreement.  If an Indemnitee or its Affiliates receives any such recovery described in clause (A) above in respect of Losses that was not previously taken into account after an indemnification payment by the Indemnifying Party has been made in respect of such Losses, then such Indemnitee or its Affiliates shall promptly reimburse the Indemnifying Party for any indemnification payment made by such Indemnifying Party in an amount equal to the lesser of (a) the aggregate amount of the of such recovery actually received by the Indemnitee, net of any Recovery Costs, and (b) the amount of the indemnification payment with respect to such Losses previously received by the Indemnitee or its Affiliates from such Indemnifying Party.  The Indemnitee shall take all commercially reasonable actions to seek full and prompt recovery under all third party insurance policies (including the R&W Insurance Policy) and any indemnification rights covering any Losses to the same extent as if it would if such Loss were not subject to indemnification hereunder (but, for the avoidance of doubt, only after the amount of any deductibles, retentions or similar costs have been satisfied and only to the extent such policies cover such Losses).  Notwithstanding the foregoing or anything to the contrary in this Agreement: (x) the Purchaser Indemnitees shall not be required to seek recovery under the R&W

Insurance Policy with respect to any claims relating to Fraud, (y) the Purchaser Indemnitees shall not be required to file or bring a lawsuit, arbitration or other Proceeding with respect to any insurance policy or third party, and (z) for the avoidance of doubt, the Purchaser Indemnitees shall be entitled to seek indemnification under this Article XI concurrently with seeking recovery from any third party insurance policies (including the R&W Insurance Policy) or other third party. Each party hereby waives, to the extent permitted under its applicable insurance policies (other than the R&W Insurance Policy), any subrogation rights that its insurer may have with respect to any indemnifiable Losses, expect to the extent relating to fraud;

(v)                                 the Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity pursuant to this Article XI more than once in respect of any Loss to the extent Purchaser has already received an indemnification payment under this Article XI for such amount of such Loss; and

(vi)                              no Purchaser Indemnitee shall have any right to indemnification under this Article XI with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is included in the calculation of Cash, Indebtedness, Transaction Expenses or Net Working Capital as finally determined pursuant to Section 1.04 (for the avoidance of doubt, the provisions of this Section 11.02(c)(vi) shall not limit the Purchaser’s rights with respect to any amounts it is owed under Section 1.05 that it has not been paid in accordance with Section 1.05).

(vii)                           Notwithstanding anything to the contrary herein, the sole remedy for a Loss from the Seller relating to Taxes, including with respect to breaches of the Tax Reps (other than any such Loss resulting from a breach of the representations and warranties set forth in Section 4.09(h), (i), and (q) and any interest and penalties imposed for taxable periods (or portions thereof) beginning after the Closing Date with respect to Taxes imposed for taxable periods ending on or before the Closing Date) shall be limited to Taxes of the Company and its Subsidiaries for any taxable period (or portion thereof) ending on or before the Closing Date.

(viii)                        Notwithstanding anything to the contrary in this Agreement, (A) the limitations set forth in Section 11.02(c)(i), 11.02(c)(ii) and 11.02(c)(iii) shall not apply (and shall not limit the indemnification or other obligations the Seller or the Purchaser) with respect to any claims relating to (1) any Fraud or (2) any inaccuracy in or breach of any of the Company Fundamental Reps, Seller Fundamental Reps or Purchaser Fundamental Reps and (B) Losses with respect to any claims relating to any of the Company Fundamental Reps, Seller Fundamental Reps or Purchaser Fundamental Reps shall not be counted towards the Indemnity Cap.

(ix)                              Notwithstanding anything contrary in this Agreement, (A) except in the case of Fraud, the maximum amount of indemnifiable Losses that may be recovered by the Purchaser for all claims for indemnification under this

Agreement shall be an amount equal to the Final Cash Consideration, and (B) the maximum amount of indemnifiable Losses that may be recovered by Purchaser for claims relating to Fraud shall be an amount equal to the Base Consideration.

11.03                 Claims Notice.

(a)                                 Promptly after the Person seeking indemnification pursuant to Section 11.02 (the “Indemnitee”) has knowledge of any event or circumstance that would reasonably be expected to give rise to indemnification under this Article XI that does not involve a Third-Party Claim (as defined below) (a “Direct Claim”) or receives notice of the assertion or commencement of any claim by a third party that would reasonably be expected to give rise to indemnification under this Article XI (a “Third-Party Claim”), the Indemnitee shall deliver to the Person from which indemnification is sought (the “Indemnifying Party”) a written notice (a “Claim Notice”) setting forth in reasonable detail a description of the matter giving rise to indemnification hereunder, including, if known, the anticipated Losses; provided, however, that any failure or delay by the Indemnitee in delivering a Claim Notice to the Indemnifying Party shall not affect the Indemnitee’s right to indemnification under this Article XI, except to the extent the Indemnifying Party has been materially prejudiced by such failure or delay.

(b)                                 Promptly, but in any event no later than twenty (20) Business Days, after receipt by the Indemnifying Party of a Claim Notice of a Third-Party Claim  (unless the Third-Party Claim requires a response before the expiration of such twenty (20) Business Day period, in which case no later than ten (10) days before the required response), such Indemnifying Party may, at its option and subject to the Indemnifying Party providing an Indemnification Acknowledgement to the Indemnitee with respect to such Third Party Claim, assume the defense of the Indemnitee against such claim (including the employment of counsel of the Indemnifying Party’s choosing that is reasonably acceptable to the Indemnitee (the party conducting the defense of such Third-Party Claim is referred to herein as the “Controlling Party” and the other party is referred to herein as the “Non-Controlling Party”).  The Non-Controlling Party, at the expense of the Indemnifying Party, shall reasonably cooperate in the compromise of, or defense against, such claim.  Except with the prior written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed, no Indemnifying Party shall settle or compromise any Third-Party Claim or permit a default judgment or consent to an entry of judgment unless such settlement, compromise or judgment (i) relates solely to money damages to be paid entirely by the Indemnifying Party, (ii) provides for a full, unconditional and irrevocable release by such third party of each Indemnitee, (iii) does not contain any admission or finding of wrongdoing on behalf of the Indemnitee, and (iv) does not impose any restriction on the Indemnitee or any injunctive or equitable relief against the Indemnitee.  Until the Indemnifying Party shall have so assumed the defense of the Indemnitee against such claim following the delivery of such Claim Notice, the Indemnitee may, but shall not be obligated to, undertake the defense of such claim on behalf of and for the account and risk of the Indemnifying Party; provided, that (x) such Indemnitee, except with the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed, shall not settle or compromise any Third-Party Claim or permit a default judgment or consent to an entry of judgment, and (y) if such Indemnitee is entitled to indemnification under this Article XI (as determined by an agreement of the parties or by a final and non-appealable judgment of a court of competent jurisdiction), all reasonable out-of-pocket legal and other expenses reasonably incurred by the Indemnitee shall be borne by the Indemnifying Party.  Any Non-Controlling Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof either (I) at its own expense or (II) at the Indemnifying Party’s cost and expense if (1) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, (2) on the reasonable advice of legal counsel to the Indemnitee, a conflict or potential conflict of interest exists between the Indemnitee and the Indemnifying Party that would make such separate representation advisable or (3) one or more defenses are available to the Indemnitee that are not available to the Indemnifying Party.  After any such claim has been filed or initiated, each party shall make available to the other parties and their attorneys and accountants all reasonably pertinent information under its control relating to such claim which is made available under the terms of a confidentiality agreement or similar protective measures, and the parties agree to render to each other such assistance as they may reasonably require of each other in order to facilitate the proper and adequate defense of any such claim.

(c)                                  Notwithstanding anything in this Section 11.03 to the contrary, if the Indemnitee is one or more Purchaser Indemnitee, then Purchaser (or another Purchaser Indemnitee) will have the right to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third-Party Claim that (i) involves any possibility of criminal liability or any action by any Governmental Entity against any Purchaser Indemnitee, (ii) involves any material customer or material supplier of the Company or any of its Subsidiaries, (iii) seeks injunctive relief, specific performance or other equitable relief against any of the Purchaser Indemnitees, (iv) the insurer under the R&W Insurance Policy exercises a right to defend or control such Third-Party Claim, (v) involves any claim or Proceeding with respect to Taxes (provided, that the parties’ rights with respect to claims or Legal Proceedings relating to Pre-Closing Tax Periods shall be governed by and subject to the provisions of Section 10.02(g)), or (vi) if determined adversely to any of the Purchaser Indemnitees, could (together with all other pending claims) reasonably be expected to result in Losses to the Purchaser Indemnitees in an amount that is more than 1.33 times the maximum amount that the Indemnifying Party would be responsible for after application of the limitations on indemnification in this Agreement (including the Basket Amount and the Indemnity Cap).

11.04                 Recovery of Losses.  With respect to any indemnification claim made pursuant to this Article XI, all indemnifiable Losses shall be paid as follows:

(a)                                 With respect to the Seller, the Seller shall promptly pay to the Purchaser the amount of the Purchaser’s Losses indemnifiable by the Seller pursuant to Section 11.02(a) by wire transfer to an account designated in writing by the Purchaser.

(b)                                 With respect to the Purchaser, the Purchaser shall promptly pay to the Seller the amount of the Seller’s Losses indemnifiable by the Purchaser pursuant to Section 11.02(b) by wire transfer to an account designated in writing by the Seller.

11.05                 Exclusive Remedy.

(a)                                 Subject to Section 13.19, except for Fraud, following the Closing this Article XI shall provide the sole and exclusive monetary remedy of the parties hereto with respect to any and all claims in any way relating to or arising out of or in connection with this Agreement, whether hereunder, at law or otherwise, including a breach of any representation, warranty, covenant or agreement made by any party hereto. Notwithstanding anything to the contrary herein, the limitations in this Section 11.05(a) shall not apply with respect to (i) the determination of the Final Cash Consideration, which shall be governed by Section 1.04, (ii) any claims relating to any of the Ancillary Agreements, (iii) any claims for equitable remedies, or (iv) the Purchaser Indemnitees’ rights under the R&W Insurance Policy.

(b)                                 The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of, or compliance with, any such covenant or agreement, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

11.06                 Mitigation.  Each Person entitled to indemnification hereunder shall, to the extent required by applicable Law, take all commercially reasonable steps to mitigate all Losses after becoming aware of any event which would reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

11.07                 Purchase Price Adjustment.  Any payment required to be made pursuant to this Article XI shall be treated for Tax purposes as an adjustment to the Final Cash Consideration, unless otherwise required by Law.

11.08                 No Circular Recovery.  Seller hereby waives, and acknowledges and agrees that Seller shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy (including under any provisions of any Organizational Documents of the Company or any of its Subsidiaries) against the Company or any of its Subsidiaries or other Purchaser Indemnitee in connection with any indemnification obligation or any other liability to which Seller may become subject under or in connection with this Agreement or any other agreement, document or instrument delivered to Purchaser in connection with this Agreement.

ARTICLE XII

DEFINITIONS

12.01                 Definitions.  For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“2018 LTCIP Amount” means the aggregate amount of the amounts set forth opposite each employee’s name set forth on Schedule 8.09 (which is $447,704.38 as of the date hereof), which schedule shall be updated as of the Closing as provided for in Section 1.04 to reflect reductions with respect to any employee set forth on Schedule 8.09 whose employment with the Company or its Subsidiaries is terminated, for any reason, prior to the Closing; provided that the 2018 LTCIP Amount shall not exceed $447,704.38.

“A/R Credit Amount” means an amount equal to the aggregate amount of customer credit balances (other than client advance payments) in accounts receivable (which such amount was $833,000 as of March 31, 2018).

“Acquisition Transaction” means, any transaction or series of transactions involving: (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving the Company or any of its Subsidiaries; (ii) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of a material portion of the business or assets of the Company or any of its Subsidiaries; or (iii) any liquidation or dissolution of the Company or any of its Subsidiaries.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign Income Tax Law).

“Ancillary Agreements” means the Transition Services Agreement, the Escrow Agreement, the Non-Competition Agreement, the San Francisco Assignment of Lease, the San Francisco Landlord Consent to Assignment, San Francisco Landlord Estoppel Certificate (to the extent delivered prior to or at the Closing), the Release, the Employment Agreement Amendment and each certificate or other document to be delivered by a party hereto at the Closing.

“Base Consideration” means $530,000,000.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in, Boston, Massachusetts.

“Cash” means, with respect to the Company and its Subsidiaries, as of the opening of business on the Closing Date, the aggregate amount, determined on a consolidated basis and in accordance with GAAP, equal to all cash, cash equivalents and marketable securities held by the Company or its Subsidiaries in their bank accounts at such time (including deposits in transit to the extent there has been a reduction in accounts receivable (without having to be applied against a specific account receivable) on account thereof reflected in the calculation of Net Working Capital), provided that Cash shall exclude (i) outstanding checks and electronic payments drawn on the Company’s or any of its Subsidiaries’ accounts and (ii) any restricted cash (as determined in accordance with GAAP).

“Cbr Systems” means Cbr Systems, Inc., a Delaware corporation.

“CCB” means Cryobank Holdings LLC, a Delaware limited liability company.

“CCB Acquisition Agreement” means that certain Equity Purchase Agreement, dated as of June 14, 2018, by and among Purchaser, CCB, certain equityholders of CCB, and the other parties party thereto.

“Closing Cash Consideration” means (i) the Base Consideration, minus (ii) the amount of Estimated Indebtedness, plus (iii) the Estimated NWC Adjustment Amount (only if the Estimated Net Working Capital Amount is greater than the Target Net Working Capital Amount), minus (iv) the Estimated NWC Adjustment Amount (only if the Target Net Working Capital Amount is greater than Estimated Net Working Capital Amount), plus (v) the amount of Estimated Cash, minus (vi) the amount of Estimated Transaction Expenses, minus (vii) the Escrow Deposit.

“Closing Indebtedness Schedule” means a written schedule setting forth (a) the name, address, email address and telephone number of each holder of Indebtedness, (b) the amount due to such holder as set forth in the applicable Payoff Letter and (c) such holder’s wire transfer instructions as set forth in the applicable Payoff Letter, delivered to Purchaser in accordance with Section 1.03.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Fundamental Reps” means those representations and warranties contained in Section 4.01 (Organization and Organizational Power), Section 4.02 (Subsidiaries), Section 4.03 (Authorization; No Breach; Valid and Binding Agreement) (other than the third sentence of Section 4.03), Section 4.05 (Capitalization), Section 4.09 (Tax Matters) and Section 4.21 (Brokerage).

“Contract” means any legally binding contract, agreement, subcontract, indenture, note, bond, loan, instrument, lease, license, purchase and sales order, conditional sales contract, mortgage or other arrangement, whether written or oral, including any and all amendments and modifications thereto.

“Debt Financing Source Related Parties” means with respect to any Debt Financing Source, any Affiliate of such Debt Financing Source or any of the former, current, or future general or limited partners, shareholders or equityholders, managers, members, directors, officers, employees, representatives or agents of any Debt Financing Source or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative or agent or any of their successors or assigns of any of the foregoing; provided, however that the Debt Financing Source Related Parties shall not include the Purchaser or its Affiliates.

“Deferred Revenue Amount” means an amount equal to five and three-tenths percent (5.3%) of the deferred revenue of the Company and its Subsidiaries as of the opening of business on the Closing Date.

“Employee Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any written equity or equity-based, incentive, bonus, deferred compensation, employment, severance, termination, retention, change of control  or  other benefit or compensation plan, program, contract, policy, agreement or arrangement.

“Environmental Laws” means all applicable Laws in effect as of or prior to the Closing Date concerning (i) pollution, contamination, cleanup, reclamation, remediation, preservation, or protection of the environment, including but not limited to air, land surfaces, sub-surface strata, groundwater, surface water, flora, fauna and their habitat; (ii) the release or threatened release of any Hazardous Materials, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such release or threatened release; (iii) the manufacture, production, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, testing, re-use, recycling or reclamation of Hazardous Materials; or (iv) the protection of human or worker health or safety (with respect to exposure to Hazardous Materials).

“ERISA Affiliate” means any entity that would have ever been considered a single employer with the Company under Code Section 414 or Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

“Estimated NWC Adjustment Amount” means the absolute value of the amount (if any) of the difference between the Target Net Working Capital Amount and the Estimated Net Working Capital Amount.

“Final Cash Consideration” means (i) the Base Consideration, minus (ii) the amount of Indebtedness as finally determined pursuant to Section 1.04, plus (iii) the Final NWC Adjustment Amount (only if Net Working Capital as finally determined pursuant to Section 1.04 exceeds the Target Net Working Capital Amount), minus (iv) the Final NWC Adjustment Amount (only if the Target Net Working Capital Amount exceeds Net Working Capital as finally determined pursuant to Section 1.04), plus (v) the amount of Cash as finally determined pursuant to Section 1.04, minus (vi) the amount of Transaction Expenses as finally determined pursuant to Section 1.04, minus (vii) the Escrow Deposit.

“Final NWC Adjustment Amount” means the absolute value of the amount (if any) of the difference between the Target Net Working Capital Amount and Net Working Capital as finally determined pursuant to Section 1.04.

“Fraud” means, with respect to a Party, the actual and intentional fraud with respect to the making of any of the representations or warranties set forth in this Agreement or any Ancillary Agreement; provided that, with respect to any of the representations or warranties set forth in this Agreement, any Ancillary Agreement to which Seller is a party and/or the Seller/Company Closing Certificate only (and not any of the representations or warranties set forth in any other Ancillary Agreement) such actual and intentional fraud of Seller and/or the Company shall only be deemed to exist if Seller or any of the individuals included in clause (i) of the definition of Knowledge had actual knowledge (as opposed to imputed or constructive knowledge) that such representation or warranty made by the Company was actually breached when made, with the intention that the Purchaser rely thereon.

“GAAP” means United States generally accepted accounting principles, applied in a manner consistent with those used in preparing the Company’s consolidated balance sheet as of December 31, 2017 included in the Financial Statements.

“Governmental Entity” means any federal, national, state, foreign, provincial, municipal, local or other government or any governmental, taxing, administrative or regulatory authority,

agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof or any other entity, body or organization exercising governmental or quasi-governmental power or authority; provided that any Governmental Entity acting solely in its capacity as a contract counterparty shall not be a Governmental Entity for the purposes of this Agreement.

“Hazardous Materials” means any pollutant, contaminant, or toxic or hazardous chemical, material, substance, by-product or waste which is prohibited, limited or regulated under Environmental Laws or for which liability or obligations may be imposed under any Environmental Laws, including medical wastes, radioactive material, oil, petroleum and petroleum by-products, asbestos, asbestos-containing materials, polychlorinated biphenyls.

“Healthcare Regulatory Laws” means Laws relating to healthcare regulatory matters, including, but not limited to: (i) 42 U.S.C. §§ 1320a-7, 7a, and 7b, which are commonly referred to as the “Federal Fraud Statutes;” (ii) Title XVIII of the Social Security Act (42 U.S.C. § 1395 et seq.), the “Medicare Laws;” (iii) 42 U.S.C. § 263a, which is commonly referred to as the “Clinical Laboratory Improvement Amendments of 1988” or “CLIA;” (iv) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute;” (v) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act;” (vi) 42 U.S.C. §§ 1320d through 1320d-8 and 42 C.F.R. §§ 160, 162 and 164, which are commonly referred to as the “Health Insurance Portability and Accountability Act of 1996” or “HIPAA;” (vii) 21 U.S.C. § 301 et seq., which is commonly referred to as the “Federal Food, Drug and Cosmetic Act” or the “FDCA,” and its implementing regulations; (viii) 42 U.S.C. § 262 et seq., which is commonly referred to as the “Public Health Service Act,” and its implementing regulations; (ix) any federal, state or local applicable Law that regulates either the approval, clinical development, research, testing, manufacturing, processing, packaging, labeling, handling, storage, advertising, promotion or distribution of products; (x) any state law regulating the interactions with health care professionals and reporting thereof and any state law regarding fraud and abuse, such as state anti-kickback statutes; or (xi) any federal, state or local statute or regulation relevant to false statements or claims including knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit, payment or registration.

“Income Tax Liability” means, with respect to any jurisdiction where a Standalone Tax Return is filed, an amount equal to the liability for Income Taxes of the Company and each of its Subsidiaries accrued (whether or not such accrual is required under GAAP and ignoring for the purposes of any such accrual the fact that the obligation to pay such Income Taxes may not arise until after the Closing Date) and unpaid as of the Closing Date that are first due after the Closing Date with respect to such jurisdiction computed for each Pre-Closing Tax Period.

“Income Tax Liability Accrual” means an amount (which amount shall not be less than zero for any taxpayer in any jurisdiction for any taxable period or portion thereof) equal to the sum of the Income Tax Liability separately calculated for (a) each jurisdiction in which the Company or any of its Subsidiaries filed Tax Returns for Income Taxes for the year ended December 31, 2016 and (b) each jurisdiction in which the Company and any of its Subsidiaries commenced activities on or after January 1, 2017.

“Income Tax Return” means a Tax Return filed or required to be filed in connection with the determination, assessment or collection of any Income Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Income Tax.

“Income Taxes” means Taxes (i) imposed on, or with reference to, net income or gross receipts, or (ii) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Indebtedness” means, as of any particular time, without duplication, (a) all obligations (including all obligations in respect of principal, accrued interest, penalties, termination fees, breakage costs fees, premiums, make-whole amounts, expense reimbursement or other fees, costs, expenses or other payment obligations related thereto or associated with the repayment thereof) of the Company and its Subsidiaries (i) for borrowed money or with respect to deposits or advances of any kind (other than trade payables or accruals incurred in the ordinary course of business), (ii) in respect of capitalized leases as determined under GAAP and any off-balance sheet financing, (iii) evidenced by notes, bonds, debentures or similar instruments, contracts or agreements, (iv) for the deferred purchase price of property, goods or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade payables, accrued expenses and accruals incurred in the ordinary course of business that do not involve the purchase of equipment, fixed assets or other capital expenditures or obsolete inventory), including all obligations resulting from any holdback, earn-out, performance bonus or other contingent payment arrangement relating to or arising out of any prior acquisition, business combination or similar transaction), (v) in respect of performance bonds, letters of credit and bankers’ acceptances, in each case, to the extent drawn or funded, (vi) the net break fees or other net obligations with respect to contracts or agreements relating to interest rate protection, swap transactions, collar transactions or other hedging contracts or derivative contracts or arrangements, (vii) for an amount equal to the Income Tax Liability Accrual, (viii) all non-contingent reimbursement or payment obligations with respect to surety instruments, (ix) all liabilities for any outstanding compensation, severance or consulting amounts or other benefits or payment obligations owed (whether currently or for services to be provided in the future) to any former (as of the Closing) employee, Service Provider, director, manager or officer (including any amounts paid in settlement of any Proceeding claiming or demanding any such amounts) (but, in the case of a former Service Provider, other than the last remaining payment owed under the terms of a consulting agreement with such former Service Provider entered into in the ordinary course of business consistent with past practices due after the end of the term of such Service Provider’s service relationship that is for services already performed by such Service Provider during the last service period under such consulting agreement but not yet paid) and any Taxes payable in connection therewith, (x) all liabilities relating to any deferred compensation, commissions, bonuses or phantom stock or phantom equity arrangements (in each case whether accrued or not) in respect of any current or former employee, Service Provider, director, manager or officer (except for the amounts of the accruals for normal annual bonuses for 2018 for employees of the Company or any of its Subsidiaries granted in the ordinary course of business to the extent such amounts are included in the current liabilities used in the calculation of the Net Working Capital and except for the LTCIP Amounts) and any Taxes payable in connection therewith, and any liabilities relating to any non-competition obligations, (xi) any unfunded pension, defined benefit or retirement plan liabilities, (xii) any indebtedness or other amounts owing or due to Seller or any owner or holder of any Ownership Interest, directors, managers officers or employees of the Company or any of its Subsidiaries or Affiliate

of the Company or any of its Subsidiaries (other than (i) for salary accruals and vacation accruals owed to employees arising in the ordinary course of business consistent with the past practices of the Company and its Subsidiaries and (ii) the amounts of the accruals for normal annual bonuses for 2018 for employees of the Company or any of its Subsidiaries granted in the ordinary course of business to the extent such amounts are included in the current liabilities used in the calculation of the Net Working Capital), including any amounts owed with respect to any dividends or distributions with respect to, or any repurchases or purchases of, any Ownership Interests of the Company or any of its Subsidiaries, (xiii) the A/R Credit Amount, (xiv) the Deferred Revenue Amount, and (xv) the 2018 LTCIP Amount, but only in the event that (A) the Closing occurs prior to September 5, 2018 or (B) the 2018 LTCIP Amount has not been paid in full by Seller to applicable Covered Participants (as defined under the LTCIP) under the LTCIP prior to the Closing Date, (b) all indebtedness referred to in clause (a) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any asset or property owned or held by such Person (whether or not such indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person), and (c) all indebtedness in the nature of guarantees of the obligations of other Persons described in clauses (a) and (b) to the extent not released as of the Closing. For purposes of Article I of this Agreement, Indebtedness shall mean Indebtedness, as defined above, outstanding as of immediately prior to the Closing and excluding any inter-company indebtedness among the Company and any of its Subsidiaries; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, if the amount of Indebtedness of the Company and the Company’s Subsidiaries is reduced at any time after the opening of business on the Closing Date but prior to as of immediately prior to the Closing, the amount of such reduction to the Indebtedness of the Company and the Company’s Subsidiaries shall be deemed to still be outstanding as of immediately prior to the Closing for purposes of calculating the amount of Indebtedness and determining the Closing Cash Consideration and the Final Cash Consideration and any adjustments thereto.

“Indemnification Acknowledgment” means a written acknowledgment assuming responsibility for the entire amount of the Third Party Claim (subject to the limitations set forth in this Agreement, including without limitation the Basket Amount and the Indemnity Cap).

“Intellectual Property” means any or all of the following in any jurisdiction in the world: (i) copyrights, copyrightable works, and registrations and applications for registration thereof; (ii) trade names, trademarks, service marks, and trade dress, and registrations and applications for registration thereof, and all goodwill associated therewith; (iii) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (iv) internet uniform resource locators and domain names; (v) rights in software, data, and databases; and (vi) trade secrets, know-how, and other confidential information.

“Knowledge” means (i) with respect to the Company, the actual knowledge, and the knowledge that such person would reasonably be expected to have after reasonable inquiry, of Peter Bawin, Kristen Swingle, Heather Brown, Ted Myles or Nicholas Grund and (ii) with respect to the Purchaser, the actual knowledge, and the knowledge that such person would reasonably be expected to have after reasonable inquiry, of Howard Park, Dave Kreter, Mike Kirkman or Mo Yang.

“Law” means any law, ordinance, code, rule, regulation, judgment, injunction, Order, certification standard, accreditation standard, permit, regulatory code of practice, ordinance, statute, treaty, or decree or decision of any Governmental Entity.

“Liabilities” means any liabilities, indebtedness, demands, commitments or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, whether due or to become due, whether arising out of any contract or tort based on negligence or strict liability and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto, and however arising and including all reasonable fees, costs and expenses related thereto.

“Liens” means any encumbrance, hypothecation, infringement, lien, deed of trust, mortgage, indenture, easement, encroachment, pledge, restriction (such as a right of first refusal, first offer or other similar right), security interest, option, proxy, voting trust, voting agreement, preemptive right, title retention or other security agreement or arrangement, or any other adverse right or interest, charge or claim of a similar nature in or on any asset, property or property interest.

“Losses” means any and all losses, Liabilities, Taxes, penalties, damages, costs, fines, expenses, judgments, awards, royalties, penalties, and settlements (including all reasonable attorneys’, accountants’ and other experts’ fees and expenses incurred in the investigation or defense of any of the same (including, without limitation, with respect to any Proceeding relating to any of the same) or in asserting, preserving or enforcing any of the respective rights in connection with or under this Agreement) whether or not resulting from a Third Party Claim, provided that no party shall be liable to any other Person for any Losses pursuant to Article XI to the extent such Losses constitute punitive damages except to the extent paid or payable to a third party.

“LTCIP Amounts” means all amounts payable by Seller to Covered Participants (as defined under the LTCIP) under the LTCIP.

“LTCIP” means that certain AMAG Pharmaceuticals, Inc. Long Term Cash Incentive Plan, effective as of March 2, 2018.

“Marketing Period” means a period beginning on the date of this Agreement and ending on the date that is sixty (60) days thereafter; provided, that if Seller fails to deliver (or cause to be delivered) to Purchaser the Audited Financial Statements on or before June 30, 2018, the Marketing Period shall end on the date that is ninety (90) days following the date of this Agreement.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is, has, had or would reasonably be expected have or result in, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions generally affecting the industry in which the Company and its Subsidiaries participate, the economy as a whole or the capital markets in general (including currency fluctuations) or the markets in which the Company and its Subsidiaries operate; (iii) any change in, or proposed or potential change in, applicable Laws or the interpretation thereof, in each case after the date hereof; (iv) any change in GAAP or other applicable accounting requirements or principles or the interpretation thereof, in each case after the date hereof; (v) the failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) of the Company or its Subsidiaries to meet or achieve the results set forth in any projection or forecast for any period ending on or after the date of this Agreement (provided, that this clause (v) shall not prevent a determination that any change, effect, event, occurrence, state of facts or development underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change, effect, event, occurrence, state of facts or development is not otherwise excluded from this definition of Material Adverse Effect)); (vi) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; or (vii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the U.S. or any other country or region in the world; provided that, in the case of clauses (ii), (iii), (iv), (vi) and (vii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Material Adverse Effect has or will occur.

“Net Working Capital” means (i) current assets (e.g., accounts receivable, inventory and prepaid expenses), but excluding Cash, Tax assets and deferred commissions, of the Company and its Subsidiaries as of the opening of business on the Closing Date, minus (ii) current liabilities (e.g., accounts payable and accrued liabilities), but excluding Indebtedness, all Tax liabilities, deferred revenue and Transaction Expenses, of the Company and its Subsidiaries as of the opening of business on the Closing Date.  Exhibit A attached hereto sets forth an example of the calculation of the Net Working Capital.  Such calculation is included for reference purposes only, and neither the Seller nor the Company make any representation or warranty, and will not incur any liability, in respect thereof.

“Order” means any order, decision, verdict, subpoena, injunction, judgment, decree, ruling, writ, assessment or award of a Governmental Entity of competent jurisdiction and any settlement agreement or compliance agreement entered into in connection with any Proceeding.

“Organizational Documents” means, with respect to any entity, as applicable, the certificate of incorporation, articles of incorporation, bylaws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement and other similar organizational documents of such entity, and any amendment or restatement of any of the foregoing.

“Ownership Interest” means any of the following: (i) any shares of capital stock or any other securities or equity or ownership interests of the Company or any of its Subsidiaries, including the Shares, or (ii) any options or warrants or purchase, subscription, conversion or exchange rights, or securities convertible into or exchangeable for, or other Contracts or commitments that could require any Person to issue, sell or otherwise cause to become outstanding, any shares of capital stock or any other securities or equity or ownership interests of the Company or any of its Subsidiaries.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and/or its Subsidiaries, in each case, for which adequate reserves have been made with respect thereto to the extent required by GAAP; (ii) inchoate mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property or Owned Real Property which are not violated by the current use and operation of the Leased Real Property or Owned Real Property, as applicable; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property or Owned Real Property which do not materially impair the occupancy or use of the Leased Real Property or Owned Real Property, as applicable for the purposes for which it is currently used or proposed to be used in connection with the Company’s and its Subsidiaries’ businesses; (v) public roads and highways; (vi) Liens arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vii) Liens on goods in transit incurred pursuant to documentary letters of credit; (viii) purchase money Liens and Liens securing rental payments under capital lease arrangements, in each case, listed on the Permitted Liens Schedule; (ix) non-exclusive licenses of Intellectual Property in the ordinary course of business; and (x) Liens set forth on the Permitted Liens Schedule.

“Person” means an individual, a sole proprietorship, a partnership, a limited partnership, a corporation, a limited liability company, an association, a joint stock company, a firm, a trust, a joint venture, an unincorporated organization or other entity or a Governmental Entity or any department, agency or political subdivision thereof.

“Pre-Closing Covenant” means any covenant or agreement contained in this Agreement that by its terms is required to be performed in full prior to the Closing.

“Pre-Closing Tax” means any (i) Tax of the Company and/or its Subsidiaries for all Pre-Closing Tax Periods, (ii) Taxes of any Person for which the Company or any of its Subsidiaries is liable (A) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined, or unitary group in any Pre-Closing Tax Period or (B) as a transferee or successor, by contract or otherwise (other than pursuant to customary provisions included in credit agreements, purchase and supply agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business) or pursuant to any law, rule or regulation, which Taxes relate to an event, agreement or transaction occurring on or before the Closing Date, (iii) Taxes imposed on Seller for any Taxable period, (iv) Taxes imposed in connection with the transactions contemplated by this

Agreement (excluding any Transfer Taxes), (v) imposed on the Purchaser as a transferee or successor of Seller and (vi) Taxes resulting from any Disallowed Tax Benefit; provided, however, Pre-Closing Taxes shall not include any Taxes to the extent (i) already included in Indebtedness or as current liabilities in Net Working Capital as finally determined pursuant to Section 1.04 or (ii) resulting from actions outside the ordinary course of business taken by the Purchaser on the Closing Date after the Closing.

“Pre-Closing Tax Period” means any Taxable period ending on or before the Closing Date and that portion of any Straddle Period ending on the end of the Closing Date.

“Proceeding” means any litigation, suit, action, cause of action, hearing, inquiry, examination, demand, complaint, appeal, notice of violation, citation, summons, subpoena, arbitration, mediation, dispute, claim, investigation, audit or other proceeding of any nature whether civil, criminal, quasi criminal, indictment, administrative, regulatory, arbitral or otherwise and whether at Law or in equity.

“Purchaser Fundamental Reps” means those representations and warranties contained in Sections 6.01 (Organization and Organizational Power), Section 6.02 (Authorization), Section 6.06 (Brokerage), Section 6.07 (Investment Representation) and Section 6.09 (Solvency).

“Purchaser Willful Breach” means an intentional and willful breach of a covenant or agreement of Purchaser set forth in this Agreement that (i) is the consequence of an act or failure to act by Purchaser with the actual knowledge (as opposed to imputed or constructive knowledge) of an individual included in clause (ii) of the definition of Knowledge that the taking of such act or failure to act would cause a material breach by Purchaser of this Agreement, (ii) has prevented the satisfaction of any condition set forth in Section 3.02, and (iii) has not been waived by the Seller or cured by Purchaser prior to the end of the cure period specified in Section 9.01(c).

“R&W Insurance Policy” means (a) that certain Buyer-Side Representations and Warranties Insurance Policy to be underwritten by Euclid Transactional, LLC, in substantially form attached hereto as Exhibit H-1, and (b) that certain Excess Follow Form Buyer’s Representations and Warranties Insurance Policy to be underwritten by VALE Insurance Partners, LLC, in substantially the form attached hereto as Exhibit H-2.

“San Francisco Assignment of Lease” means an assignment of the tenant’s interest under the San Francisco Lease and San Francisco Storage Agreement by Seller, as assignor, to Cbr Systems, as assignee, in a form reasonably acceptable to the Purchaser.

“San Francisco Landlord” means BXP 611 Gateway Center LP, as landlord under the San Francisco Lease.

“San Francisco Landlord Consent to Assignment” means a consent to assignment of the San Francisco Lease in a form reasonably acceptable to the Purchaser, duly executed by the San Francisco Landlord.

“San Francisco Landlord Estoppel Certificate” means an estoppel certificate with respect to the San Francisco Lease in a form reasonably acceptable to the Purchaser, duly executed by the San Francisco Landlord.

“San Francisco Lease” means the Office Lease, dated as of April 7, 2017, as amended, by and between the San Francisco Landlord and Seller.

“San Francisco Storage Agreement” means the Storage Agreement, dated May 3, 2017, by and between Seller and BXP 601 & 651 Gateway Center LP.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Fundamental Reps” means those representations and warranties contained in Section 5.01 (Organization and Entity Power), Section 5.02 (Authorization), Section 5.03 (Title to Purchased Shares), and Section 5.07 (Brokerage).

“Seller Group” means the “affiliated group” (as defined in Section 1504(a) of the Code) the common parent of which is Seller.

“Senior Personnel” means any employee of the Company or any of its Subsidiaries with a title of Vice President or above.

“Service Provider” means any individual providing services to the Company or its Subsidiaries and classified pursuant to applicable Laws as an independent contractor.

“Straddle Period” means any Taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.  For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Net Working Capital Amount” means $7,050,000.

“Tax” (including with correlative meaning the terms “Taxes” and “Taxable”) means U.S federal, state, local or non-U.S. taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, sales, use, excise, gross receipts, value-added, alternative minimum, add on minimum, natural resources, severance, occupation, premium, windfall profit, customs, duties, ad valorem, composite, healthcare, escheat or unclaimed property (whether or not considered a tax under applicable Law) and all other charges in the nature of a tax, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity with respect to any taxes.

“Tax Reps” means those representations and warranties contained in Section 4.09 (Tax Matters).

“Tax Returns” means any return, report, information return, declaration, notice, form, claim for refund or other document (including schedules, attachments or any related or supporting information, any amended returns and Treasury Form TD F 90-22.1 and FinCEN Form 114) filed or required to be filed with any Governmental Entity, or maintained or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Title Company” means First American Title Insurance Company, 777 S. Figueroa Street, Suite 400, Los Angeles CA 90017, Attention Valerie A. Curry, Assistant Vice President and National Commercial Closer, (213) 271-1731, with reference to NCS-907631-LA2.

“Transaction Expenses Schedule” means a written schedule setting forth (a) the name, address, email address, and telephone number of each Transaction Expense payee, (b) the amount due to such payee as set forth in the applicable invoice and (c) such payee’s wire transfer instructions as set forth in the applicable invoice, delivered to the Purchaser in accordance with Section 1.03.

“Transaction Expenses” means, without duplication, the sum of (i) all compensation, benefits or other amounts paid or required to be paid to any current or former director, manager, officer, employee, contractor, consultant or other Service Provider or agent arising or resulting from, triggered by or otherwise in connection with this Agreement or the transactions contemplated by this Agreement, including the amount of sale bonuses or payments, change in control bonuses or payments, stay or retention bonuses or payments, severance payments, transaction bonuses or similar arrangements, bonuses or payments that are paid, incurred or otherwise become payable by the Company or its Subsidiaries, in connection with the consummation of the transactions contemplated by this Agreement, whether or not such bonuses or payments do not become payable until the occurrence of a termination of employment or the occurrence of any other event or circumstance that may occur after the consummation of the transactions contemplated by this Agreement; (ii) all fees, commissions, costs or expenses incurred in connection with the preparation, negotiation, execution and/or consummation of this Agreement and/or any of the Ancillary Agreements and/or the consummation or performance of any of the transactions contemplated hereby or thereby, including the amount of any broker, investment banking, financial advisor, accounting, consulting, attorney or other professional fees that are incurred or otherwise become payable by the Company or its Subsidiaries, on or prior to Closing with respect to the transactions contemplated by this Agreement; (iii) the employer’s share of Social Security, Medicare, FUTA, and other payroll Taxes incurred or otherwise payable by the Company or any of its Subsidiaries in connection with any of the foregoing; and (iv) 50% of any Transfer Taxes; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, if the amount of Transaction Expenses of the Company and the Company’s Subsidiaries is reduced at any time after the opening of business on the Closing Date but prior to as of immediately prior to the Closing, the amount of such reduction to the

Transaction Expenses of the Company and the Company’s Subsidiaries shall be deemed to still be outstanding as of immediately prior to the Closing for purposes of calculating the amount of Transaction Expenses for purposes of determining the Closing Cash Consideration and the Final Cash Consideration and any adjustments thereto.

“Transaction Tax Deductions” means any Tax deductions resulting from or attributable to the transactions contemplated hereby (including the write-off of deferred financing fees, costs and expenses, the payment of any transaction related fees, transaction bonuses (or similar amounts) paid to employees, independent contractors, and other Service Providers, and the payment of Indebtedness or Transaction Expenses), including the deductible portion of any payroll Taxes paid with respect to any of the foregoing, and, for such purpose, the parties agree to apply and make the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of deductions attributable to the payment of any success based fees within the scope of such revenue procedure, in each case to the extent such amounts are “more likely than not” deductible.

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the date hereof, by and among Seller, the Company and Purchaser, which shall become effective as of the Closing.

“U.S.” or “United States” means the United States of America.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended and any similar Law.

12.02      Other Definitional Provisions.

(a)           Accounting Terms.  Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP.  To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)           Successor Laws.  Any reference to any particular Code section or any Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

12.03      Index of Defined Terms.

Page
2016 Audited Financial Statements	20
2016 Financials	18
2017 Audited Financial Statements	20
2017 Financials	18
2018 Interim Financials	18
2018 LTCIP Amount	89
A/R Credit Amount	90
Accepting Specified Employee	80
Acquisition Proposal	52
Acquisition Transaction	90
Adjustment Escrow Account	Section 1.06
Affiliate	90
Affiliate Agreement	38
Affiliated Group	90
Agreement	6
Agreement Dispute	73

Alternative Debt Financing	66
AMAG	51
Ancillary Agreements	90
Approved Release	106
Audited Financial Statements	20
Base Consideration	90
Business Day	90
Cash	90
Cbr Systems	90
CCB	90
CCB Acquisition Agreement	90
Claim Notice	87
Closing	9
Closing Cash Consideration	91
Closing Date	9
Closing Indebtedness Schedule	91
Closing Transactions	9
COBRA	60
Code	32, 91
Commitment Letters	45
Company	6
Company Bylaws	15
Company Certificate of Incorporation	15
Company Copyrights	29
Company Domain Names	29
Company Fundamental Reps	91
Company Intellectual Property	29
Company Marks	29
Company Patents	29
Company Plan	31
Company Registered Intellectual Property	30
Company Used Seller Agreements	55
Confidentiality Agreement	51
Considering Specified Employees	80
Continued Coverage	60
Contract	91
Control	82
Controlling Party	87
Covered Entity	82
Debt Commitment Letter	44
Debt Financing	45
Debt Financing Source Related Parties	91
Debt Financing Sources	44
Deed of Trust Release	13
Deferred Revenue Amount	91
Direct Claim	87
Disallowed Tax Benefit	79
Disclosure Schedules	15
Divestiture Action	63
Employment Agreement Amendment	6
Environmental Laws	91
Equity Commitment Letter	45
Equity Financing	45
ERISA	91
ERISA Affiliate	92
Escrow Agent	Section 1.06
Escrow Agreement	13
Escrow Deposit	Section 1.06
Estimated Cash	7
Estimated Indebtedness	7
Estimated Net Working Capital Amount	7
Estimated NWC Adjustment Amount	92
Estimated Statement	7
Estimated Transaction Expenses	7
Extension Periods	81
FDA	34
Federal Health Care Programs	35
Final Cash Consideration	92
Final NWC Adjustment Amount	92
Financial Statements	18
Financings	45
FIRPTA Certificate	12
First Extension Period	80
Fixture Lien Termination	13
Fraud	92
FTC	35
GAAP	92
Goodwin	9
Governmental Entity	92
Guarantee	6
Guarantors	6
Hazardous Materials	93
Healthcare Regulatory Laws	93
HSR Act	16
Indebtedness	94
Indemnification Acknowledgment	95
Indemnified Person	59
Indemnifying Party	87
Indemnitee	87
Indemnity Cap	84
Indenture	58
Initial Specified Period	79
Intellectual Property	95
IT Systems	31
Jefferies	13
Knowledge	95

Latest Balance Sheet	18
Latest Balance Sheet Date	18
Law	96
Lease Documents	23
Leased Real Property	23
Leases	23
Liens	96
Listed Company Used Seller Agreements	55
Listed Mutual Agreements	56
Losses	96
LTCIP	96
LTCIP Amounts	96
Material Adverse Effect	96
Material Contract	29
Net Working Capital	97
New Debt Commitment Letter	67
Non-Competition Agreement	6
Non-Controlling Party	87
Objections Statement	8
OFAC	37
Official Records	13
Outside Date	68
Owned Real Property	23
Payoff Letters	13
Permitted Liens	98
Person	98
Plans	31
Post-Closing Covenants	83
Pre-Closing Tax	98
Preliminary Statement	7
Privileged Communications	73
Proceeding	99
Protected Company Used Agreements	55
Protected Mutual Agreements	56
Purchased Shares	6
Purchaser	6
Purchaser 401(k) Plan	61
Purchaser Damages Cap	70
Purchaser Fundamental Reps	99
Purchaser HSR Filing	62
Purchaser Indemnitees	83
Purchaser Related Parties	71
Purchaser Related Party	71
Purchaser Tax Return	75
Purchaser Willful Breach	99
Purchaser Willful Breach Claim	70
Purchaser’s Representatives	50
R&W Insurance Policy	99
Recovery Costs	85
Registration Holder	34
Registrations	33
Rejecting Specified Employee	80
Rejecting Specified Employee Questions	82
Related Person	38
Release	12
Required Financial Information	53
Schedule	15
Second Extension Period	81
Securities Act	100
Seller	6
Seller 401(k) Plan	61
Seller Fundamental Reps	100, 101
Seller HSR Filing	51
Seller Indemnitees	84
Seller Mutual Agreements	56
Seller Notice	56
Seller Plan	31
Seller Recovery Costs	69
Seller Referenced Company Agreements	56
Seller Related Parties	71
Seller Related Party	71
Seller/Company Closing Certificate	12
Services	40
Shares	6
Specified Employee Questions	80
Specified Employees	79
Standalone Tax Return	74
Standard Warranties	40
Subsidiary	100
Target Net Working Capital Amount	100
Tax	100
Tax Claim	77
Tax Refund	78
Tax Returns	101
Termination Fee	69
Third-Party Claim	87
Title Company	101
Title Policy	11
Top Supplier	41
Transaction Expenses	101
Transaction Expenses Schedule	101
Transaction Tax Deductions	102
Transfer Taxes	76
Transferred Employees	60
Transferred Seller Employees	82
Transition Services Agreement	102

Unaffiliated Party	73
Unaffiliated Party Suit	73
Unlisted Company Used Seller Agreements	55
Unlisted Mutual Agreements	56
Valuation Firm	8

ARTICLE XIII

MISCELLANEOUS

13.01      Representations, Warranties, Covenants and Agreements. The Purchaser acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries, that the Purchaser has been provided sufficient access to the properties, records and personnel of the Company and its Subsidiaries for this purpose, and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser has relied solely and exclusively on the representations and warranties of the Company expressly and specifically set forth in Article IV, as qualified by the Disclosure Schedules, and the representations and warranties of the Seller expressly and specifically set forth in Article V, as qualified by the Disclosure Schedules, and the representations and warranties set forth in the Ancillary Agreements.  Such representations and warranties by the Company or the Seller, as applicable, constitute the sole and exclusive representations and warranties of the Company or the Seller, as applicable, to the Purchaser in connection with the transactions contemplated hereby, and the Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets) are specifically disclaimed by the Company and the Seller.  The Purchaser expressly disclaims reliance on any omissions of any representations and warranties of the Company in Article IV and the Seller in Article V.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NONE OF THE SELLER, THE COMPANY OR ITS SUBSIDIARIES MAKES OR PROVIDES, AND THE PURCHASER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE COMPANY’S AND ITS SUBSIDIARIES’ ASSETS OR ANY PART THEREOF. In connection with the Purchaser’s investigation of the Company and its Subsidiaries, the Purchaser has received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information.  The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, budgets, pipeline reports and other forecasts and plans, that the Purchaser is familiar with such uncertainties and that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, budgets, pipeline reports and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports and other forecasts and plans.  Accordingly, the Purchaser hereby acknowledges that neither the Seller nor the Company is making any representation or warranty with respect to such estimates, projections, budgets, pipeline reports and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports, forecasts and plans, and that the Purchaser has not relied on any such estimates, projections, budgets, pipeline reports or other forecasts or plans.  The Purchaser further agrees that (i) neither the Seller nor the Company or any other Person will have or be subject to any liability to the Purchaser or any other Person resulting from the distribution to the Purchaser, or the Purchaser’s use of, any such information, including any information, document or material made available to the Purchaser in certain “data rooms,” management presentations, the confidential information memorandum, or any other form in expectation of the transactions contemplated by this Agreement, including liability related to the completeness or accuracy of any such information, and (ii) the Purchaser has not relied on any such information. Notwithstanding the foregoing or anything to the contrary in this Agreement: (a) nothing in this Section 13.01 shall in any way limit any of the representations or warranties set forth in Article IV, in Article V or in any of the Ancillary Agreements; and (b) nothing in this Agreement shall, or shall be deemed or construed to, waive or release any claims related to Fraud.

13.02      Press Releases and Communications.  No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company or its Subsidiaries (other than Senior Personnel, any employee party to any Ancillary Agreement, any Specified Employee (during the Specified Period only), any Accepting Specified Employee, any Considering Specified Employee (during the Specified Period and each Extension Period applicable to such Considering Specified Employee) or any Person who is included in clause (i) of the definition of Knowledge), shall be issued or made by any party hereto (or any Affiliate of a party hereto) without the joint approval of the Purchaser and the Seller, unless required by Law or the listing requirements of the Nasdaq (on the reasonable advice of counsel) in which case the Purchaser and the Seller shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication to the extent reasonably practicable and permitted by applicable Law.  For the avoidance of doubt, the parties acknowledge and agree that (i) the Seller and its Affiliates may provide general information about the subject matter of this Agreement in connection with their fundraising and/or SEC filing and reporting activities, (ii) Purchaser and its Affiliates may make customary disclosures to their respective current and prospective investors in connection with fundraising and/or reporting activities, (iii) if a press release or public announcement related to this Agreement or the transactions contemplated herein is jointly approved by the Purchaser and the Seller has been made (an “Approved Release”), Purchaser or Seller or their respective Affiliates may make other press release or public announcements without obtaining additional approval under this Section 13.02 to the extent such release or announcement contains only such information concerning this Agreement or the transactions contemplated herein contained in an Approved Release.  Notwithstanding anything contained herein to the contrary, unless required by Law or the listing requirements of the Nasdaq (on the reasonable advice of counsel), the Purchaser, and after the Closing, the Company, shall not use the name or mark of any post-Closing Affiliates of the Seller, or any abbreviation, variation or derivative thereof, in any press release, public announcement or similar public document or communication relating to the transactions contemplated by this Agreement without the express written consent of the Seller, other than to the extent included in any Approved Release.

13.03      Expenses.  Except as otherwise expressly provided herein, the Company, on the one hand, and the Purchaser, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses and, in the case of the Company, the expenses of the Seller) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that the Purchaser shall pay the Transaction Expenses as provided in Section 2.02(c).

13.04      Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile machine or email to the number or email address set out below (or the next Business Day if sent on a day that is not a Business Day or after 5:00pm Pacific time on a Business Day) if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid.  Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to the Purchaser and, after the Closing, the Company:

c/o GI Manager L.P.

188 The Embarcadero

7th Floor

San Francisco, CA 94105

Attention:      Dave Kreter and David Smolen

Facsimile:      (415) 688-4801

E-mail:           dave@gipartners.com and david.smolen@gipartners.com

with copies (which shall not constitute notice) to:

Paul Hastings LLP

Seventeenth Floor

695 Town Center Drive

Costa Mesa, CA 92626

Attention: Brandon Howald

Facsimile: (714) 979-1921

Email: brandonhowald@paulhastings.com

Notices to the Seller and, prior to the Closing, the Company:

AMAG Pharmaceuticals, Inc.

1100 Winter Street

Waltham, Massachusetts 02451

Attention:      Joseph Vittiglio & Ted Myles

Facsimile:      (617) 812-1659

Email: jvittiglio@amagpharma.com; tmyles@amagpharma.com

with copies (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Ave

Boston, Massachusetts 02110

Attention:      Stuart Cable, Jacqueline Mercier & Adam Small

Facsimile:      (617) 523-1231

Email: scable@goodwinlaw.com; JMercier@goodwinlaw.com;
ASmall@goodwinlaw.com

Or to such other address with respect to a party as such party notifies the other in writing as above provided.

13.05      Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by (a) the Purchaser without the prior written consent of, prior to the Closing, the Company or, after Closing, the Seller, or (b) the Seller or the Company without the prior written consent of the Purchaser.  Notwithstanding the foregoing, (i) the Purchaser may assign (without relieving it of its obligations under) this Agreement or any rights, interests or obligations hereunder in whole or in part to any of its Subsidiaries or Affiliates and (ii) following the Closing, each of the Purchaser and the Company (A) may collaterally assign its rights under this Agreement to any lender providing financing to the Purchaser or, following the Closing, the Company or any of its or Purchaser’s Subsidiaries and (B) may assign (without relieving it of its obligations under) this Agreement or any rights, interests or obligations hereunder in whole or in part to any Person that acquires (whether by merger, purchase of stock, purchase of assets, or otherwise), or is the successor or surviving entity in any such acquisition, merger or other transaction involving Purchaser, in each case, without such consent or any further action on the part of either the Company or the Seller.

13.06      Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, unless the severance of such provision would be in opposition to the parties’ intent with respect to such provision.

13.07      References.  The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto.  All references to days (for the avoidance of doubt, other than references to Business Days) or months shall be deemed references to calendar days or months.  All references to “$” shall be deemed references to United States dollars.  Unless the context otherwise requires, any reference to an “Article,” “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to an article of this Agreement, section of this Agreement, exhibit to this Agreement or a schedule to this

Agreement, as applicable.  Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.  The phrase “ordinary course of business” means “ordinary course of business consistent with past practice.”  Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. With respect to any payment required to be made by Purchaser under this Agreement, such payment may be caused to be paid by Purchaser (whether through a paying agent or otherwise).

13.08      Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The Disclosure Schedules have been arranged in separately titled sections and subsections corresponding to the sections and subsections of this Agreement to which the information disclosed in such section or subsection apply; however, each section and subsection of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section or subsection of the Disclosure Schedules to the extent its relevance is reasonably apparent on its face.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business.  The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).  For purposes of this Agreement, a document shall be deemed to have been “delivered,” “furnished” or “made available” (or any phrase of similar import) to the Purchaser by the Company only if the Company or a Person acting on its behalf posts a document to the online data room hosted on behalf of the Company and located at https://datasite.merrillcorp.com for “Project Cashew” in a manner accessible and reviewable by Purchaser and its representatives at least two (2) days prior to the date hereof. The parties hereto agree that any drafts of this Agreement or any Ancillary Agreement prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any Ancillary Agreement, and each of the parties hereto agree that no party hereto shall make any claim, asset any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or Proceeding among any of the foregoing or for any other purpose.

13.09      Amendment and Waiver.  Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended, modified or waived only in a writing signed by the Purchaser, the Company and the Seller. Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Notwithstanding anything herein to the contrary, any amendment, modification or waiver of this Section 13.09 or Section 9.02, Section 9.03, Section 13.11, Section 13.15, Section 13.16, Section 13.17 or Section 13.19 that is adverse to the Debt Financing Sources or Debt Financing Source Related Parties shall not be made without the prior written consent of such Debt Financing Sources.

13.10      Complete Agreement.  This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

13.11      Third-Party Beneficiaries.  Section 8.02 shall be enforceable by each Indemnified Person and his or her heirs and representatives and Article XI shall be enforceable by each Purchaser Indemnitee and each Seller Indemnitee. Except as otherwise expressly provided herein, including, without limitation, with respect to the Debt Financing Sources and the Debt Financing Sources Related Parties, which shall be express third party beneficiaries of and shall be entitled to enforce the provisions (solely as such provision relates to such Debt Financing Sources and Debt Financing Sources Related Parties in such capacity as third party beneficiary) of this Section 13.11 or Section 9.02, Section 9.03, Section 13.09, Section 13.15, Section 13.16, Section 13.17 or Section 13.19, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

13.12      Purchaser Deliveries.  The Purchaser agrees and acknowledges that all documents or other items delivered or made available to the Purchaser’s Representatives shall be deemed to be delivered or made available, as the case may be, to the Purchaser for all purposes hereunder to the extent posted to the online data room hosted on behalf of the Company and located at https://datasite.merrillcorp.com for “Project Cashew” in a manner accessible and reviewable by Purchaser and its representatives at least two (2) days prior to the date hereof.

13.13      Delivery by Electronic Transmission.  This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such contract, each other party hereto or thereto shall re—execute original forms thereof and deliver them to all other parties.  No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

13.14      Counterparts.  This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

13.15      Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees for themselves and, in the case of the Seller and the Company, on behalf of the Seller Related Parties, that any claim or cause of action (whether in contract, tort or otherwise) against any Debt Financing Source or any Debt Financing Source Related Party, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof, shall be governed by the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

13.16      Jurisdiction.  Except as otherwise expressly provided in this Agreement, any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery of the State of Delaware (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or the United States District Court for the District of Delaware), and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.04 shall be deemed effective service of process on such party. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT, FOR THEMSELVES AND, IN THE CASE OF THE SELLER AND THE COMPANY, ON BEHALF OF THE SELLER RELATED PARTIES, HEREBY AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY DEBT FINANCING SOURCE OR ANY DEBT FINANCING SOURCE RELATED PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER THE DEFINITIVE DEBT DOCUMENTS, THE PERFORMANCE OF ANY THEREOF OR THE DEBT FINANCING, IN ANY FORUM OTHER THAN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY, AND THAT THE PROVISIONS OF SECTION 13.17 RELATING TO THE WAIVER OF JURY TRIAL SHALL APPLY TO ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD PARTY CLAIM. ADDITIONALLY, EACH PARTY TO THIS AGREEMENT, FOR THEMSELVES AND, IN THE CASE OF THE SELLER AND THE COMPANY, ON BEHALF OF THE

SELLER RELATED PARTIES, (A) HEREBY SUBMITS FOR ITSELF AND ITS PROPERTY WITH RESPECT TO ANY SUCH ACTION TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, (B) AGREES THAT SERVICE OF PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO IT AT ITS ADDRESS PROVIDED IN SECTION 13.04 SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST IT FOR ANY SUCH ACTION BROUGHT IN ANY SUCH COURT, (C) WAIVES AND HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF, AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF, ANY SUCH ACTION IN ANY SUCH COURT AND (D) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

13.17      Waiver of Trial by Jury.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT, FOR THEMSELVES AND, IN THE CASE OF THE SELLER AND THE COMPANY, ON BEHALF OF THE SELLER RELATED PARTIES, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION, PROCEEDING, OR COUNTERCLAIM (A) ARISING UNDER THIS AGREEMENT OR ANY DEBT COMMITMENT LETTER OR OTHER FINANCING COMMITMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS AMONG THE PARTIES HERETO AND/OR THE DEBT FINANCING SOURCES AND/OR THE DEBT FINANCING SOURCE RELATED PARTIES IN RESPECT OF THIS AGREEMENT OR ANY DEBT COMMITMENT LETTER OR OTHER FINANCING COMMITMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT AND/OR ANY DEBT COMMITMENT LETTER OR OTHER FINANCING COMMITMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13.18      Non-Recourse. Except as expressly set forth herein, this Agreement and the Ancillary Agreements may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or an Ancillary Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement or such Ancillary Agreement, as applicable. Except to the extent named as a party to this Agreement or an Ancillary Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement or such Ancillary Agreement, as applicable, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or representative of any party to this Agreement or the Ancillary Agreements or any Subsidiary of Company will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or the Ancillary Agreements or for any claim based upon, arising out of or related to this Agreement or the Ancillary Agreements. Notwithstanding anything to the contrary in this Section 13.18, nothing in this Section 13.18 shall in any way limit or modify Purchaser’s rights under this Agreement or any Ancillary Agreement or Purchaser’s rights with respect to any claims for Fraud.

13.19      Specific Performance.

(a)           Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law.  Accordingly, the parties agree that, subject to Section 13.19(c), such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

(b)           To the extent any party hereto brings any Proceeding before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such action, claim, complaint or other proceeding is pending, plus five (5) Business Days, or (ii) such other time period established by the court presiding over such action, claim, complaint or other proceeding.

(c)           Notwithstanding Section 13.19(a) or anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that none of the Company, the Seller nor any other Person shall be entitled to any injunction, specific performance or other equitable remedies to cause the Purchaser to effect the Closing (or pay the Closing Cash Consideration) or to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter), except that the Seller shall be entitled to seek an injunction, specific performance or other equitable remedies to enforce the Purchaser’s obligations under this Agreement to cause the Equity Financing to be funded pursuant to the terms and conditions of the Equity Commitment Letter and to effect the Closing in accordance with Section 2.01, in each case, only in the event that each of the following conditions has been satisfied:  (i) all conditions in Section 3.01 have been satisfied at the time the Closing is required to have occurred pursuant to Section 2.01 but for the failure of the Equity Financing to be funded (except for delivery of certificates and other deliverables pursuant to Section 3.01, all of which shall have been capable of being delivered on the date the Closing should have occurred pursuant to Section 2.01), (ii) the Purchaser is required to complete the Closing pursuant to Section 2.01, (iii) the Debt Financing has been funded or the Debt Financing will be funded at the Closing if the Equity Financing is funded at the Closing, (iv) the Seller has irrevocably confirmed in writing to the Purchaser that (A) all conditions in Section 3.02 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or will be waived by the Seller, (B) the Seller stands ready, willing and able to consummate the Closing, and (C) if specific performance is granted pursuant to this Section 13.19(c) and the Financings are funded, then the Closing will occur, and (v) the

Purchaser has not consummated the transactions contemplated hereby.  For the avoidance of doubt, in no event shall the Seller be entitled to enforce or seek to enforce specifically the Purchaser’s obligation to cause the Equity Financing to be funded or to effect the Closing if the Debt Financing has not been funded and will not be funded at the Closing if the Equity Financing is funded at the Closing.  In addition, for the avoidance of doubt, while the Seller may pursue both a grant of a decree or order of specific performance or other equitable relief, as and only to the extent expressly permitted by this Section 13.19, to enforce the Purchaser’s obligations under this Agreement to cause the Equity Financing to be funded pursuant to the terms and conditions of the Equity Commitment Letter and to effect the Closing in accordance with Section 2.01 and the payment of the Termination Fee (only to the extent expressly permitted by Section 9.03), under no circumstances shall the Seller be permitted or entitled to receive both (i) such grant of a decree or order of specific performance or other equitable relief to cause the Equity Financing to be funded and to effect the Closing and (ii) the payment of the Termination Fee.

13.20      Time is of the Essence. The parties hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.

13.21      Further Assurances. Each of the parties agrees that subsequent to the Closing, upon the reasonable request of any other party from time to time, it shall execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as may be necessary or desirable to carry out the transactions contemplated by this Agreement or to vest, perfect or confirm ownership by the Purchaser of the Purchased Shares.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first above written.

The Company:	CBR ACQUISITION HOLDINGS CORP.

	By:	/s/ William K. Heiden
Name: William K. Heiden
Title: Chief Executive Officer

The Purchaser:	GI CHILL ACQUISITION LLC

	By:	/s/ Mike Kirkman
Name: Mike Kirkman
Title: Vice President

The Seller:	AMAG PHARMACEUTICALS, INC.

	By:	/s/ William K. Heiden
Name: William K. Heiden
Title: Chief Executive Officer

Signature Page to Stock Purchase Agreement